Exhibit 10.29

Execution Copy

STOCK PURCHASE AGREEMENT

between

SFX ENTERTAINMENT, INC.

and

ONE OF US HOLDING B.V.,

August 8, 2013

i

3.31	Investment in SFX Shares	61
3.32	Reorganization	62

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE PARENT		63

4.1	Organization and Standing; Authority	63
4.2	Capitalization	63
4.3	Parent Subsidiaries	63
4.4	Newly Formed Entity	64
4.5	No Conflict; Required Consents	64
4.6	Financial Statements	65
4.7	Title to Properties	66
4.8	Compliance with Laws	66
4.9	Legal Proceedings	66
4.10	Affiliate Transactions	66
4.11	No Brokers	66
4.12	Valid Issuance of Warrant Shares	67

ARTICLE 5 CERTAIN OBLIGATIONS		67

5.1	Non-solicitation	67
5.2	Non-competition	67
5.3	Confidentiality	67
5.4	Non-Disparagement	68
5.5	Further Assurances	69
5.6	Employee Benefits	69
5.7	Belgium JV and B2S	69
5.8	Reorganization	69
5.9	Amended and Restated Articles	70
5.10	Certain Post-Closing Reorganization Actions	70
5.11	References to “Company Entity”	71
5.12	Negotiation of NAJV Agreement and License Agreement	71

ARTICLE 6 TAX MATTERS		71

6.1	Tax Indemnification	71
6.2	Certain Taxes and Fees	72
6.3	Cooperation on Tax Matters	72
6.4	Tax Returns	72
6.5	Tax Proceedings	72
6.6	References to “Company Entity”	73

ARTICLE 7 INDEMNIFICATION		73

7.1	Survival	73
7.2	Indemnification	73
7.3	Certain Limitations on Liability and Other Provisions	74
7.4	Direct Claims	76
7.5	Third-Party Claims	77
7.6	Payment	79
7.7	Indemnified Parties	80
7.8	Exclusive Remedy	80
7.9	Third-Party Beneficiary Status	80

ARTICLE 8 MISCELLANEOUS		81

8.1	Notices	81
8.2	Expenses	82
8.3	Amendments; Waivers	82
8.4	Assignment	83
8.5	Arbitration	83
8.6	Governing Law	85
8.7	Consent to Jurisdiction and Venue	85
8.8	Counterparts	85
8.9	No Third-Party Beneficiaries	86
8.10	Entire Agreement	86
8.11	Captions	86
8.12	Severability	86
8.13	Interpretation; Construction	86
8.14	Equitable Relief	88
8.15	Business Days	88
8.16	Access to Counsel	88
8.17	Relationship	88
8.18	Waiver of Jury Trial	88
8.19	Disclosure Schedules	89
8.20	No Other Representations or Warranties	89

Exhibits

Exhibit A	Amended and Restated Articles
Exhibit B	Key Employees
Exhibit C	[Reserved]
Exhibit D	SFX Stockholder Agreement
Exhibit E	Tavecchio Management Agreement Addendum
Exhibit F	Stutterheim Management Agreement Addendum
Exhibit G	Timmerman Management Agreement Addendum
Exhibit H	Non-Business Assets
Exhibit I	Form of EBITDA Warrant
Exhibit J	Form of Seller EBITDA Warrant Certificate
Exhibit K	Notarial Deed of Transfer
Exhibit L	Key Employee Employment Agreement Addendum
Exhibit M	Reorganization Plan
Exhibit N	ID&T Worldwide Shareholders’ Agreement
Exhibit O	Form of Parent EBITDA Warrant Certificate
Exhibit P	NAJV Advance Assignment
Exhibit Q	Articles of Association of ID&T Design
Exhibit R	Articles of Association of ID&T Management BV
Exhibit S	Articles of Association of ID&Q Licenties BV
Exhibit T	Articles of Association of Q-Dance Licenties BV

Seller Disclosure Schedules

Schedule 3.2(a)(i)	Capitalization – Part 1
Schedule 3.2(a)(ii)	Capitalization – Part 2
Schedule 3.2(a)(iii)	Capitalization – Part 3
Schedule 3.3(a)	Company Subsidiaries
Schedule 3.3(b)(i)	Company Subsidiary Capitalization – Part 1
Schedule 3.3(b)(ii)	Company Subsidiary Capitalization – Part 2
Schedule 3.3(b)(iii)	Company Subsidiary Capitalization – Part 3
Schedule 3.3(c)	Company Minority-held Entities
Schedule 3.4(a)	No Conflict – Exceptions
Schedule 3.4(b)	No Consents – Exceptions
Schedule 3.5(a)	Seller Financial Statements
Schedule 3.5(c)	Seller Financial Statements – Exceptions
Schedule 3.6(g)	Contracts with or Rulings by Tax Authorities
Schedule 3.6(o)	Tax Chargeable to other Persons
Schedule 3.6(p)	Hired-in Personnel - Exceptions
Schedule 3.6(t)	Tax Elections, etc.
Schedule 3.6(v)	Taxes of Other Persons
Schedule 3.8	Owned Real Property and Leased Real Property
Schedule 3.9	Compliance with Laws - Exceptions
Schedule 3.10	Permits
Schedule 3.11(a)	Employees
Schedule 3.11(b)	Amounts Owing to and from Employees
Schedule 3.11(c)	Employee Transaction Payments; Redundancies
Schedule 3.11(d)	Severance and Other Employee-benefit Obligations
Schedule 3.11(e)	Pension Arrangements
Schedule 3.11(f)	Liabilities for Breaches
Schedule 3.12	Material Contracts
Schedule 3.13	Legal Proceedings
Schedule 3.14(a)	Company Intellectual Property
Schedule 3.14(b)	Licenses Granted by Company Entities
Schedule 3.14(d)	Intellectual Property Infringement Actions Against Company Entities
Schedule 3.14(e)	Intellectual Property Infringement by Third Parties
Schedule 3.15	Insurance Policies
Schedule 3.16(a)	Labor Unions and Work Stoppages
Schedule 3.16(b)	Future Changes in Employment Conditions
Schedule 3.16(d)	Employee Representative Bodies and Workforce Contracts
Schedule 3.17	Environmental Matters – Exceptions
Schedule 3.18	Conduct of Business in Ordinary Course – Exceptions
Schedule 3.19	Material Suppliers
Schedule 3.20	Affiliate Transactions
Schedule 3.21	Bank Accounts
Schedule 3.22(a)	Accounts Receivable - Exceptions
Schedule 3.22(b)	Claims Against Accounts Receivable

Schedule 3.22(c)	List of Accounts Receivable
Schedule 3.25	Undisclosed Liabilities – Exceptions
Schedule 3.27	Books and Records – Exceptions
Schedule 3.29(b)	Insolvency Transactions

Parent Disclosure Schedules

Schedule 4.3(a)	Parent Subsidiaries
Schedule 4.3(b)	Parent Subsidiary Equity Equivalents
Schedule 4.6(b)	Parent Financial Statements – Exceptions – Part 1
Schedule 4.6(c)	Parent Financial Statements – Exceptions – Part 2
Schedule 4.7	Title to Properties - Exceptions
Schedule 4.8	Compliance with Laws – Exceptions
Schedule 4.10	Affiliate Transactions

v

This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 8, 2013 between SFX Entertainment, Inc., a Delaware corporation (the “Parent”) and One of Us Holding B.V., a company organized under the laws of the Netherlands (the “Seller” and, collectively with the Parent, the “Parties”).

A.            Prior to the Effective Date, One of Us B.V. (f/k/a ID&T Holding B.V.), a company organized under the laws of the Netherlands (“ID&T Holding”), directly and through ID&T Holding’s Subsidiaries, operated substantially all of the Business.

B.            On October 26, 2012, the Parent, ID&T Holding, and, for the limited purposes described therein, Robert F.X. Sillerman (“Sillerman”), entered into a binding term sheet (the “Original NAJV JV Agreement”) that provided for, among other things, the creation of a joint venture between the Parent and ID&T Holding with respect to the portion of the Business conducted in Canada, Mexico, and the United States, as more fully set forth in the Original NAJV JV Agreement, and on October 26, 2012 the Parent paid $12,500,000 (the “Initial NAJV Consideration”) to ID&T International as partial consideration therefor.

C.            On December 21, 2012, One of Us International B.V. (f/k/a ID&T International Holding B.V.) (“ID&T International”), a company organized under the laws of the Netherlands and a direct and wholly owned Subsidiary of ID&T Holding, formed ID&T/SFX North America LLC (f/k/a ID&T North America, LLC), a Delaware limited liability company (the “NAJV”), to serve as the joint venture entity contemplated by the Original NAJV JV Agreement.

D.            Pursuant to the Original NAJV JV Agreement, the Closing (as defined in the Original NAJV JV Agreement) was deemed to have occurred as of January 1, 2013 and SFX-IDT N.A. Holding LLC (“SFX-IDT N.A. Holding”), a Delaware limited liability company and a wholly owned Subsidiary of the Parent, acquired a 51% membership interest in the NAJV in accordance with the Original NAJV JV Agreement.

E.            On March 14, 2013, the Parent, SFX-IDT N.A. Holding, the NAJV, certain Subsidiaries of the NAJV, and ID&T Holding entered into an amendment to the Original NAJV JV Agreement (the “NAJV JV Agreement Amendment”).

F.             On March 15, 2013, in accordance with the NAJV JV Agreement (i) SFX Intermediate Holdco II LLC (the “SFX Lender”) loaned $7,500,000 to the NAJV and, in turn, the NAJV paid $7,500,000 to ID&T International as an advance to be repaid by ID&T International in accordance with the NAJV JV Agreement  (the “NAJV Advance”), (ii) the Parent issued to ID&T Holding 2,000,000 shares of Parent Common Stock (the “NAJV SFX Shares”), (iii) the Parent issued to ID&T Holding a warrant (the “NAJV SFX Warrant”) to purchase (on a one-for-one basis, subject to adjustment as provided therein) 500,000 shares of Parent Common Stock, in each case with a strike price of $2.50 per share of Parent Common Stock (subject to adjustment as provided therein), and (iv) the NAJV entered into an amended and restated limited liability company operating agreement of the NAJV (the “Existing NAJV LLC Agreement”) to, among other things, reflect that SFX-IDT N.A. Holding owned 51% of the outstanding membership interests in the NAJV and that ID&T International owned 49% of the outstanding membership interests in the NAJV.

G.            On March 20, 2013, ID&T Holding and the Parent entered into an Option Agreement (as amended by the Side Letter, the “Option Agreement”).

H.            In accordance with the Option Agreement, on March 20, 2013, (i) the Parent issued to ID&T Holding 2,000,000 shares of Parent Common Stock (the “Grant Date SFX Shares” and, collectively with the NAJV SFX Shares, the “SFX Shares”) and (ii) the Parent paid to ID&T Holding $2,500,000 (the “Grant Date Cash Payment” and, collectively with the Grant Date SFX Shares, the “Grant Date Consideration”).

I.             Pursuant to the Option Agreement, ID&T Holding granted the Parent an option (the “Option”) to acquire a 75% interest in ID&T Holding or in another entity owning the Business, subject to the terms of the Option Agreement.

J.             Pursuant to the Option Agreement, ID&T Holding engaged Ernst & Young LLP (“E&Y”) as independent accountants to conduct an audit under United States generally accepted auditing standards (the “US Audit”) of the 2012 Financial Statements, including comparatives to the 2011 financial statements on a GAAP basis.

K.            E&Y completed the US Audit and provided a report to ID&T Holding with respect thereto (the “Audit Report”).

L.            On May 24, 2013 (the “Audit Report Delivery Date”), ID&T Holding provided the Audit Report to the Parent.

M.           The Parent did not notify ID&T Holding on or prior to the date that is 15 days after the Audit Report Delivery Date that the Parent determined to not exercise the Option and the Parent was thereby obligated to exercise the Option in accordance with the Option Agreement.

N.            In connection with the Parent’s exercise of the Option, the Parent will form a Dutch legal entity as a Subsidiary of the Parent to serve as the Buyer.

O.            On the date hereof, SFX-IDT N.A. Holding agreed to fund expenses and working capital requirements of the NAJV pursuant to the Second Amended and Restated Limited Liability Company Operating Agreement of the NAJV (the “NAJV Second Amended and Restated LLC Agreement”), subject to the term thereof, such that SFX-IDT N.A. Holding owned 75% of the outstanding membership interests of the NAJV as of July 1, 2013.

P.             In connection with the Parent’s exercise of the Option and prior to the Closing, the following transactions will have occurred (such transactions, as more specifically described in Exhibit M, the “Reorganization”):

(i)            the shareholders of the Seller will have formed the Seller;

(ii)           the Seller will have acquired 100% of ID&T Holding;

(iii)          the Seller will have formed ID&T NewHolding B.V., a company organized under the laws of the Netherlands (the “Company”), as a direct and wholly owned Subsidiary of the Seller;

(iv)          the shareholders of the Seller will have contributed to the Seller all of the outstanding equity interests in ID&T Merchandise B.V., a company organized under the laws of the Netherlands;

(v)           the Company acquired, through a series of transactions, substantially all of ID&T Holding’s assets and liabilities (other than ID&T Holding’s 100% interest in ID&T International); and

(vi)          ID&T Holding transferred to the Seller the Grant Date SFX Shares, the NAJV SFX Shares, and the NAJV SFX Warrant.

Q.            Upon the consummation of the Reorganization, (i) the Company will directly or indirectly own all of the Business and (ii) the Seller will own all of the issued and outstanding Company Common Shares.

R.            On June 13, 2013, the Parent, ID&T Holding, and M&M Management Vennootschap BVBA (“M&M”) entered into a binding term sheet (the “Belgium JV Binding Term Sheet”).

S.             In connection with the Parent’s exercise of the Option and as set forth in and subject to the terms of the Belgium JV Binding Term Sheet, ID&T Holding has agreed to transfer 37.5% of ID&T BVBA (“Belgium JV”) to M&M reducing ID&T Holding’s ownership of Belgium JV to 12.5% and M&M has agreed to make earn-out payments (the “Belgium JV Earn-Out Payments”) to the Parent.

T.            By entering into this Agreement and subject to the terms hereof, the Parent is agreeing to cause the Buyer to acquire 7,500 Common Shares A of the Company, with a nominal value of €0.01 per share (the “Purchased Shares”), the Parent is exercising the Option in accordance with the terms of the Option Agreement, and the Parent is agreeing (in accordance with the NAJV JV Agreement) to grant to the Seller (on an annual basis for a certain number of years) the EBITDA Warrants, subject to the NAJV’s achievement of certain earnings targets, as more specifically set forth herein.

The Parties therefore hereby agree as follows:

ARTICLE 1
DEFINITIONS

“2012 Financial Statements” means the Seller’s consolidated balance sheet for the fiscal year ended December 31, 2012 and the consolidated statements of operations and cash flows for the fiscal year then ended, together in each case with the notes thereto.

“Accounting Report” has the meaning set forth in Section 2.6(a).

“Accounts Receivable” has the meaning set forth in Section 3.22.

“Action” means any Suit, legal action, claim, investigation, hearing, arbitration, audit, assessment or proceeding (including any legal proceeding, administrative enforcement proceeding or arbitration proceeding before any Governmental Authority).

“Actual Dividend Amount” means the aggregate amount of dividends and distributions that the Company receives, in the Company’s capacity as a direct holder of equity Securities in a Company Minority-held Entity, during the Anticipated Dividend Period, calculated in a manner consistent with the past practices of the Business.

“Additional Cash Consideration” means an amount equal to $10,000,000.

“Adjustment Amount” means $3,263,627.

“Affiliate” means, with respect to any specified Person, (a) any Person controlling, controlled by, or under common control with such specified Person; (b) any partner, officer, Director, or employee of such specified Person or of any Person described in the immediately foregoing clause (a), or any Family Member of such specified Person; or (c) any liquidating trust, trustee, or other similar Person for such specified Person that, in the case of a Person that is not an Entity, has been established solely for the benefit of such Person or such Person’s Family Members.

“Agreed Claim Memorandum” has the meaning set forth in Section 7.4(b).

“Agreed Claims” has the meaning set forth in Section 7.6(a).

“Agreement” has the meaning set forth in the preamble.

“Amended and Restated Articles” means the Amended and Restated Articles of Association of the Company in the form attached as Exhibit A.

“Ancillary Documents” means the Reorganization Documents, the ID&T Worldwide Shareholders’ Agreement, the SFX Stockholder Agreement, the Amended and Restated Articles, the NAJV Second Amended and Restated LLC Agreement, the License Agreement, the Stutterheim Management Agreement, the Stutterheim Management Agreement Addendum, the Tavecchio Management Agreement, the Tavecchio Management Agreement Addendum, the Timmerman Management Agreement, the Timmerman Management Agreement Addendum, each Key Employee Employment Agreement, and each Key Employee Employment Agreement Addendum, the Termination Letters, the NAJV Advance Assignment, and the other documents signed by or Contracts entered into between any of the Parties in connection with the Transactions.

“Anticipated Dividend Amount” means an amount equal to $2,651,200.

“Anticipated Dividend Period” means the period commencing on (and including) the day after the Closing Date and ending on (and including) the date that is nine months following March 20, 2013.

“Anticipated Dividend Excess” means the amount, if any, by which the Actual Dividend Amount exceeds the Anticipated Dividend Amount.

“Anticipated Dividend Shortfall” means an amount equal to the greater of (a) $0 and (b) the Anticipated Dividend Amount minus the Actual Dividend Amount.

“Arbitrator” has the meaning set forth in Section 8.5(a).

“Audit Report” has the meaning set forth in the recitals.

“Audit Report Delivery Date” has the meaning set forth in the recitals.

“Audited Financial Statements” has the meaning set forth in Section 3.5(a).

“Balance Sheet Date” has the meaning set forth in Section 3.5(a).

“Base Consideration” means, collectively, (a) the Grant Date Consideration, (b) the Closing Cash Payment, and (c) the SFX Lender’s rights with respect to the NAJV Advance.

“Belgium JV” has the meaning set forth in the recitals.

“Belgium JV Binding Term Sheet” has the meaning set forth in the recitals.

“Belgium JV Earn-Out Payments” has the meaning set forth in the recitals.

“Binding Arbitration” has the meaning set forth in Section 8.5(a).

“Board” means, with respect to an Entity, the board of directors, board of managers, or similar governing body of such Entity.

“Breach” means any inaccuracy in or breach of, or any failure to perform or comply with, a representation, warranty, obligation, or other provision of any Contract or other document.

“Business” means (a) all of ID&T Holding’s assets, businesses, and operations as of the date hereof (whether such interests were at such time directly held by ID&T Holding or through one or more Entities in which ID&T Holding held an interest) and (b) all of the assets, business, and operations primarily relating to the assets, business, and operations described in the immediately foregoing clause (a) that are held directly or indirectly by any of the Seller Shareholders or any Person directly or indirectly holding equity Securities in ID&T Holding as of the date hereof; except that the Business does not include the Non-Business Assets. Without limiting the generality of the immediately foregoing sentence, the “Business” includes: (i) all equity Securities and other interests that ID&T Holding held, directly or indirectly, as of the date hereof and will hold, directly or indirectly immediately prior to the Reorganization in any Entity (including in any Company Subsidiary other than ID&T Holding); (ii) all of the Intellectual Property that ID&T Holding directly or indirectly held as of the date hereof; (iii) 100% of the interests in Q-Dance B.V., a company organized under the laws of the Netherlands; (iv) an  interest in the Belgium JV subject to and as provided in the Belgium JV Binding Term Sheet; (v)

a 50% (direct or indirect) interest in B2S Holding BV, a company organized under the laws of the Netherlands; (vi) all equity interests in ID&T Merchandise BV, a company organized under the laws of the Netherlands; and (vii) any other asset used, as of immediately prior to the Reorganization, by ID&T Holding or any Subsidiary of ID&T Holding in the conduct of its business or any contractual right held, as of immediately prior to the Reorganization, by ID&T Holding or any Subsidiary (as of immediately prior to the Reorganization) of ID&T Holding.

“Business Day” means any day that is not a Saturday, that is not a Sunday, and that is not another day on which banks in the State of New York or in Amsterdam, the Netherlands are required or authorized by Law to be closed.

“Buyer” means a Dutch legal entity that is formed as a Subsidiary of the Parent.

“Buyer Anticipated Dividend Election Deadline” has the meaning set forth in Section 2.5(b)(i).

“Buyer Entity” means any of the following: (a) the Parent; (b) any Subsidiary of the Parent; and (c) any Company Entity except that, if the Seller provides the written notice described in Section 2.2(d), then “Buyer Entity” will thereafter exclude any Company Entity for purposes of determining the scope the obligations thereafter that are set forth in Sections 5.1 and 5.3.

“Buyer Indemnified Party” has the meaning set forth in Section 7.2(a).

“Buyer Parties” means the Parent and the Buyer, collectively.

“Buyer Return” means any Tax Return of the Buyer Parties or of any Affiliate of the Buyer Parties.

“Claim Notice” means a notice, in writing, that is a Direct Claim Notice or a Third-Party Notice, as applicable.

“Claims” means any charges, complaints, actions, suits, proceedings, hearings, investigations, claims, and demands.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Payment” means the Exercise Price, plus the Additional Cash Consideration, plus the Anticipated Dividend Amount, plus the Adjustment Amount, minus the Signing Date Cash Payment.

“Closing Cash Payment Due Date” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.1.

“Company” has the meaning set forth in the recitals.

“Company Common Shares” means Common Shares A, nominal value €0.01 per share, and Common Shares B of the Company, nominal value €0.01 per share.

“Company Entity” means the Company or any Company Subsidiary.

“Company Equity” has the meaning set forth in Section 3.2(a).

“Company Intellectual Property” means all Intellectual Property owned, whether in whole or in part, by the Company or the Company Subsidiaries.

“Company Intellectual Property Agreements” means any and all Contracts concerning Intellectual Property to which the Company or any of the Company Subsidiaries is a party or beneficiary or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound, including all (a) licenses of Intellectual Property by the Company or any of the Company Subsidiaries to any third party, (b) licenses of Intellectual Property by any third party to the Company or any of the Company Subsidiaries, (c) Contracts between the Company or any of the Company Subsidiaries and any third party relating to the design or development of software or other Intellectual Property, (d) all confidentiality agreements or non-disclosure agreements relating to Intellectual Property, and (e) consents, settlements or Orders governing the use, validity or enforceability of Intellectual Property.

“Company Minority-held Entity” means any Entity that is not a Company Subsidiary in which any Company Entity holds any equity Securities.

“Company Minority-held Entity Equity” has the meaning set forth in Section 3.3(c).

“Company Permits” has the meaning set forth in Section 3.10.

“Company Subsidiary” means any of the following: (a) any Entity that is or, as of immediately after the Reorganization, was a Subsidiary of the Company; (b) ID&T Holding to the extent relating to the Business; or (c) any Entity that, as of the relevant time of determination, is or was a Subsidiary of ID&T Holding; except that, for purposes of this Agreement, none of B2S Holding B.V., ID&T International, the NAJV or M&M is a Company Subsidiary. The phrase “Subsidiary of the Company” or analogous phrase means “Company Subsidiary.”

“Company Subsidiary Equity” has the meaning set forth in Section 3.3(a).

“Company Transaction Expenses” means the Transaction Expenses incurred or accrued by the Company Entities, in the aggregate.

“Competing Business” means, as of a given time, any business or activity conducted by a Person (other than an NAJV Entity and, after the Closing, other than a Company Entity) that is or that could reasonably be considered to be competitive with the Business or the NAJV Business at such time; except that (a) use of the Non-Business Assets, in and of itself, will not be deemed to be a Competing Business and (b) ownership of the equity interests in TL HQ and TL Belgium (each as defined in the Belgium JV Binding Term Sheet), in and of itself, will not be deemed to be a Competing Business.

“Confidential Information” means any information (and any document, diagram, computer program, or other tangible embodiments thereof, whether or not marked “confidential” or “proprietary” and whether of a technical nature or otherwise) pertaining to any aspect of the Business or of the business of any Buyer Entity or any Buyer Entity’s customers, suppliers, or others with which any Buyer Entity has a business relationship, in each case whether conveyed in written, graphic, oral, or physical form, including any Company Intellectual Property.

“Consent” means any consent, approval, authorization, waiver, filing, or registration required to be obtained from, filed with, or delivered to any Person in connection with the consummation of the Transactions, including any anti-trust or other regulatory approvals required from any Governmental Authority.

“Contracts” means any note, bond, mortgage, indenture, lease, license, contract, agreement, commitment, arrangement, or other consensual obligation, in each case whether written or oral.

“Control Notice” has the meaning set forth in Section 7.5(b).

“Copyrights” means all copyrights, whether in published or unpublished works, including literary works, and any other original works of authorship fixed in any tangible medium of expression; databases, data collections and rights therein, software, and web site content; rights to compilations, collective works, and derivative works of any of the foregoing; and registrations and applications for registration for any of the foregoing set forth in this definition and any renewals or extensions thereof.

“Core Representation” means any representation or warranty contained in Sections 3.1 (Organization and Standing; Authority), 3.2 (Capitalization), 3.3 (Company Subsidiaries and Company Minority-held Entities), 3.4 (No Conflict; Required Filings and Consents), 3.23 (No Brokers), 3.29 (Solvency), 3.32 (Investment in SFX Shares), 4.1 (Organization and Standing; Authority), 4.2(a) (Capitalization – SFX Shares), 4.5 (No Conflict; Required Consents), and 4.11 (No Brokers).

“Credit Agreement” means the Credit Agreement, dated March 15, 2013, between the SFX Lender, SFX Intermediate Holdco I LLC, a Delaware limited liability company, the lenders that are parties thereto, Barclays Bank plc, as Administrative Agent thereunder, and the other parties thereto.

“Deductible” has the meaning set forth in Section 7.3(a)(i).

“Direct Claim Notice” has the meaning set forth in Section 7.4(a).

“Director” means, with respect to the Board of an Entity, a director or analogous member of such Board.

“Direct Seller Shareholder” means any Person directly holding Seller Shares or any other capital stock of the Seller.

“Disclosure Schedules” means the Parent Disclosure Schedules and the Seller Disclosure Schedules, collectively.

“Dispute” has the meaning set forth in Section 8.5(a).

“Disputing Parties” has the meaning set forth in Section 8.5(a).

“Domain Names” means Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the Internet and all applications for any of the foregoing.

“Dutch Accounting Principles” means generally accepted accounting principles in the Netherlands, applied on a consistent basis.

“Early Put Option 1 Election” has the meaning set forth in Section 2.2(e)(ii)(B).

“Early Put Option 1 Settlement” has the meaning set forth in Section 2.2(e)(ii)(B).

“Earnout Period” means the five fiscal-year period of the NAJV commencing on the first day of the NAJV’s fiscal year that begins in 2013 and ending on the last day of the NAJV’s fiscal year that begins in 2017.

“Earnout Year” means each fiscal year of the NAJV included within the Earnout Period.  For the avoidance of doubt, the first Earnout Year ends December 31, 2013.

“EBITDA” means, with respect to a fiscal year of the NAJV, the collective earnings before interest, Taxes, depreciation, and amortization of the NAJV and the NAJV’s Subsidiaries (if any), determined in accordance with GAAP consistently applied.

“EBITDA Dispute Notice” has the meaning set forth in Section 2.6(b)(i).

“EBITDA Dispute Notice Deadline” has the meaning set forth in Section 2.6(b)(i).

“EBITDA Resolution Period” has the meaning set forth in Section 2.6(b)(ii).

“EBITDA Target” means $7,000,000.

“EBITDA Warrant Closing” has the meaning set forth in Section 2.6(d)(i).

“EBITDA Warrant Strike Price” has the meaning set forth in Section 2.6(c)(ii).

“EBITDA Warrants” has the meaning set forth in Section 2.6(c)(i).

“Effective Date” means December 31, 2012.

“Employees” means any employees of any of the Company Entities, ID&T Holding, or any of ID&T Holding’s Subsidiaries (excluding any NAJV Entities) or with respect to which any of the Company Entities, ID&T Holding, or any of ID&T Holding’s Subsidiaries (excluding any NAJV Entities) has any Liability.

“Encumbrance” means any mortgage, pledge, easement, security interest, Claim, conditional sale or other title retention agreement, lien, or other encumbrance or right of any Person.

“Entity” means a Person that is not an individual.

“Environment” means soil, surface water, groundwater, stream sediments, and ambient or indoor air.

“Environmental Action” means any Action, Order, written notice directive, letter or other written communication from any Governmental Authority or any third party involving a (a) violation of Environmental Law or (b) release, discharge, leak, migration, storage, or transportation of Hazardous Materials in, on, or from any real property currently or previously owned, leased, controlled, or occupied by any of the Company Entities.

“Environmental Law” means any Law (or any judicial or administrative interpretation thereof) concerning pollution or protection of human health or the Environment, including those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of Hazardous Materials.

“Environmental Permits” has the meaning set forth in Section 3.17(h).

“Event” means any festival, concert, or other similar event.

“Exercise Price” means an amount equal to $40,000,000.

“Existing NAJV LLC Agreement” has the meaning set forth in the recitals.

“Existing NAJV LLC Agreement Surviving Terms” means the terms of the Existing NAJV LLC Agreement, other than the NAJV JV Agreement Superseded Terms.

“E&Y” has the meaning set forth in the recitals.

“Fair Value Dispute Notice” has the meaning set forth in Section 2.6(c)(iii).

“Fair Value Dispute Notice Deadline” has the meaning set forth in Section 2.6(c)(iii).

“Fair Value Resolution Period” has the meaning set forth in Section 2.6(c)(iv).

“Family Member” means, with respect to a Person, any parent, spouse, child, brother, sister, or other relative with a relationship (by blood, marriage, or adoption) not more remote than the first cousin of such Person.

“Finally Determined” means, with respect to an indemnification claim for Losses pursuant to Article 7 or other claims hereunder or with respect hereto, that the parties to such claim have mutually agreed upon a resolution thereof or, if disputed, that a final non-appealable Order has been entered with respect to such claim and the amount of such Losses.

“Finally Determined EBITDA” means, with respect to a given Earnout Year, the EBITDA with respect to such Earnout Year, as finally determined pursuant to Section 2.6.

“Final EBITDA Determination Date” means, with respect to a given Earnout Year, the date on which EBITDA with respect to such Earnout Year becomes Finally Determined EBITDA with respect to such Earnout Year.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“General Enforceability Exceptions” has the meaning set forth in Section 3.1(b).

“Governmental Authority” means any of the following: (a) the United States of America, the Netherlands, Belgium, or any other country; (b) any state, commonwealth, province, territory, or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities); and (c) any agency, authority, or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission, board, arbitrator, or panel of arbitrators.

“Grant Date Cash Payment” has the meaning set forth in the recitals.

“Grant Date Consideration” has the meaning set forth in the recitals.

“Grant Date SFX Shares” has the meaning set forth in the recitals.

“Guarantee and Collateral Agreement” means the Guarantee and Collateral Agreement, dated as March 15, 2013, made by the SFX Lender, each of the Grantors party thereto, and Barclays Bank plc, as Collateral Agent thereunder.

“Hazardous Material” means (a) any material or substance that is listed or defined as a “hazardous substance,” “hazardous waste,” “toxic substance,” “hazardous material,” “pollutant,” “contaminant,” or any other term of similar import in, under, or otherwise regulated pursuant to any Environmental Law or any other term intended to list or define a material or substance by reason of such material’s or substance’s ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, “EP toxicity,” or adverse effect on human health or the Environment, (b) oil, petroleum, natural gas, natural gas liquids, synthetic gas, drilling fluids, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any explosives or any radioactive materials, (d) asbestos in any form, (e) polychlorinated biphenyls, (f) toxic mold, mycotoxins, or microbial matter (naturally occurring or otherwise), and (g) infectious waste.

“ID&T Design” means ID&T Design BV, a company organized under the laws of the Netherlands.

“ID&T Holding” has the meaning set forth in the recitals.

“ID&T International” has the meaning set forth in the recitals.

“ID&T Worldwide Shareholders’ Agreement” means the ID&T Shareholders’ Agreement, dated as of the date of this Agreement, between the Parent, the Seller, the Seller Shareholders, the Company, and the other parties thereto, in the form attached as Exhibit N.

“Income Taxes” means  any Taxes imposed by any Taxing Authority (including national, federal, state, or local Taxes of such Taxing Authority) based on or measured by reference to (a) net income or gross receipts, or (b) multiple bases, one of which is net income or gross receipts, including, in each case with respect to any Taxes described in any of the immediately foregoing clauses (a) and (b), any interest, penalty, or addition thereto, whether disputed or not.

“Indebtedness” means, with respect to a Person, all obligations of such Person that in accordance with GAAP should be classified upon a balance sheet of such Person as liabilities of such Person, and in any event, regardless of how classified in accordance with GAAP, includes (a) all obligations of such Person for borrowed money or that have been incurred in connection with the acquisition of property or assets; (b) obligations secured by any Lien upon property or assets owned by such Person, even if such Person has not assumed or become liable for the payment of such obligations; (c) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person; (d) capitalized lease obligations; (e) obligations with respect to interest rate or currency swaps, collars, caps, and similar hedging obligations; (f) all guaranties, surety, or indemnity obligations by such Person; and (g) all obligations of such Person in regard to guaranties or sureties by others of such Person’s obligations, regardless of whether by payment or performance, or whether such guaranties are in the form of letters of credit, deposits, bonds, insurance, or other forms of security, indemnity, surety, or guaranty.

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified Party, as applicable.

“Indemnitor” means the Party from which indemnification is being sought under Article 7.

“Indirect Seller Shareholder” means any Person indirectly holding Seller Shares or any other capital stock of the Seller.

“Initial NAJV Consideration” has the meaning set forth in the recitals.

“Insurance Policies” has the meaning set forth in Section 3.15.

“Intellectual Property” means Copyrights, Domain Names, Patents, Trademarks and Trade Secrets, and all other intellectual property and proprietary rights, including the right to sue for past, present, and future infringement, misappropriation, or other violation thereof.

“Inventory” means all materials, inventory, and supplies, including goods in transit, raw materials, work-in-process, finished goods, packaging supplies, spare parts, and other items included in the inventory of the Business or otherwise owned by any Company Entity, whether in stock, in transit, or on order.

“JAMS” means JAMS, Inc.

“Key Buyer Entity Contact” means: (a) any Director, manager, officer, executive, employee, consultant, customer, supplier, or creditor of any Buyer Entity; (b) any Person with which any Buyer Entity has a material business relationship; (c) any licensor of any material right to any Buyer Entity; and (d) any licensee of any material right from any Buyer Entity.

“Key Employees” means the individuals set forth in Exhibit B.

“Key Employee Employment Agreement” means an employment agreement or management agreement that is in effect immediately prior to the signing of this Agreement between a Key Employee and a Company Entity.

“Key Employee Employment Agreement Addendum” means, with respect to a Key Employee, an addendum to the Key Employee Employment Agreement with respect to such Key Employee, the Company Entity that employed such Key Employee under such Key Employee Employment Agreement, the Parent, and ID&T Design (or another Company Entity) in the form attached as Exhibit L.

“Knowledge” means (a) with respect to the Seller, the actual knowledge of any of Tavecchio, Stutterheim, Willem Hendrik Timmerman, Ritty Van Straalen, and Chris van Overbeeke and the knowledge that such individuals would reasonably be expected to possess as a result of such individual’s performance, exercising due care, of such individual’s duties to any Seller Entity; and (b) with respect to the Parent, the actual knowledge of any of Sillerman, Shelly Finkel, Mitch Slater, Rich Rosenstein, and Howard Tytel and the knowledge that such individuals would reasonably be expected to possess as a result of such individual’s performance, exercising due care, of such individual’s duties to the Parent.

“Law” means any statute, law, regulation, ordinance, executive order, Order, stipulation, injunction, administrative order, common law doctrine, or other regulation or rule of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 3.8.

“Legal Requirement” means any constitution, ordinance, regulation, statute, code, rule or other Law, and any certification standard, accreditation standard, approval, license, order, or permit of any Governmental Authority (including national, federal, state, or local Taxes of such Governmental Authority).

“Liabilities” means any direct or indirect liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, whether accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

“License Agreement” means the License Agreement, effective as of January 1, 2013, between the Company and the NAJV.

“Liens” means any mortgage, lien, security interest, option, pledge, restriction, limitation, encumbrance, hypothecation, easement, charge, assessment, judgment, claim, voting restriction, subscription right, or other claim of third parties of any kind, including any Contract to give any of the foregoing.

“Listed Action” means, with respect to a Seller Entity, any of the following:

(a)                                 amending any of such Seller Entity’s Organizational Documents;

(b)                                 issuing any Securities, or issuing, selling, or granting any option or right to acquire or otherwise dispose of any Securities;

(c)                                  declaring or paying any dividends or making any other distribution in cash or property in respect of such Seller Entity’s equity interests, other than (i) any lawful distributions of cash up to €10,740,000 that have been lawfully declared and that are made after December 31, 2012 by ID&T Holding to the Direct Seller Shareholders, which amount has been distributed as of the date hereof, (ii) any lawful dividends declared by ID&T Holding in favor of the Direct Seller Shareholders that do not represent a cash or stock obligation of ID&T Holding and that do not exceed €15,506,797 in the aggregate, (iii) any lawful distributions of SFX Shares, the NAJV SFX Warrant, or the Signing Date Cash Payment to Direct Seller Shareholders, or (iv) any lawful distributions by a Seller Entity to another Seller Entity;

(d)                                 repurchasing or redeeming any Securities of such Seller Entity;

(e)                                  except for current obligations and liabilities incurred in such Seller Entity’s Ordinary Course of Business (including repayments of Indebtedness as and when due), incurring, performing, paying, or otherwise discharging any Liability;

(f)                                   entering into any employment agreement with, or becoming liable for any bonus, profit-sharing, or incentive payment to, or materially increasing the compensation or benefits of, any of such Seller Entity’s officers, Directors, or employees;

(g)                                  selling, transferring, or purchasing any properties or assets, tangible or intangible, other than sales, transfers, and purchases in such Seller Entity’s Ordinary Course of Business;

(h)                                 making any material changes in such Seller Entity’s customary method of operations, including policies and practices relating to marketing, selling, pricing, and the maintenance of business premises, fixtures, furniture and equipment;

(i)                                     modifying, amending, or canceling any of such Seller Entity’s existing leases, or entering into any Contracts, or entering into any loan, credit, or similar Contracts, in each case other than in such Seller Entity’s Ordinary Course of Business;

(j)                                    making any investments in any third party;

(k)                                 creating or transferring a security interest in, or creating any Lien (other than Permitted Liens) with respect to, any of the assets relating to the Business outside such Seller Entity’s Ordinary Course of Business;

(l)                                     initiating, threatening, or settling any Suit (other than with respect to Suits in any Seller Entity’s Ordinary Course of Business to recover amounts owed to such Seller Entity);

(m)                             waiving any material right, or cancelling of any material debt or claim;

(n)                                 making any material change in cash management practices (including the collection of receivables, payment of payables, maintenance of inventory control and sales, billing, pricing and credit practices, and other financial reporting systems);

(o)                                 making any capital expenditures in excess of $100,000;

(p)                                 failing to perform any obligation in any material respect under any Contract to which such Seller Entity is a party;

(q)                                 terminating or amending any material Contract to which such Seller Entity is a party, or failing to elect to renew any material Contract to which such Seller Entity was a party, other than in such Seller Entity’s Ordinary Course of Business;

(r)                                    changing any of such Seller Entity’s accounting methods or principles, except as required by applicable Law or generally accepted accounting principles historically applied by such Seller Entity;

(s)                                   cancelling or terminating any insurance policy that provides coverage in respect of any Company Entities; or

(u)                                 entering into any Contract to, directly or indirectly, do any of the things described in any of clauses (a) through (t) immediately above.

“Losses” means all losses, Liabilities, actions, damages, diminution of value, and expenses, including attorneys’ fees and disbursements and whether or not involving a third party claim; except that “Losses” does not include incidental, indirect, consequential or punitive damages, or lost profits, except, in each case, to the extent payable to a third party pursuant to a Third-Party Claim.

“M&M” has the meaning set forth in the recitals.

“Material Adverse Effect” means any event, change, circumstance, or occurrence that, individually or together with any one or more other events, changes, circumstances, or occurrences, has had, or could reasonably be expected to have, a material adverse effect upon the assets, condition (financial or otherwise), results of operations or business of the Business or any of the Seller Entities, or on the ability of any Party to consummate the Transactions.

“Material Contracts” means any Contract that is listed or that is required to be listed in Schedule 3.12.

“Material Suppliers” has the meaning set forth in Section 3.19.

“NAJV” has the meaning set forth in the recitals.

“NAJV Advance” has the meaning set forth in the recitals.

“NAJV Advance Assignment” means the Assignment Agreement, dated as of the date of this Agreement, between the NAJV, the SFX Lender and the Seller, and acknowledged by the Parent, ID&T International and SFX-IDT N.A. Holding, pursuant to which the SFX Lender assigns to the Seller and waives the SFX Lender’s rights with respect to the NAJV Advance, in the form attached as Exhibit P.

“NAJV Business” means all of the NAJV’s assets, businesses, and operations.

“NAJV Entity” means the NAJV or any NAJV Subsidiary.

“NAJV JV Agreement” means the Original NAJV JV Agreement, as amended by the NAJV JV Agreement Amendment.

“NAJV JV Agreement Amendment” has the meaning set forth in the recitals.

“NAJV JV Agreement Superseded Terms” means: (a) the terms set forth in the section of the Original NAJV JV Agreement entitled “WARRANT GRANTS”; (b) the terms set forth in the section of the Original NAJV JV Agreement entitled “SFX BOARD OBSERVER”; (c) the terms set forth in the section of the Original NAJV JV Agreement entitled “TRANSFER OF SFX COMMON STOCK”; (d) the terms set forth in the first paragraph of the section of the Original NAJV JV Agreement entitled “DEFINITIVE AGREEMENT; TRANSACTION STRUCTURE”; and (e) the sentence in the Original NAJV JV Agreement that provides that the NAJV Advance will be non-recourse, except as to the distributions from the NAJV in respect of ID&T Holding’s interest therein.

“NAJV JV Agreement Surviving Terms” means the terms of the NAJV JV Agreement, other than the NAJV JV Agreement Superseded Terms.

“NAJV Board” means the NAJV’s Board.

“NAJV Second Amended and Restated LLC Agreement” has the meaning set forth in the recitals.

“NAJV SFX Equity Interests” has the meaning set forth in the SFX Stockholder Agreement.

“NAJV SFX Shares” has the meaning set forth in the recitals.

“NAJV SFX Warrant” has the meaning set forth in the recitals.

“Neutral Accountant” means E&Y.

“Non-Business Assets” means the assets set forth in Exhibit H.

“Non-Solicitation Period” has the meaning set forth in Section 5.1.

“Notary” means Mr. A.J. Wiggers or another civil law notary (notaris) (or such notary’s substitute) of DLA Piper Nederland N.V. in Amsterdam.

“Notary Account” means the following trust account (kwaliteitsrekening) of the Notary:

IBAN:	NL86 ING B 0020 031300
Attn.:	Derdengelden Notariaat DLA Piper
Address:	Amstelveenseweg 638
Zipcode and place:	1081 JJ AMSTERDAM, THE NETHERLANDS
Bank:	ING Bank
Address:	De Entree 201
Zipcode and place:	1101 HG AMSTERDAM, THE NETHERLANDS
BIC code:	INGBNL2A

“Notarial Deed of Transfer” means a Notarial Deed of Transfer in the form attached as Exhibit K.

“Notice” has the meaning set forth in Section 8.1(a).

“Objected Claim” has the meaning set forth in Section 7.4(b).

“Option” has the meaning set forth in the recitals.

“Option Agreement” has the meaning set forth in the recitals.

“Order” means any award, injunction, judgment, decree, order, writ, determination, ruling, subpoena or verdict or other decision issued, promulgated or entered by any Governmental Authority of competent jurisdiction.

“Ordinary Course of Business” means with respect to any Person, the ordinary course of business of such Person, consistent with past practice.

“Organizational Documents” means, with respect to any Entity, such Entity’s certificate of incorporation, shareholders’ register, articles of incorporation, bylaws, articles of organization, constitution, partnership agreement, limited liability company agreement, formation agreement, trust agreement, and other similar organizational documents of such Entity.

“Original NAJV JV Agreement” has the meaning set forth in the recitals.

“Owned Real Property” has the meaning set forth in Section 3.8.

“Parent” has the meaning set forth in the preamble.

“Parent Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Balance Sheet Date” has the meaning set forth in Section 4.6(a).

“Parent Common Stock” means common stock, par value $0.001 per share, of the Parent.

“Parent Common Stock Fair Value” has the meaning set forth in Section 2.6(c)(ii)(A).

“Parent Disclosure Schedules” means the Schedules referenced in Article 4.

“Parent Entity” means the Parent or any Parent Subsidiary.

“Parent Equity” means shares of capital stock or other equity interests in Parent.

“Parent Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“Parent Subsidiary” means any Subsidiary of the Parent.

“Parent Subsidiary Equity” has the meaning set forth in Section 4.3(a).

“Parties” has the meaning set forth in the preamble.

“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other applications, divisionals, continuations (in whole or in part), extensions, reissues, reexaminations or equivalents or counterparts of any of the foregoing.

“Pension Arrangements” has the meaning set forth in Section 3.11(e).

“Permits” means any license, permit, authorization, certificate, qualification, registration, variance, exemption, consent, approval, or similar document or authority that has been issued or granted by any Governmental Authority.

“Permitted Court” has the meaning set forth in Section 8.7.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in accordance with GAAP or Dutch Accounting Principles, as applicable; (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, or carriers’ Liens arising or incurred in the Ordinary Course of Business or by operation of Law if the underlying obligations are not delinquent or being contested in good faith by appropriate proceedings; and (c) with respect to the Real Property (i) easements, encroachments, restrictions, rights-of-way, and any other non-monetary title defects, and (ii) zoning, building, and other similar restrictions that are not violated by the current use or occupancy of the Real Property; but only if, in the case of Liens described in the immediately foregoing clauses (b) or (c), such Liens do not, individually or in the aggregate, materially impair the continued use and operation of the property to which such Liens relate or the business of any of the Company Entities as presently conducted.

“Person” means any individual, trust, corporation, partnership, limited partnership, limited liability company or other business association or entity, or Governmental Authority.

“Post-Closing True-up Amount” means an amount (which might be a negative number) equal to (a) an amount (which amount might be a negative number) equal to $662,800 minus the amount of Company Transaction Expenses through (and including) the Closing Date, plus (b) an amount (which amount might be a negative number) equal to the Seller Anticipated  Loan Repayments through (and including) the Closing Date minus $662,800.

“Post-Closing True-up Dispute Notice” has the meaning set forth in Section 2.4(b)(i).

“Post-Closing True-up Dispute Notice Deadline” has the meaning set forth in Section 2.4(b)(i).

“Post-Closing True-up Resolution Period” has the meaning set forth in Section 2.4(b)(ii).

“Post-Closing True-up Settlement Deadline” has the meaning set forth in Section 2.4(c)(i).

“Pre-Closing Taxes” has the meaning set forth in Section 6.1.

“Pre-existing Confidentiality Agreements” means, collectively, (a) the Confidentiality Agreement, dated as of May 17, 2012, between the Initial Members and (b) the Mutual Confidentiality and Non-Circumvention Agreement between the Initial Members, dated as of October 13, 2012.

“Previous Pension Arrangements” has the meaning set forth in Section 3.11(e).

“Promote” means to promote, market, produce, develop, originate, use, sell, exploit or operate (or any of the foregoing). “Promotion” has a meaning correlative to the foregoing.

“Purchased Shares” has the meaning set forth in the recitals.

“Put Option 1 Election” has the meaning set forth in Section 2.2(e)(i).

“Put Option 1 Settlement” means the transfer of the SFX NAJV Interests to the Seller (or at the Seller’s direction) and the transfer of all (but not less than all) of the SFX Shares and the NAJV SFX Warrant to the Parent (or at the Parent’s direction) following a Put Option 1 Election (or deemed Put Option 1 Election).

“Put Option 2 Cash” has the meaning set forth in Section 2.2(e)(i).

“Put Option 2 Election” has the meaning set forth in Section 2.2(e)(i).

“Put Option 2 Settlement” means the transfer of the Put Option 2 Cash to the Seller (or at the Seller’s direction) and the transfer of all (but not less than all) of the SFX Shares and the NAJV SFX Warrant to the Parent (or at the Parent’s direction) following a Put Option 2 Election.

“Real Property” means all the Company Entities’ respective real (immovable) property and interest in real (immovable) property, real (immovable) property leaseholds and real (immovable) property subleaseholds, all improvements thereon and other real (immovable) property interests currently used in the Business.

“Real Property Leases” has the meaning set forth in Section 3.8.

“Regulation S” means Regulation S of the Securities Act.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing, or dumping of a Hazardous Material into the Environment.

“Reorganization” has the meaning set forth in the recitals.

“Reorganization Documents” means all of the documents entered into by the Seller, the Seller Shareholders, and the Affiliates (as of immediately prior to the Reorganization) of any of the foregoing to implement the Reorganization, including those documents listed in the Reorganization Plan.

“Reorganization Plan” means the series of transactions described in Exhibit M.

“Representatives” means, with respect to a Party, such Party’s officers, Directors, managers, attorneys, advisors, investment bankers, consultants, and accountants.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933.

“Security” means a “security,” as defined in Section 2(a)(1) of the Securities Act.

“Seller Anticipated Loan Repayments” means the aggregate amount of payments received by any Company Entities during the period commencing on (and including) January 1, 2013 and ending on (and including) the date that is nine months following March 20, 2013 from third parties, Direct Seller Shareholders and Indirect Seller Shareholders in respect of loans owed to Company Entities by such Persons. For purposes of this definition, (a) each reference to a Company Entity excludes ID&T Holding and any Entity that, immediately after the consummation of the Reorganization, was a Subsidiary of ID&T Holding and (b) accounts receivable generated in the ordinary course of business are not Seller Anticipated Loan Repayments.

“Seller Disclosure Schedules” means the Schedules referenced in Article 3.

“Seller Entity” means the Seller or any Seller Subsidiary.

“Seller Financial Statements” has the meaning set forth in Section 3.5(a).

“Seller Indemnified Party” has the meaning set forth in Section 7.2(b).

“Seller Return” means any Tax Return of any of the following Persons: (a) the Seller, (b) any Affiliate of the Seller (including any Company Entity with respect to any Tax Return of such Company Entity filed prior to the Closing), (c) any Person that directly or indirectly holds any equity Securities in the Seller, and (d) any Family Member of any Person described in any of the foregoing clauses (a) through (c) (inclusive).

“Seller Shareholder” means any Direct Seller Shareholder or any Indirect Seller Shareholder.

“Seller Shares” means common shares of the Seller, with a nominal value of €0.01 per share.

“Seller Subsidiary” means any of the following: (a) the Seller; (b) any Company Entity; or (c) any Entity that, as of the relevant time of determination, is or was a Subsidiary of the Seller; except that, for purposes of this Agreement, none of B2S Holding B.V., ID&T International, the NAJV or M&M is a Seller Subsidiary. The phrase “Subsidiary of the Seller” or analogous phrase means “Seller Subsidiary.”

“Seller Third Party” means any Person that (a) is not an Affiliate of the Seller and (b) is not an Affiliate of any Person that directly or indirectly holds any equity Security (or any Security that is convertible into, exchangeable for, or exercisable for any equity Security) that represents a direct or indirect interest in the Seller.

“SFX Equity Interests” means the Grant Date SFX Shares and the NAJV SFX Equity Interests, collectively.

“SFX-IDT N.A. Holding” has the meaning set forth in the recitals.

“SFX Lender” has the meaning set forth in the recitals.

“SFX NAJV Funded Amounts” means, as of a time of determination, all amounts that the Parent (or any of the Parent’s Subsidiaries (other than any NAJV Entity)) has funded or caused to be funded to any NAJV Entity as of such time and for which the Parent (or the applicable Parent Subsidiary) has not been repaid.

“SFX NAJV Interests” has the meaning set forth in Section 2.2(e)(i).

“SFX Qualified IPO” means the sale of shares of Parent Common Stock pursuant to a registration statement declared effective by the SEC under circumstances in which Parent Common Stock is accepted for listing on the NASDAQ Global Market or the New York Stock Exchange.

“SFX Shares” has the meaning set forth in the recitals.

“SFX Stockholder Agreement” means the SFX Stockholder Agreement, dated as of the date of this Agreement, between the Parent, the Seller, and the other parties thereto in the form attached as Exhibit D.

“Side Letter” means the side letter, dated July 17, 2013, between ID&T Holding and the Parent, pursuant to which the Option Agreement was amended with respect to the timing of the Closing and the timing of certain cash payments to be made pursuant to the Option Agreement.

“Signing Date Cash Payment” has the meaning set forth in Section 2.2(b).

“Sillerman” has the meaning set forth in the recitals.

“Sillerman Guarantee” means the Guarantee Agreement, dated as of March 15, 2013, by Sillerman in favor of Barclays Bank, plc.

“Specified Seller Indemnification Item” means:

(a)                                 any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any Contract or understanding alleged to have been made by any such Person with any Seller Entity (or any Person acting on their behalf) in connection with the Transactions; or

(b)                                 to obtain, make, file, or provide (as applicable) any Consents relating to (i) any Events that were scheduled prior to the Closing or (ii) the use of any Intellectual Property used or held for use by any Seller Entity or used in connection with the operation of the Business.

“Straddle Period” means a Taxable period beginning on or before and ending after the Closing Date or, with respect to Income Taxes, the Effective Date.

“Straddle Period Taxes” means, with respect to any Tax for any Straddle Period, the portion of such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date, or the Effective Date in the case of any Income Tax: (a) in the case of a Tax that is (i) based upon or related to income or receipts the amount which would be payable if the taxable year ended on end of the Effective Date, or (ii) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would be payable if the taxable year ended on the end of the Effective Date and (b) in the case of a Tax imposed on a periodic basis (i) with respect to the assets of any Seller Entity or the assets of the Business or otherwise measured by the level of any item, or (ii) with respect to the Employees, deemed to be the amount of such Tax for the entire Straddle Period (or, in the case of such a Tax determined on an arrears basis, the amount of such Tax for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the end of the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

“Stutterheim” means Duncan Stutterheim.

“Stutterheim Management Agreement” means the Management Agreement, effective December 21, 2006, between MCH Holding B.V., and ID&T Holding.

“Stutterheim Management Agreement Addendum” means an addendum to the Stutterheim Management Agreement, dated as of the date of this Agreement, between Stutterheim, MCH Holding B.V., ID&T Holding, ID&T Design, and the Parent, in the form attached as Exhibit F.

“Subsidiary” means, with respect to any specified Person and at a given time, an Entity of which such specified Person owns at such time, directly or indirectly, 50% or more of the outstanding capital stock or other equity interests of such Entity, the holders of which are (a) generally entitled to vote for the election of the Directors of such Entity or (b) generally entitled to share in the profits or capital of such Entity.  Notwithstanding the foregoing, for purposes of this Agreement, none of B2S Holding B.V., ID&T International, the NAJV nor M&M will be considered a Subsidiary of the Seller or any Seller Entity.

“Suit” means any claim (including any complaint, counterclaim, or cross-claim), suit, litigation, or other proceeding by or before or otherwise involving any court, in each case whether sounding in contract, tort, or otherwise.

“Tavecchio” means Wouter Tavecchio.

“Tavecchio Management Agreement” means the Management Agreement, dated March 1, 2012, between W.W. Tavecchio Beheer B.V. and ID&T Holding.

“Tavecchio Management Agreement Addendum” means an addendum to the Tavecchio Management Agreement, dated as of the date of this Agreement, between Tavecchio, W.W. Tavecchio Beheer B.V., ID&T Holding, ID&T Design, and the Parent, in the form attached as Exhibit E.

“Tax” or “Taxes” means all forms of local and national taxes, duties, levies, social security contributions, health insurance contributions and reimbursements (including VAT) due on the basis of the Dutch Zorgverzekeringswet (inkomensafhankelijke bijdrage ingevolge de Zorgverzekeringswet) or other imposts or withholdings imposed by or payable to any Taxing Authority whether direct or indirect, chargeable or attributable directly or primarily to the Company or to any other Person and irrespective of any such taxes, duties, levies, social security contributions, or other imposts or withholdings being recoverable from any other Person and including penalties, additions, interest, costs, and expenses and any payment obligation by way of reimbursement, recharge, indemnity, or damages relating to such taxes, duties, levies, social security contributions, or other imposts or withholdings.

“Tax Proceedings” has the meaning set forth in Section 6.5(a).

“Tax Return” means any return, declaration, form, report, claim, informational return or statement filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Taxing Authority” means, with respect to any Tax or Tax Return, the Governmental Authority that imposes such Tax or requires a Person to file such Tax Return and the agency (if any) charged with the collection of such Tax or the administration of such Tax Return, in each case for such Governmental Authority.

“Termination Letters” means, collectively (a) the termination letter, dated the as of the date of this Agreement, between M.W.A. Holding B.V. and ID&T International, pursuant to which the management agreement, dated January 1, 2007, between M.W.A. Holding B.V. and ID&T International will be terminated effective as of the Closing; (b) the termination letter, dated as of the date of this Agreement, between Amazing Holding B.V. and BS2 B.V., pursuant to which the management agreement, dated January 1, 2012, between Amazing Holding B.V. and BS2 B.V. will be terminated effective as of the Closing; and (c) the termination letter, dated as of the date of this Agreement, between Acernum Consulting B.V. and ID&T Holding, pursuant to which the management agreement, dated January 8, 2013, between Acernum Consulting B.V. and ID&T Holding will be terminated effective as of the Closing.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“Third-Party Claimant” has the meaning set forth in Section 7.4(c).

“Third-Party Notice” has the meaning set forth in Section 7.5(a).

“Timmerman” means Willem Hendrik Timmerman.

“Timmerman Management Agreement” means the Management Agreement, dated March 1, 2012, between W.H. Timmerman Beheer B.V., and ID&T Holding.

“Timmerman Management Agreement Addendum” means an addendum to the Timmerman Management Agreement, dated as of the date of this Agreement, between Timmerman, W.H. Timmerman Beheer B.V., ID&T Holding, ID&T Design, and the Parent, in the form attached as Exhibit G.

“Total Consideration” means the Base Consideration, minus the Anticipated Dividend Shortfall (if any), plus the Anticipated Dividend Excess (if any).

“Trade Secrets” means anything that would constitute a “trade secret” under applicable Law, and all other inventions (whether patentable or not), industrial designs, discoveries,

improvements, ideas, designs, models, patterns, data collections, drawings, devices, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software, and technical information; and all rights in any of the foregoing.

“Trademarks” means trademarks, service marks, trade dress, fictional business names, trade names, commercial names, certification marks, collective marks, and other proprietary rights to any words, names, slogans, symbols, logos, devices, or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.

“Transaction Documents” means this Agreement and the Ancillary Documents, collectively.

“Transaction Expenses” means, with respect to a Person, any expenses that such Person incurs in connection with the preparation, negotiation, execution, and delivery of this Agreement and the completion of the Transactions, including all fees and expenses of such Person’s respective agents, Representatives, brokers, counsel (internal and outside), consultants, advisers, and accountants.

“Transactions” means the transactions contemplated hereby.

“Transfer Taxes” has the meaning set forth in Section 6.1.

“US Audit” has the meaning set forth in the recitals.

“U.S. Person” has the meaning given to such term under Regulation S.

“Unaudited Financial Statements” has the meaning set forth in Section 3.5(a).

“VAT” means any Taxes levied by a Taxing Authority with respect to added value, sales or consumption, including value added Taxes (omzetbelasting) as stipulated in the respective domestic implementations of the Council Directive 2006/112/EC (the VAT Directive), including the Dutch 1968 Value Added Tax Act (Wet op de omzetbelasting 1968).

“Warrant Shares” means any shares of Parent Common Stock issued as a result of the Seller’s exercise of any EBITDA Warrants.

ARTICLE 2
SALE AND PURCHASE AND CLOSING

2.1                               The Closing. The closing of the Transactions (the “Closing”) shall occur upon satisfaction of the conditions set forth in Section 2.2(c). The Parties acknowledge that the Purchased Shares will be transferred, subject to the terms hereof by the Seller to the Buyer by means of the execution of the Notarial Deed of Transfer by the Notary.  The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.2                               Purchase and Sale of Purchased Shares.

(a)                                 In accordance with and subject to the terms hereof, (i) the Seller hereby agrees to sell and shall transfer to the Buyer at the Closing, and the Buyer hereby agrees to purchase and shall accept transfer from the Seller at the Closing of, the Purchased Shares, free and clear of all Liens, and (ii) at the Closing, the Seller shall transfer to the Buyer, and the Buyer shall accept transfer from the Seller of, all of the Seller’s rights, title, and interest in and to the Purchased Shares, free and clear of all Liens.

(b)                                 In accordance with and subject to the terms hereof (including the satisfaction of the conditions set forth herein), no later than 5 p.m. New York City time on the date of this Agreement, the Buyer shall transfer, or shall procure the transfer of $10,000,000 (the “Signing Date Cash Payment”), to the following account under the reference “Purchase Price ID&T” to be held by DLA Piper LLP (US) in such account for the benefit and on behalf of the Seller, and released by DLA Piper LLP (US) to the Seller upon the Seller’s request:

Bank Name: Citibank, N.A.

Address: 666 Fifth Avenue, 5th Floor

New York, NY 10103

ABA Transit #: 021000089

Account #: 37311689

Swift Code: CITI US 33

Account Name: DLA Piper LLP (US) IOLA

Client/Matter Number: 381197-1

Bank Phone #: 212-559-6338

(Lucy Ferreira)

(c)                                  No later than 5:00 p.m. New York City time on the earlier of the date (the “Closing Cash Payment Due Date”) that is (i) September 30, 2013 or (ii) two Business Days following the closing of the initial public offering with respect to the Parent Common Stock, the Parent shall (or shall cause the Buyer to) transfer, or shall procure the transfer of, the Closing Cash Payment, being an amount of $45,914,827, to the Notary Account under the reference “Purchase Price ID&T” to be held by the Notary in the Notary Account for the benefit of the Buyer until the Notarial Deed of Transfer has been duly executed by the Notary, after which the amount will be held on behalf of the Seller. Upon such transfer of the Closing Cash Payment to the Notary, the Buyer and the Seller shall instruct the Notary to execute the Notarial Deed of Transfer. One Business Day following such transfer of the Closing Cash Payment to the Notary, the Notary shall, and Seller is authorized to and shall instruct the Notary to, release such amount to Seller by wire transfer to an account designated by the Seller.

(d)                                 If the Parent has not paid or caused the payment of the Closing Cash Payment to the Notary Account pursuant to Section 2.2(c) on or prior to the Closing Cash Payment Due Date, then, without limitation of any other legal or equitable remedies available to the Seller, including remedies pursuant to this Agreement, the Seller will be permitted, upon written notice provided by the Seller to the Parent, to terminate this Agreement. Notwithstanding any termination of this Agreement pursuant to this Section 2.2(d), the following provisions hereof will survive: Article 1, this Section 2.2(d),

Sections 2.2(e) and (f), Section 2.6, and Article 8. If the Seller provides the notice contemplated by this Section 2.2(d), then (i) the Parties shall cause their respective Affiliates party to the NAJV Second Amended and Restated LLC Agreement to negotiate in good faith to prepare and execute an amended and restated limited liability company operating agreement of the NAJV that amends and restates the NAJV Second Amended and Restated LLC Agreement to reflect the terms of the NAJV JV Agreement (other than the NAJV JV Agreement Superseded Terms) and (ii) the Parties shall cause their respective Affiliates party to the License Agreement to negotiate in good faith to prepare and execute a new license agreement to reflect the terms of the NAJV JV Agreement (other than the NAJV JV Agreement Superseded Terms).

(e)                                  (i)                                     If as of the start of March 21, 2014 (x) the Closing has not occurred and the Seller has delivered the notice contemplated by Section 2.2(d) in accordance with Section 2.2(d), and (y) the closing of an initial public offering with respect to the Parent Common Stock has not occurred, then at any time following (and including) March 21, 2014, the Seller will be permitted, without limitation of any other legal or equitable remedies available to Seller, to (upon written notice provided by the Seller) either, at the Seller’s election, (1) in accordance with and subject to Section 2.2(e)(ii), require the Parent to cause SFX-IDT N.A. Holding (and, in such case, the Parent shall cause SFX-IDT N.A. Holding) to transfer all of its membership interests in the NAJV (the “SFX NAJV Interests”) to ID&T International (or such other Affiliate of Seller as designated by the Seller) in exchange for the tender of all (but not less than all) of the SFX Equity Interests to the Parent (or at the Parent’s direction) (such election, a “Put Option 1 Election”) or (2) in accordance with and subject to Section 2.2(e)(iii), tender all (but not less than all) of the SFX Equity Interests to the Parent and in such case the Parent shall pay the Seller $30,000,000 (the “Put Option 2 Cash”) in exchange therefor (such election, a “Put Option 2 Election”). Except as provided in Section 2.2(e)(iii)(B), (A) if the Seller makes a Put Option 1 Election, then the Seller cannot make a Put Option 2 Election, and (B) if the Seller makes a Put Option 2 Election, then the Seller cannot make a Put Option 1 Election.

(ii)                                  (A)                               If the Seller makes a Put Option 1 Election, then this Section 2.2(e)(ii) will apply with respect to such Put Option 1 Election.

(B)                               The Seller may at any time after delivering the Put Option 1 Election, but prior to April 30, 2014, elect (upon written notice to the Parent) (such election, the “Early Put Option 1 Election”), to cause the Put Option 1 Settlement to occur on or prior to the date that is 60 days following the delivery of the Early Put Option 1 Election (such Put Option 1 Settlement, the “Early Put Option 1 Settlement”). Following the delivery of an Early Put Option 1 Election pursuant to this Section 2.2(e)(ii)(B), (X) the Parent shall not, and shall cause its Affiliates (other than any NAJV Entity) not to, fund any additional amounts to or on behalf of the NAJV (except to the extent that the Parent or such Affiliate is contractually required to do so other than pursuant to the NAJV JV Agreement Surviving Terms), (Y) the Parties shall use their respective commercially reasonable efforts to obtain releases from any contract counterparties with respect to Contracts to which the Parent or an Affiliate of the Parent (other than any NAJV Entity) is a party and pursuant to which the Parent or such Affiliate is required to make payments with respect to the Promotion of an Event by the NAJV, (Z) the Parties shall use their respective commercially reasonable efforts to cause the NAJV to pay to the Parent, prior to or contemporaneously with the occurrence of the Early Put Option 1 Election Settlement, all SFX NAJV Funded Amounts as of the time of such payment (and without giving effect to such payment).

(C)                               If Seller has delivered a Put Option 1 Election, but has not delivered an Early Put Option 1 Election in accordance with Section 2.2(e)(ii)(B), then the Parties shall cause the Put Option 1 Settlement to occur on October 31, 2014.

(D)                               After the Parent’s receipt of a Put Option 1 Election, for so long as the Put Option 1 Settlement has not occurred, (1) the SFX NAJV Interests will not be transferred to the Seller (or at the Seller’s direction), (2) the terms of the NAJV’s operating agreement will continue to remain in force in accordance with its terms (except that (X) the Parent shall not transfer the SFX NAJV Interests or cause or permit the SFX NAJV Interests to be transferred and (Y) actions of the NAJV Board having effect only after the Put Option 1 Settlement and not requiring the Parent or any of the Parent’s Affiliates (other than any NAJV Entity) to incur any obligations (including the obligation to fund or pay any amounts to or on behalf of the NAJV) prior to the Put Option 1 Settlement are entitled to be made solely by the Directors of the NAJV who have been designated by ID&T Holding), subject to this Section 2.2(e)(ii)(D), and (3) the terms of the Stockholder Agreement will continue to remain in force (other than Articles 6 and 7 thereof). After the Parent’s receipt of a Put Option 1 Election, if the Put Option 1 Settlement has not occurred on or prior to October 31, 2014, then the Parent will thereafter no longer be required to fund (or cause to be funded) the NAJV and the Parties shall negotiate in good faith to cause the NAJV’s operating agreement to be amended to reflect the removal of such funding requirement.

(E)                                Notwithstanding anything to the contrary in this Section 2.4(e)(ii): (1) as a condition to the Put Option 1 Settlement occurring, the Parties must have caused, and hereby agree to use their respective commercially reasonable efforts to cause, all SFX NAJV Funded Amounts as of the Put Option 1 Settlement to be paid to the Parent; and (2) in lieu of the Parties causing the NAJV to pay to the Parent all or a portion of the SFX NAJV Funded Amounts in accordance with this Section 2.2(e)(ii), the Seller, at the Seller’s election, is permitted to pay all or such portion of the SFX NAJV Funded Amounts on the NAJV’s behalf. The Seller shall indemnify, defend, and hold harmless the Parent and any of the Parent’s Affiliates (other than any NAJV Entity) from any Losses incurred or sustained by the Parent or any of such Affiliates to the extent relating to any funding obligations, claim for funding, or credit support obligation of the Parent or any of such Affiliates after the time when the Parent or such Affiliate ceases to be required to have such obligation pursuant to this Section 2.2.

(iii)                               (A)                               If the Seller makes a Put Option 2 Election, then, subject to Section 2.2(e)(iii)(B), this Section 2.2(e)(iii) will apply with respect to such Put Option 2 Election.

(B)                               The Parent shall pay the Put Option 2 Cash to the Seller (or at the Seller’s direction) as soon as the Parent has the funds (including funds that the Parent can draw down under an existing credit or other existing loan facility with availability, but only if the draw down and use of such funds does not result in any breach or default under such credit or other loan facility). Upon the payment of the Put Option 2 Cash to the Seller (or at the Seller’s direction), the Seller shall cause the SFX Equity Interests to be tendered to the Parent (or at the Parent’s direction). If the Parent does not pay or cause the payment of the Put Option 2 Cash to the Seller (or at the Seller’s direction) on or prior to the date that is 60 days after the date on which the Parent receives such Put Option 2 Election, then, thereafter and at any time prior to July 15, 2014 and for so long as the Parent has not paid or caused the payment of the Put Option 2 Cash to the Seller (or at the Seller’s direction), the Seller is permitted to provide notice to the Parent electing to treat such Put Option 2 Election as a Put Option 1 Election, whereupon this Section 2.2(e)(iii) will cease to apply, Section 2.2(e)(ii) will apply to such Put Option 1 Election, and the Parent shall continue to fund (or shall cause SFX-IDT N.A. Holding to continue to fund) the NAJV pursuant to the NAJV JV Agreement Surviving Terms until the Put Option 1 Settlement.

(f)                                   For the avoidance of doubt, notwithstanding the delivery of any notice pursuant to clause (d) or (e) of this Section 2.2 or any termination of this Agreement, the Seller Entities shall be entitled to retain the Grant Date Cash Payment, the Initial NAJV Consideration, and the Signing Date Cash Payment, and the SFX Lender shall have no right to receive repayment of the NAJV Advance.

2.3                               Deliveries.

(a)                                 Seller Deliveries. On the date of this Agreement, the Seller shall deliver to the Parent the following:

(i)                                     all Organizational Documents of the Seller (including all amendments thereto);

(ii)                                  all Organizational Documents of the Company (including all amendments thereto);

(iii)                               a unanimous written consent, or minutes of the meeting, of the Seller’s Board and the Direct Seller Shareholders authorizing the execution and delivery of this Agreement and the Ancillary Documents, and the performance of the transactions contemplated hereby and thereby, on behalf of the Seller;

(iv)                              a unanimous written consent, or minutes of the meeting, of the Company’s Board and the Seller, in the Seller’s capacity as the Company’s sole shareholder, authorizing the execution and delivery of the Ancillary Documents to which the Company is a party, and the performance of the transactions contemplated thereby, on behalf of the Company;

(v)                                 with respect to each Company Entity that is party to any Ancillary Documents, a unanimous written consent, or minutes of the meeting, of such Company Entity’s Board authorizing the execution and delivery of such Ancillary Documents, and the performance of the transactions contemplated thereby, on behalf of such Company Entity; and

(vi)                              complete and accurate copies of all Reorganization Documents;

(vii)                           all Organizational Documents of ID&T Design (including any amendments thereto);

(viii)                        a copy of each of the Stutterheim Management Agreement, the Stutterheim Management Agreement Addendum, the Tavecchio Management Agreement, the Tavecchio Management Agreement Addendum, the Timmerman Management Agreement, the Timmerman Management Agreement Addendum, the Termination Letters, each Key Employee Employment Agreement, and each Key Employee Employment Agreement Addendum, in each case duly signed by the parties thereto, other than the Parent;

(ix)                              written resignations of each of the Directors of the Company who is not continuing as a Director of the Company as of immediately after the Closing from his, her, or its office as a member of the management board, with effect as of immediately after the Closing, and a shareholders’ resolution of the Company shareholders accepting such resignation,

(x)                                 a duly adopted written shareholders’ resolution of the Company appointing each of Sillerman, Mitchell Slater, Shelly Finkel, Stutterheim, and Tavecchio as Directors of the Company with effect as of immediately following the Closing,

(xi)                              copies of all Consents of Governmental Authorities and any other Person required to be obtained (pursuant to Law or one or more Contracts) with respect to the consummation of the Transaction that are specified in Schedule 3.4(a) or Schedule 3.4(b);

(xii)                           counterpart signature pages to the SFX Stockholder Agreement, duly executed by the Seller, each Seller Shareholder, and the Company;

(xiii)                        counterpart signature pages to the ID&T Worldwide Shareholders’ Agreement, duly executed by the Seller, each Seller Shareholder, and the Company;

(xiv)                       counterpart signature pages to the NAJV Second Amended and Restated LLC Agreement, duly executed by ID&T International, ID&T Holding, and each Seller Shareholder;

(xv)                          counterpart signature pages to the License Agreement, duly executed by the Company and the Seller;

(xvi)                       the original shareholders’ register of the Company, which evidences the Seller’s ownership of the Purchased Shares as of immediately prior to the signing of this Agreement;

(xvii)                    a counterpart signature page to the NAJV Advance Assignment, duly executed by the Seller;

(xviii)                 fully executed copies of the Reorganization Documents; and.

(xix)                       powers of attorney in favor of the Notary, duly executed on behalf of the Company and the Seller authorizing their respective representatives to attend to and execute the Notarial Deed of Transfer.

(b)                                 Parent Deliveries. On the date of this Agreement, the Parent shall deliver to the Seller the following:

(i)                                     a counterpart signature page to the ID&T Worldwide Shareholders’ Agreement, duly executed by the Parent;

(ii)                                  a counterpart signature page to the SFX Stockholder Agreement, duly executed by the Parent;

(iii)                               counterpart signature pages to the NAJV Second Amended and Restated LLC Agreement, duly executed by Parent, SFX-IDT N.A. Holding, and the NAJV;

(iv)                              a counterpart signature page to the License Agreement, duly executed by the NAJV;

(v)                                 a counterpart signature page to each of the Stutterheim Management Agreement Addendum, the Tavecchio Management Agreement Addendum, the Timmerman Management Agreement Addendum, and each Key Employee Employment Agreement Addendum, duly executed by the Parent;

(vi)                              a counterpart signature page to the NAJV Advance Assignment, duly executed by the Parent and the SFX Lender;

(vii)                           evidence that the NAJV has transferred to the SFX Lender the NAJV’s rights with respect to the NAJV Advance;

(viii)                        the Signing Date Cash Payment by wire transfer of immediately available funds pursuant to Section 2.2(b); and

(ix)                              powers of attorney in favor of the Notary, duly executed on behalf of the Buyer and the Parent, authorizing their respective representatives to attend to and execute the Notarial Deed of Transfer.

2.4                               Post-Closing True-up Amount.

(a)                                 Seller Calculation of Post-Closing True-up Amount. No later than 5 p.m. New York City time on the date that is nine months following March 20, 2013, the Seller shall deliver to the Buyer Parties a statement setting forth in reasonable detail the Seller’s computation of Company Transaction Expenses, Seller Anticipated Loan Repayments, and the Post-Closing True-up Amount.  For purposes of this Agreement, the Company Transaction Expenses, Seller Anticipated Loan Repayments, and Post-Closing True-up Amount shall be converted to Dollars using the applicable conversion rate published in the Wall Street Journal on the Business Day immediately prior to the date of this Agreement.

(b)                                 Determination of Final Post-Closing True-up Amount.

(i)                                     If, with respect to Seller’s computation of Company Transaction Expenses, Seller Anticipated Loan Repayments, and the Post-Closing True-up Amount provided to the Buyer Parties pursuant to Section 2.4(a), the Buyer Parties do not provide written notice (an “Post-Closing True-up Dispute Notice”) to the Seller on or before the date that is 30 days after the Buyer Parties’ receipt of such computation (such date, the “Post-Closing True-up Dispute Notice Deadline”) that the Buyer Parties object to the computation of Company Transaction Expenses, Seller Anticipated Loan Repayments, or the Post-Closing True-up Amount set forth therein and that sets forth in reasonable detail the Buyer Parties’ basis for such objection, then such computation will thereby be binding and conclusive on the Buyer Parties and the Seller.

(ii)                                  If the Buyer Parties provides the Seller with a Post-Closing True-up Dispute Notice on or prior to the Post-Closing True-up Dispute Notice Deadline, then, during the period (the “Post-Closing True-up Resolution Period”) commencing on the date on which the Buyer Parties provides such Post-Closing True-up Dispute Notice and ending on (and including) the date that is 20 days thereafter, the Buyer Parties and the Seller shall negotiate in good faith to resolve any such dispute. Any matter contained in the computation delivered pursuant to Section 2.4(a) that is not the subject of dispute as specified in such Post-Closing True-up Dispute Notice will be deemed final, binding, and conclusive on the Buyer Parties and the Seller. Any written resolution during such Post-Closing True-up Resolution Period between the Buyer Parties and the Seller with respect to the Company Transaction Expenses, Seller Anticipated Loan Repayments and the Post-Closing True-up Amount will deemed to be final, binding, and conclusive on the Buyer Parties and the Seller. If, at the conclusion of such Post-Closing True-up Resolution Period, the calculation of the Company Transaction Expenses, Seller Anticipated Loan Repayments, or the Post-Closing True-up Amount remains in dispute, then, no later than the date that is five Business Days after the last day of such Post-Closing True-up Resolution Period, the Buyer Parties and the Seller shall submit the disputed items set forth in the Post-Closing True-up Dispute Notice for final binding resolution to the Neutral Accountant, and the Buyer Parties and the Seller shall engage the Neutral Accountant pursuant to an engagement letter in which the Neutral Accountant agrees to comply with the procedures and timelines set forth in this Section 2.4(b).

(iii)                               If unresolved disputed items are submitted to the Neutral Accountant, then the Buyer Parties and the Seller shall, and shall cause the Company to, provide to the Neutral Accountant such workpapers, schedules, and other documents and information relating to the unresolved and disputed items as the Neutral Accountant might reasonably request. The Neutral Accountant must resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentation and information provided by the Buyer Parties and the Seller, and not by independent review, and such determination will be binding and conclusive on the Buyer Parties and the Seller. The Buyer Parties and the Seller shall cooperate fully in assisting the Neutral Accountant in calculating the disputed items and shall take such actions as are necessary to expedite and to cause the Neutral Accountant to expedite such calculation. The Buyer Parties and the Seller shall request that the Neutral Accountant render the Neutral Accountant’s written decision within 30 days after submission of the dispute to the Neutral Accountant or as soon as practicable thereafter, and that the Neutral Accountant send copies of such decision to each of the Buyer Parties and the Seller. The calculation of such disputed items as reflected in the Neutral Accountant’s decision will, absent manifest error, be final, binding, and conclusive on the Buyer Parties and the Seller.

(iv)                              The Parent and the Seller shall each pay fifty percent (50%) of all fees and costs incurred in connection with a dispute pursuant to this Section 2.4(b).

(v)                                 Notwithstanding anything to the contrary contained herein (including Section 8.5), any disputes regarding the calculation of Company Transaction Expenses, Seller Anticipated Loan Repayments, and the Post-Closing True-up Amount are to be resolved as set forth in this Section 2.4(a).

(c)                                  Settlement by the Seller of Post-Closing True-up Amount.

(i)                                     Subject to Section 2.4(c)(ii), if the Post-Closing True-up Amount is less than $0, then, no later than 5 p.m. New York City time on the date (such date, the “Post-Closing True-up Settlement Deadline”) that is five Business Days after the day on which the Seller delivers to the Buyer Parties the Seller’s calculation of the Post-Closing True-up Amount, the Seller shall pay to the Buyer (or at the Buyer’s direction) an amount equal to the absolute value of the Post-Closing True-up Amount (or, if the Post-Closing True-up Amount is disputed, then the portion thereof that is not being disputed).

(ii)                                  If the Post-Closing True-up Amount is less than $0 and, no later than the Post-Closing True-up Settlement Deadline, the Seller notifies the Buyer Parties in writing that the Seller is electing to have SFX Shares cancelled in accordance with this Section 2.4(c)(ii) in satisfaction of the entire Post-Closing True-Up Amount (or, if applicable, the entire undisputed portion thereof then payable), then the following number of SFX Shares will be deemed to be hereby cancelled (rounded up to the nearest SFX Share), to the extent that such SFX Shares are outstanding at such time: (A) the absolute value of the Post-Closing True-up Amount (or, if applicable, the undisputed portion thereof), divided by (B) (1) if at the time of cancellation of such SFX Shares, an SFX Qualified IPO has not occurred, then $10 (as adjusted for any stock splits, dividends or similar items); or (2) if at the time of cancellation of such SFX Shares an SFX Qualified IPO has occurred, then the fair market value of Parent Common Stock as of the time of cancellation of such SFX Shares (which will be the volume weighted-average price per share of the Parent Common Stock, as determined in good faith by the Parent’s Board, for the shorter of (x) the preceding 20-day period and (y) the period commencing on the date on which an initial public offering with respect to the Parent Common Stock was consummated and ending on the date of such determination of fair market value). If the Seller holds less than all SFX Shares that are to be cancelled pursuant to this Section 2.4(c)(ii), then, to the extent of such deficit, the Seller shall designate which of such SFX Shares, as held by Persons other than the Seller (other than (x) the Parent or any of the Parent’s Affiliates, (y) a Person to which such SFX Shares have been transferred in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) a Seller Third Party), are to be cancelled. The Parties shall take such action as is necessary to evidence the cancellation of SFX Shares (if any) pursuant to this Section 2.4(c)(ii). Without limiting the generality of the immediately foregoing sentence, the Seller shall return to the Parent any share certificates evidencing SFX Shares that have been cancelled pursuant to this Section 2.4(c)(ii), and, if any SFX Shares represented by such returned share certificates have not been so cancelled, then the Parent shall provide the Seller a new certificate with respect to the SFX Shares that have not been so cancelled. The cancellation of SFX Shares pursuant to this Section 2.4(c)(ii) will operate to reduce the portion of the Post-Closing True-up Amount for which the Seller is obligated under this Section 2.4 to pay to the Buyer and, if any portion of the Post-Closing True-up Amount remains payable to the Buyer after the cancellation of SFX Shares pursuant to this Section 2.4(c)(ii), then the Seller shall promptly pay such portion to the Buyer by wire transfer of immediately available funds to an account specified by the Buyer. For the avoidance of doubt, nothing herein will limit the right of the Seller to sell or otherwise transfer the SFX Shares in accordance with the terms of the SFX Stockholder Agreement and any lock-up agreement entered into by the Seller in connection with a SFX Qualified IPO (as defined in the SFX Stockholder Agreement), it being understood that any SFX Shares that have been transferred (other than (x) to the Parent or any of the Parent’s Affiliates, (y) in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) to a Seller Third Party) will remain subject to cancellation pursuant to this Section 2.4(c)(ii) and that, as a condition to being so transferred, the transferee with respect to such SFX Shares must acknowledge (for the benefit of the Parent) that such SFX Shares remain subject to cancellation pursuant to this Section 2.4(c)(ii) and must agree (for the benefit of the Parent) to take such actions as are necessary to implement the cancellation of such SFX Shares pursuant to this Section 2.4(c)(ii).  For avoidance of doubt, any SFX Shares sold, assigned, or transferred to a Seller Third Party in accordance with the SFX Stockholder Agreement will not be subject to cancellation pursuant to this Section 2.4(c)(ii).

(d)                                 Settlement by Buyer of Post-Closing True-up Amount. If the Post-Closing True-up Amount is equal to or greater than $0, then the Buyer shall, no later the Post-Closing True-up Settlement Deadline, pay to the Seller an amount equal to the Post-Closing True-up Amount (or, if the Post-Closing True-up Amount is disputed, then the undisputed portion thereof).

(e)                                  Settlement of Post-Closing True-up Amount After Dispute. Promptly after the resolution of any dispute with respect to the Seller’s calculation of the Post-Closing True-up Amount, the Buyer or the Seller, as applicable, shall pay any remaining portion of the Post-Closing True-up Amount to the other (unless, in connection with any such resolution, the Parties determine that the SFX Shares will be cancelled in a manner consistent with Section 2.4(c)(ii) and in lieu of making all or a portion of such payment).

2.5                               Anticipated Dividend Shortfall Adjustment.

(a)                                 If the Anticipated Dividend Shortfall is greater than $0 and less than $1,000,000, then (i) the Anticipated Dividend Shortfall will be deemed to be a loan from the Buyer to the Seller that is repayable solely from amounts distributed by the Company to the Seller from and after the Closing Date, in the Seller’s capacity as a holder of Company Common Shares, and (ii) on the last day of the Anticipated Dividend Period, the Seller shall pay to the Buyer any such amounts that have on or prior to such date been distributed to the Seller and, after such date, shall pay to Buyer any such amounts that are so distributed to the Seller after such date (or shall direct the Company to pay such distributed amounts directly to the Buyer on the Seller’s behalf), up to (in aggregate) the amount of the Anticipated Dividend Shortfall (to the extent that the Anticipated Dividend Shortfall has not been paid to the Buyer).

(b)                                 If the Anticipated Dividend Shortfall is equal to or greater than $1,000,000, then:

(i)                                     if, no later than 5 p.m. New York City time on the date (such date, the “Buyer Anticipated Dividend Election Deadline”) that is five Business Days after the last day of the Anticipated Dividend Period, the Buyer notifies the Seller in writing that the Buyer is electing to treat the Anticipated Dividend Amount as an advance in accordance with this Section 2.5(b)(i), then (A) the Anticipated Dividend Shortfall will be deemed to be a loan from the Buyer to the Seller that is repayable solely from amounts distributed by the Company to the Seller, in the Seller’s capacity as a holder of Company Common Shares, and (B) the Seller shall pay to the Buyer any such amounts that have at such time been distributed to the Seller and, after such time, shall pay to Buyer any such amounts that are so distributed to the Seller after such time (or shall direct the Company to pay such distributed amounts directly to the Buyer on the Seller’s behalf), up to (in aggregate) the amount of the Anticipated Dividend Shortfall to the extent that the Anticipated Dividend Shortfall has not been paid to the Buyer; and

(ii)                                  if the Buyer does not provide in accordance with Section 2.5(b)(i) the notice contemplated by Section 2.5(b)(i), then:

(A)                               the Seller shall, no later 5 p.m. New York City time on the date that is than five Business Days after the Buyer Anticipated Dividend Election Deadline, initiate a wire transfer of immediately available funds to an account specified by the Buyer to pay the Anticipated Dividend Shortfall to the Buyer; or

(B)                               if the Seller does not initiate a wire transfer in accordance with Section 2.5(b)(ii)(A), then, no later 5 p.m. New York City time on the date that is than seven Business Days after the Buyer Anticipated Dividend Election Deadline, the following number of SFX Shares will be deemed to be hereby cancelled (rounded down to the nearest SFX Share), to the extent that such SFX Shares are outstanding at such time: (I) the Anticipated Dividend Shortfall, divided by (II) $10 (as adjusted for any stock splits, dividends or similar items).

If the Seller holds less than all SFX Shares that are to be cancelled pursuant to Section 2.5(b)(ii)(B), then, to the extent of such deficit, the Seller shall designate which of such SFX Shares, as held by Persons other than the Seller (other than (x) the Parent or any of the Parent’s Affiliates, (y) a Person to which such SFX Shares have been transferred in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) a Person that is a Seller Third Party), are to be cancelled. The Parties shall take such action as is necessary to evidence the cancellation of SFX Shares (if any) pursuant to Section 2.5(b)(ii)(B). Without limiting the generality of the immediately foregoing sentence, the Seller shall return to the Parent any share certificates evidencing SFX Shares that have been cancelled pursuant to Section 2.5(b)(ii)(B), and, if any SFX Shares represented by such returned share certificates have not been so cancelled, then the Parent shall provide the Seller a new certificate with respect to the SFX Shares that have not been so cancelled. The cancellation of SFX Shares pursuant to

Section 2.5(b)(ii)(B) will operate to reduce the portion of the Anticipated Dividend Shortfall for which the Seller is obligated under Section 2.5(b)(ii) to pay to the Buyer and, if any portion of the Anticipated Dividend Shortfall remains payable to the Buyer after the cancellation of SFX Shares pursuant to Section 2.5(b)(ii)(B), then the Seller shall promptly pay such portion to the Buyer by wire transfer of immediately available funds to an account specified by the Buyer. For the avoidance of doubt, nothing herein will limit the right of the Seller to sell or otherwise transfer the SFX Shares in accordance with the terms of the SFX Stockholder Agreement and any lock-up agreement entered into by the Seller in connection with a SFX Qualified IPO (as defined in the SFX Stockholder Agreement), it being understood that any SFX Shares that have been transferred (other than (x) to the Parent or any of the Parent’s Affiliates, (y) in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) to a Seller Third Party) will remain subject to cancellation pursuant to this Section 2.5(b)(ii)(B) and that, as a condition to being so transferred, the transferee with respect to such SFX Shares must acknowledge (for the benefit of the Parent) that such SFX Shares remain subject to cancellation pursuant to this Section 2.5(b)(ii)(B) and must agree (for the benefit of the Parent) to take such actions as are necessary to implement the cancellation of such SFX Shares pursuant to this Section 2.5(b)(ii)(B).  For avoidance of doubt, any SFX Shares sold, assigned, or transferred to a Seller Third Party in accordance with the SFX Stockholder Agreement will not be subject to cancellation pursuant to this Section 2.5(b)(ii)(B).

(c)                                  If the Anticipated Dividend Excess is equal to or greater than $0, then the Buyer shall, no later 5 p.m. New York City time on the date that is than five Business Days after the Buyer Anticipated Dividend Election Deadline, initiate a wire transfer of immediately available funds to an account specified by the Seller to pay the Anticipated Dividend Excess to the Seller.

2.6                               EBITDA Warrants

(a)                                 Calculation of EBITDA by NAJV Board. The Parent and the Seller shall cause the NAJV Board to provide each of the Parent and the Seller, no later than 90 days after the end of each Earnout Year, a report (an “Accounting Report”) setting forth in reasonable detail, along with all applicable worksheets, the NAJV Board’s computation of the EBITDA for such Earnout Year.

(b)                                 Determination of Final EBITDA.

(i)                                     If, with respect to an Accounting Report provided to the Seller pursuant to Section 2.6(a), the Seller does not provide written notice (an “EBITDA Dispute Notice”) to the NAJV and the Parent on or before the date that is 30 days after the Seller’s receipt of such Accounting Report (such date, with respect to such Accounting Report, the “EBITDA Dispute Notice Deadline”) that the Seller objects to the computation of EBITDA set forth therein and that sets forth in reasonable detail the Seller’s basis for such objection, then such Accounting Report will thereby be binding and conclusive on the Parent and the Seller.

(ii)                                  If, with respect to an Accounting Report, the Seller provides the NAJV and the Parent with an EBITDA Dispute Notice on or prior to the EBITDA Dispute Notice Deadline, then, during the period (the “EBITDA Resolution Period”) commencing on the date on which the Seller provides such EBITDA Dispute Notice and ending on (and including) the date that is 20 days thereafter, the Parent and the Seller shall negotiate in good faith to resolve any such dispute. Any matter contained in an Accounting Report that is not the subject of dispute as specified in such EBITDA Dispute Notice will be deemed final, binding, and conclusive on the Parent and the Seller.  Any written resolution during such EBITDA Resolution Period between the Parent and the Seller with respect to the applicable Accounting Report will deemed to be final, binding, and conclusive on the Parent and the Seller. If, at the conclusion of such EBITDA Resolution Period, the calculation of the applicable EBITDA remains in dispute, then, no later than the date that is five Business Days after the last day of such EBITDA Resolution Period, the Parent and the Seller shall submit the disputed items set forth in the applicable EBITDA Dispute Notice for final binding resolution to the Neutral Accountant, and the Parent and the Seller shall engage the Neutral Accountant pursuant to an engagement letter in which the Neutral Accountant agrees to comply with the procedures and timelines set forth in this Section 2.6(b).

(iii)                               If unresolved disputed items are submitted to the Neutral Accountant, then the Parent and the Seller shall, and shall cause the NAJV to, provide to the Neutral Accountant such workpapers, schedules, and other documents and information relating to the unresolved and disputed items as the Neutral Accountant might reasonably request. The Neutral Accountant must resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentation and information provided by the Parent and the Seller, and not by independent review, and such determination will be binding and conclusive on the Parent and the Seller. The Parent and the Seller shall cooperate fully in assisting the Neutral Accountant in calculating the disputed items and shall take such actions as are necessary to expedite and to cause the Neutral Accountant to expedite such calculation. The Parent and the Seller shall request that the Neutral Accountant render the Neutral Accountant’s written decision within 30 days after submission of the dispute to the Neutral Accountant or as soon as practicable thereafter, and that the Neutral Accountant send copies of such decision to each of the Parent and the Seller. The calculation of such disputed items as reflected in the Neutral Accountant’s decision will, absent manifest error, be final, binding, and conclusive on the Parent and the Seller.

(iv)                              The Seller shall pay all fees and costs incurred in connection with an EBITDA dispute pursuant to this Section 2.6(b); except that, if the Neutral Accountant finally determines that the applicable EBITDA is equal to or greater than the EBITDA Target (and the NAJV Board had determined that such

EBITDA was less than the EBITDA Target), then the Parent shall pay (or shall cause to be paid) all fees and costs incurred in connection with such dispute.

(v)                                 Notwithstanding anything to the contrary contained herein (including Section 8.5), any disputes regarding the calculation of EBITDA are to be resolved as set forth in this Section 2.6(b).

(c)                                  Grant of EBITDA Warrants.

(i)                                     Each Earnout Year, if the Finally Determined EBITDA with respect to such Earnout Year is equal to or greater than the EBITDA Target, then, promptly after the Final EBITDA Determination Date with respect to such Finally Determined EBITDA, the Parent shall grant to the Seller, pursuant and subject to Section 2.6(d), 100,000 warrants (“EBITDA Warrants”) to purchase (on a one-for-one basis) shares of Parent Common Stock, in the form attached hereto as Exhibit I.

(ii)                                  Each EBITDA Warrant that is granted pursuant to Section 2.6(c)(i) will have a strike price (such EBITDA Warrant’s “EBITDA Warrant Strike Price”) determined as follows:

(A)                               if an SFX Qualified IPO has not occurred at the time that such EBITDA Warrant is to be granted, then the EBITDA Warrant Strike Price with respect to such EBITDA Warrant will be equal to the fair value per share of Parent Common Stock (the “Parent Common Stock Fair Value”), as determined in good faith by the Parent’s Board, as of the time of such determination, which determination the Parent shall cause the Parent’s Board to make contemporaneously with or promptly after the applicable Final EBITDA Determination Date; and

(B)                               if an SFX Qualified IPO has occurred at the time that such EBITDA Warrant is to be granted, then the EBITDA Warrant Strike Price with respect to such EBITDA Warrant will be the volume weighted-average price per share of the Parent Common Stock, to be calculated in good faith by the Parent’s Board, for the 30-day period prior to the applicable Final EBITDA Determination Date.

(iii)                               Promptly after the EBITDA Warrant Strike Price with respect to such EBITDA Warrant is determined, the Parent shall provide written notice thereof to the Seller. If, with respect to such EBITDA Warrant, the Seller does not provide written notice (a “Fair Value Dispute Notice”) to the NAJV and the Parent on or before the date that is 30 days after the Seller’s receipt of written notice from the Parent of the Parent Common Stock Fair Value (such date, with respect to such EBITDA Warrant, the “Fair Value Dispute Notice Deadline”) that the Seller objects to the computation of the Parent Common Stock Fair Value set forth therein, then such Parent Common Stock Fair Value will thereby be binding and conclusive on the Parent and the Seller.

(iv)                              If, with respect to an EBITDA Warrant, the Seller provides the NAJV and the Parent with a Fair Value Dispute Notice on or prior to the Fair Value Dispute Notice Deadline, then, during the period (the “Fair Value Resolution Period”) commencing on the date on which the Seller provides such Fair Value Dispute Notice and ending on (and including) the date that is 20 days thereafter, the Parent and the Seller shall negotiate in good faith to resolve any such dispute. Any written resolution during such Fair Value Resolution Period between the Parent and the Seller with respect to the applicable Fair Value Dispute Notice will deemed to be final, binding, and conclusive on the Parent and the Seller. If at the conclusion of such Fair Value Resolution Period, the calculation of the applicable Parent Common Stock Fair Value remains in dispute, then, no later than the date that is five Business Days after the last day of such Fair Value Resolution Period, the Parent and the Seller shall submit the disputed items set forth in the applicable Fair Value Dispute Notice for final binding resolution to the Neutral Accountant, and the Parent and the Seller shall engage the Neutral Accountant pursuant to an engagement letter in which the Neutral Accountant agrees to comply with the procedures and timelines set forth in this Section 2.6(c).

(v)                                 If unresolved disputed items are submitted to the Neutral Accountant, then the Parent and the Seller shall, and shall cause the NAJV to, provide to the Neutral Accountant such workpapers, schedules, and other documents and information relating to the unresolved and disputed items as the Neutral Accountant might reasonably request. The Neutral Accountant must resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentation and information provided by the Parent and the Seller, and not by independent review, and such determination will be binding and conclusive on the Parent and the Seller. The Parent and the Seller shall cooperate fully in assisting the Neutral Accountant in calculating the disputed items and shall take such actions as are necessary to expedite and to cause the Neutral Accountant to expedite such calculation. The Parent and the Seller shall request that the Neutral Accountant render the Neutral Accountant’s written decision within 30 days after submission of the dispute to the Neutral Accountant or as soon as practicable thereafter, and that the Neutral Accountant send copies of such decision to each of the Parent and the Seller. The calculation of such disputed items as reflected in the Neutral Accountant’s decision will, absent manifest error,  final, binding, and conclusive on the Parent and the Seller.

(vi)                              The Seller shall pay all fees and costs incurred in connection with a Parent Common Stock Fair Value dispute pursuant to this Section 2.6(c); except that, if the Neutral Accountant finally determines that the applicable Parent Common Stock Fair Value differs by more than 5% of the Parent Common Stock Fair Value determined by the Parent’s Board, then the Parent shall pay (or shall cause to be paid) all fees and costs incurred in connection with such Parent Common Stock Fair Value dispute.

(vii)                           Notwithstanding anything to the contrary contained herein

(including Section 8.5), any disputes regarding the determination of the Parent Common Stock Fair Value are to be resolved as set forth in this Section 2.6(c).

(d)                                 EBITDA Closing.

(i)                                     The obligation of the Parent to grant any EBITDA Warrants to be granted pursuant hereto is subject to the Seller’s delivery to the Parent of a certification, in the form attached as Exhibit J, from the Seller as to the accuracy of the representations and warranties of the Seller set forth in Section 3.31 with respect to the grant of such EBITDA Warrants as of the time of such grant (such time, with respect to such EBITDA Warrants, an “EBITDA Warrant Closing”), subject to appropriate revision in the event of, and to reflect the occurrence of, an SFX Qualified IPO.

(ii)                                  At any EBITDA Warrant Closing with respect to any EBITDA Warrants to be granted pursuant hereto, the Parent shall deliver to the Seller:

(A)                               a certification in the form attached as Exhibit O, from the Parent as to the accuracy of the representations and warranties of the Parent set forth in Section 4.12 with respect to the Warrant Shares relating to such EBITDA Warrants as of such EBITDA Warrant Closing; and

(B)                               a warrant representing such EBITDA Warrants, in the form attached hereto as Exhibit I, executed by the Parent.

(e)                                  Notwithstanding the foregoing set forth in this Section 2.6, this Section 2.6 will not apply with respect to any Earnout Year in which a Put Option 1 Settlement has occurred and for each Earnout Year thereafter.

2.7                               [Reserved.]

2.8                               Acknowledgment Regarding Purchase Price. The Parties acknowledge that the purchase price for the Purchased Shares is the Total Consideration, as might be adjusted pursuant hereto.

2.9                               Treatment of Certain Payments.

(a)                                 The Parties shall treat the Anticipated Dividend Shortfall and any payment that the Seller or Buyer is required to make pursuant to Section 2.4 (including any cancellation of SFX Shares in respect of any such payment) as a “purchase price adjustment” of the Total Consideration for Tax purposes.

(b)                                 Except as otherwise required by the applicable Legal Requirements, the Parties shall treat the Belgium JV Earn-Out Payments, any payment made pursuant to Section 7.2(a) (including the amount by which any Losses that the Seller is otherwise required to pay to a Buyer Indemnified Party under Article 7 are reduced because of the cancellation of any SFX Shares pursuant to Section 7.6(c)), any payment made by the Seller pursuant to Article 6, any payment made by the Seller to any Buyer Indemnified

Party with respect to any claims for any Breach of any representation, warranty, or obligation herein or otherwise arising out of the subject matter hereof as “purchase price adjustments” that reduce the Total Consideration for Tax purposes and the Parties shall not take any position inconsistent with such treatment.

(c)                                  Except as otherwise required by the applicable Legal Requirements, the Parties shall treat any payment made pursuant to Section 7.2(b), any payment made by any Buyer Party pursuant to Article 6, any payment made by any Buyer Party to any Seller Indemnified Party with respect to any claims for any Breach of any representation, warranty, or obligation herein or otherwise arising out of the subject matter hereof as “purchase price adjustments” that increase the Total Consideration for Tax purposes.

(d)                                 The Parties shall not take any position inconsistent with the treatment as set forth in this Section 2.9 of the Anticipated Dividend Shortfall and the other payments described in this Section 2.9.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Parent as follows (except that (x) with respect to Sections 3.2 and 3.3, upon the occurrence of the Closing, the Seller will be deemed to have represented and warranted to the Buyer Parties at the Closing as follows and (y) with respect to Sections 3.18(a) and 3.18(d), the Seller represents and warrants to the Parent and, upon the occurrence of the Closing, the Seller will also be deemed to have represented and warranted to the Buyer Parties at the Closing as follows):

3.1                               Organization and Standing; Authority.

(a)                                 Each of the Company, the Company Subsidiaries and the Seller is duly organized or formed, validly existing and, to the extent applicable in an applicable jurisdiction, in good standing under the laws of its jurisdiction of formation. The Company and the Company Subsidiaries have all requisite power and authority to carry on their respective businesses and activities as they are currently being conducted and to own, lease or operate their respective properties and assets as they are currently owned, leased or operated. True and complete copies of all Organizational Documents of the Company, the Company Subsidiaries and the Seller, including all amendments thereto, have previously been made available to the Parent. Each of the Company, the Company Subsidiaries and the Seller is duly qualified to do business and, to the extent applicable in an applicable jurisdiction, is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified, except where the failure to be so qualified or to be in good standing would not reasonably be expected to have a Material Adverse Effect.

(b)                                 The Seller has the requisite power and authority to execute and deliver this Agreement. Each of the Company and the Seller has the requisite power and authority to execute and deliver all Ancillary Documents to be executed by the Company and the Seller in connection herewith, to perform the Company’s and the Seller’s obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to be executed by the Company and the Seller, and the consummation of the transactions contemplated by hereby and thereby, and the performance of the Company’s and the Seller’s obligations hereunder and thereunder have been duly and validly authorized by all necessary corporate or other action on the part of the Company and the Seller. This Agreement has been duly and validly executed and delivered by the Seller and (assuming that this Agreement has been duly authorized, executed and delivered by the other Parties) constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except as limited by (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, or (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity) (collectively, the “General Enforceability Exceptions”). Each Ancillary Document that is being executed and delivered on the date hereof by the Company or the Seller is duly and validly executed and delivered by the Company and the Seller and (assuming that such Ancillary Document has been duly authorized, executed and delivered by the other parties thereto) constitutes the legal, valid and binding obligation of the Company and the Seller, respectively, enforceable against it in accordance with its terms, except as limited by the General Enforceability Exceptions.

(c)                                  Neither the Company nor any of the Company Subsidiaries carries on its business under any names other than its own respective registered corporate names.

3.2                               Capitalization.

(a)                                 Schedule 3.2(a)(i) sets forth a true and complete list (as of immediately prior to the Closing) of (i) the amount and type of the Company’s authorized share capital or other equity interests in the Company, and (ii) the amount, type and owner of the issued and outstanding shares of such share capital or other equity interests in the Company (the “Company Equity”). All of the Company Equity is owned free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All Company Equity has been duly authorized and validly issued pursuant to applicable Law and the Organizational Documents of the Company. Except as set forth on Schedule 3.2(a)(ii) or as contemplated by this Agreement, there are no (A) outstanding depository receipts (certificaten) issued by the Company with or without the cooperation of the Company or the Company Subsidiaries, (B)(I) issued and outstanding Company Equity, (II) outstanding debt interests in the Company, (III) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any Company Equity or any debt interests in the Company, or (IV) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any securities referred to in the immediately foregoing clause (III), or (C) options, warrants, rights, Contracts, subscriptions, convertible securities, exchangeable securities, or Company Equity that the Company is bound to issue, repurchase, transfer, return, redeem or otherwise acquire or retire. Except as set forth on Schedule 3.2(a)(iii) or as otherwise contemplated by this Agreement, there are no voting trusts, proxies, registration rights agreements or any other Contracts or understandings with respect to the voting, transfer, sale or disposition of the Company Equity.

(b)                                 The Seller is (and since the Company was formed has always been) the legal and beneficial owner of the Purchased Shares and has full legal and beneficial title to and ownership of the Purchased Shares, free and clear of all Liens (other than transfer restrictions under federal or state securities Laws) and with no restriction on the voting rights and other incidents of record and beneficial ownership pertaining thereto.

3.3                               Company Subsidiaries and Company Minority-held Entities.

(a)                                 Schedule 3.3(a) sets forth, as of immediately prior to the Closing, a true and complete list of (i) each Company Subsidiary, (ii) the jurisdiction of organization of each Company Subsidiary, (iii) the amount and type of each Company Subsidiary’s authorized share capital or other equity interests in such Company Subsidiary, and (iv) the amount, type and owner of each such Company Subsidiary’s issued and outstanding share capital or other equity interests in such Company Subsidiary (the “Company Subsidiary Equity”). All of the Company Subsidiary Equity is owned free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All Company Subsidiary Equity has been duly authorized, validly issued and fully paid up pursuant to applicable Law and the Organizational Documents of the applicable Company Subsidiary.

(b)                                 Except as set forth on Schedule 3.3(b)(i), there are no (A) outstanding depository receipts (certificaten) issued by any Company Subsidiary with or without the cooperation of the Company or the Company Subsidiaries, (B)(I) issued and outstanding Company Subsidiary Equity, (II) outstanding debt interests in any Company Subsidiary, (III) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any Company Subsidiary Equity or any debt interests in any Company Subsidiary, or (IV) securities convertible into, exchangeable for, or exercisable for (or any other rights that entitle a Person to acquire) any securities referred to in the immediately foregoing clause (III), or (C) options, warrants, rights, Contracts, subscriptions, convertible securities, exchangeable securities, or Company Subsidiary Equity that any Company Subsidiary is bound to issue, repurchase, transfer, return, redeem or otherwise acquire or retire. Except as set forth on Schedule 3.3(b)(ii) as otherwise contemplated by this Agreement, there are no voting trusts, proxies, registration rights agreements or any other Contracts or understandings with respect to the voting, transfer, sale or disposition of Company Subsidiary Equity. Except as set forth in Schedule 3.3(b)(iii), neither the Company nor the Company Subsidiaries (i) has any direct or indirect ownership interest in (or any right to acquire any direct or indirect ownership in) any Person (other than the Company Subsidiaries), including any joint venture, partnership or similar organization, (ii) has made any loan to, extended credit to, or owns debt of any Person, or (iii) has guaranteed the obligations of any Person or has had its obligations guaranteed by any Person.

(c)                                  Schedule 3.3(c) sets forth, as of immediately prior to the Closing, a true and complete list of (i) each Company Minority-held Entity, (ii) the jurisdiction of organization of each Company Minority-held Entity, (iii) the amount and type of each

Company Minority-held Entity’s authorized capital stock or other equity interests in such Company Minority-held Entity, and (iv) the amount, type and owner of issued and outstanding shares of capital stock or other equity interests in such each such Company Minority-held Entity that is owned by any Company Entity (the “Company Minority-held Entity Equity”). All of the Company Minority-held Entity Equity is owned free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All Company Minority-held Entity Equity has been duly authorized, validly issued and fully paid up pursuant to applicable Law and the Organizational Documents of the applicable Company Minority-held Entity.

(d)                                 For purposes of this Section 3.3, each reference to a Company Entity excludes ID&T Holding and any Entity that, immediately after the consummation of the Reorganization, was a Subsidiary of ID&T Holding.

3.4                               No Conflict; Required Filings and Consents.

(a)                                 Except as set forth on Schedule 3.4(a), neither the execution and delivery of this Agreement by the Seller (nor any Ancillary Document by the Company or any Company Subsidiary), the consummation by the Seller of the transactions contemplated by this Agreement (including the Reorganization and the filing of the Amended and Restated Articles) or by any Ancillary Document to be executed by the Company, any Company Subsidiaries or the Seller, compliance the Company, any Company Subsidiaries or the Seller with any of the provisions hereof or thereof, nor the performance of the Company’s, such Company Subsidiary’s or the Seller’s obligations hereunder or thereunder will (with or without the giving of notice or the passage of time or both) (i) violate, conflict with, or constitute or result in a breach of any provisions of the Organizational Documents of the Company, any of the Company Subsidiaries or the Seller, (ii) violate, conflict with, or constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Company, any Company Subsidiary or the Seller pursuant to, any Contract to which any of them is a party or to which any of them or their respective properties or assets may be subject, or (iii) violate any Permit, Order or Law applicable to the Company, any Company Subsidiary or the Seller or any of their respective properties or assets, other than (in the case of clause (ii)) such violations, breaches, conflicts or defaults that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company, any Company Subsidiary or the Seller, or to any of their respective operations.

(b)                                 Other than as set forth on Schedule 3.4(b), no Consent is required to be obtained, no notice is required to be given, and no filing is required to be made, by the Company or any of the Company Subsidiaries or the Seller as a result of the consummation of the transactions contemplated by this Agreement (including the Reorganization) or the performance of their respective obligations hereunder, other than such Consents or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company, any Company Subsidiary or the Seller, or to any of their respective operations.

3.5                               Financial Statements.

(a)                                 Attached as Schedule 3.5(a) are complete and accurate copies of: (i) the GAAP audited consolidated balance sheets of the Seller as of December 31, 2012 (the “Balance Sheet Date”) and December 31, 2011, and the related audited consolidated statements of operations and cash flows for the fiscal years then ended, together with the notes thereto (the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Seller as of March 31, 2013, and the related unaudited consolidated statements of operations and cash flows for the three-month period then ended (the “Unaudited Financial Statements”, and together with the Audited Financial Statements, the “Seller Financial Statements”).

(b)                                 The Seller Financial Statements have been prepared from the books and records of the Company in accordance with GAAP and, in the case of the Audited Financial Statements, Dutch Accounting Principles and fairly present the financial position, results of operations, shareholders’/members’ equity, and cash flows of the Seller Entities, on a consolidated basis, as of the dates and for the periods indicated.

(c)                                  Except as set forth on Schedule 3.5(c), the Seller Financial Statements (i) do not provide for any unusual or non-recurring items, (ii) contain provisions for adequate reserves to cover all Taxes (including deferred Taxes) and other Liabilities of the Seller Entities as of the date of the Seller Financial Statements, (iii) have been duly and timely filed where required in accordance with applicable Law, and (iv) reflect that the value attributed to each asset of any Company Entity does not exceed its current market value as of the date of such Seller Financial Statement.

(d)                                 The Seller has delivered, or caused to be delivered, to the Parent a comprehensive unaudited statement of income (reflecting costs, expenses, revenue and financial performance) for each significant event or festival promoted by any of the Seller Entities in 2010, 2011 and 2012.

(e)                                  No Company Entity has issued any guarantee for the benefit of, or is otherwise generally liable for obligations of, any Person.

(f)                                   None of the Seller Entities, nor any of their respective Directors, officers or employees, is aware of, or has been notified of, any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methods applied by any Company Entity that may materially affect any Company Entity.

3.6                               Taxes.

(a)                                 Each Company Entity has been duly and timely registered for Tax purposes in its jurisdiction of formation.

(b)                                 All Tax Returns required to be filed by the Seller Entities or with respect to the Business have been timely filed in accordance with all applicable Laws.  All such Tax Returns were true, correct, and complete in all material respects.  All Taxes owed by each Seller Entity or with respect to the Business (whether or not shown on any Tax

Return) have been timely paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with GAAP and reflected on the Seller Financial Statements.

(c)                                  There are no Liens with respect to Taxes encumbering (and no Taxing Authority has threatened to encumber) the assets of any Seller Entity or with respect to the Business except for Permitted Liens.  There are no Liens relating or attributable to Taxes encumbering (and no Taxing Authority has threatened to encumber) the Purchased Shares (or other equity interests) in any Seller Entity.

(d)                                 Each Seller Entity has deducted, withheld, and timely paid to the appropriate Taxing Authority all Taxes required to be deducted, withheld, or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or equityholder, or other third party, and each Seller Entity has complied with all reporting and recordkeeping requirements.

(e)                                  There is no pending or threatened Action concerning any Tax Liability or Tax Return of any Seller Entity or concerning Taxes with respect to the Business.  No Seller Entity has received from any Taxing Authority any (i) written notice indicating an intent to open an audit or other review with respect to Taxes which audit or other review has not been completed, (ii) written request for information related to Tax matters, or (iii) written notice of deficiency or proposed adjustment for any amount of Tax.  The Seller Entities have delivered to the Parent accurate and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by a Seller Entity since January 1, 2010.

(f)                                   No Seller Entity has waived any statute of limitations in respect of Taxes or any Tax Return or agreed to or is the beneficiary of, any extension of time with respect to a Tax assessment or deficiency or adjustment of a Tax item.

(g)                                  No Seller Entity has executed any power of attorney with respect to any Tax or Tax Return, other than powers of attorney that are no longer in force.  Except as set forth in Schedule 3.6(g), no Contracts or rulings relating to Taxes or Tax Returns have been entered into or issued by any Taxing Authority with or in respect of any Seller Entity.

(h)                                 No Seller Entity is or has been required to make any adjustment by reason of any change in any accounting methods, or will be required to make such an adjustment as a result of the Transactions, and there is no application pending with any Taxing Authority requesting permission for any changes in any of its accounting methods for Tax purposes. No Taxing Authority has proposed any such adjustment or change in accounting method of any Seller Entity.

(i)                                     No Seller Entity will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income that economically accrues in a taxable period ending prior to the Effective Date for any taxable period (or portion thereof) ending after the Effective Date as a result of (i) any agreement with a Taxing

Authority with respect to any Tax Liability of any Seller Entity executed on or prior to the Effective Date, (ii) any installment sale or open transaction disposition made on or prior to the Effective Date, (iii) any prepaid amount received on or prior to the Effective Date, (iv) any change in Legal Requirements, or (v) otherwise; except in each case to the extent the Seller Entity has established reserves in accordance with GAAP that are adequate to pay such Taxes.

(j)                                    Each Seller Entity has established reserves in accordance with GAAP that are adequate for the payments of all Taxes not yet due and payable or that are being contested in good faith. Since the Balance Sheet Date, no Seller Entity has incurred any Liability for Taxes other than in the Ordinary Course of Business.

(k)                                 All records that each Seller Entity is required to keep for Tax purposes are duly kept, and are available for inspection, at the offices of such Seller Entity.

(l)                                     In the preparation of its Tax Returns, no Seller Entity is computing any amounts with respect to Taxes in a currency other than the lawful currency of its country of formation.

(m)                             The Company and its Dutch resident Company Subsidiaries have duly requested to be included in a fiscal unity within the meaning of Article 15 of the Dutch Corporate Income Tax Act 1969 as from the Closing Date.

(n)                                 No Seller Entity has depreciated any receivables of any Affiliates (verbonden lichamen) within the meaning of Article 10a, paragraph 4 of the Dutch Corporate Income Tax Act 1969 against taxable income.

(o)                                 During the current financial year and for the five previous financial years preceding the date of this Agreement, no Seller Entity has acted as a contractor or subcontractor as defined in article 35 (chain liability) of the Dutch Collection Act 1990 (Invorderingswet 1990) (or other comparable provisions of Law). Except as set forth in Schedule 3.6(o), no Seller Entity is or will become liable for any Taxes chargeable primarily to any other Person, including social security payments for contractors or subcontractors.

(p)                                 Except as set forth in Schedule 3.6(p), during the current fiscal year and for the five previous fiscal years preceding the date of this Agreement, either the Company or a Company Subsidiary has used hired-in personnel, as defined in article 34 (recipients’ liability) of the Dutch Collection Act 1990 (Invorderingswet 1990), and the relevant associated order and directives. Except as set forth in Schedule 3.6(p), the Company and the Company Subsidiaries have taken all measures to avoid, to the greatest extent possible, a potential claim under article 34.

(q)                                 No Company Entity has ever contracted employees without a work permit based on the Foreign Nationals (Employment) Act (Wet arbeid vreemdelingen).

(r)                                    No cancellation or elimination of intercompany debt will result in any income, gain, deduction, or loss to any Seller Entity.

(s)                                   No Seller Entity has or has had taxable presence in any jurisdiction other than jurisdictions for which Tax Returns have been duly filed and Taxes have been duly and timely paid, and no claim has been made by a Taxing Authority in a jurisdiction where any of the Seller Entities does not file Tax Returns and pay Taxes that any Seller Entity is or may be subject to any Tax Return filing requirements or taxation by that jurisdiction.

(t)                                    Since December 31, 2012, except as set forth in Schedule 3.6(t), no Seller Entity has made or rescinded any Tax election, changed any annual accounting period, filed any amended Tax Returns, signed or entered into any closing agreement or settlement, settled or compromised any claim or assessment of Tax Liability, surrendered any right to claim a refund, offset or other reduction in liability, consented to any extension or waiver of the limitations period applicable to any claim or assessment, in each case with respect to Taxes that are not Pre-Closing Taxes, or acted or omitted to act where such action or omission to act would reasonably be expected to have the effect of increasing any present or future Tax Liability or decreasing any present or future Tax benefit for any of the Company Entities.

(u)                                 No Company Entity is party to any Tax sharing agreements, Tax distribution agreement, or similar contractual obligations.

(v)                                 Except as set forth in Schedule 3.6(v), no Company Entity has any liability for the Taxes of any other Person as transferee or successor, by contract or otherwise other than by virtue of being joint and several liable for corporate Income Tax resulting from being part of a Dutch fiscal unity.

3.7                               Title to Properties.  Either the Company or a Company Subsidiary has good and valid title to (or the legal right to use) each of the properties and assets (whether real, personal, tangible or intangible) reflected in the balance sheet included in the Audited Financial Statements as being owned by the Company or the Company Subsidiaries (or that are included in the calculation of the items included in such balance sheet), or that the Company or any Company Subsidiary acquired after December 31, 2012, in each case free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Company or the Company Subsidiaries since the Balance Sheet Date in the Ordinary Course of Business. All of the material properties and assets owned or used by the Company or any of the Company Subsidiaries (i) are free of material defects, (ii) are in good operating condition, subject to ordinary wear and tear, and, (iii) subject to normal maintenance, are available for use. The Company and the Company Subsidiaries own, have a valid leasehold interest in, or have a valid license to use all of the material properties, assets and rights necessary to conduct their respective businesses and operations as currently conducted.

3.8                               Property.  Schedule 3.8 contains a complete and accurate list of (a) all of the Real Property owned by the Company or the Company Subsidiaries (the “Owned Real Property”), identifying the Company or a Company Subsidiary, as applicable, as the owner thereof, and (b) all of the Real Property leased by the Company or the Company Subsidiaries (the “Leased Real Property”), identifying the Company or a Company Subsidiary, as applicable, as the lessee thereof. Each of the Company and each Company Subsidiary has fee simple title to all Owned

Real Property that it is listed in Schedule 3.8 as owning, free and clear of all Liens except for Permitted Liens. The Real Property listed on Schedule 3.8 comprises all Real Property used in the conduct of the business and operations of the Company and the Company Subsidiaries as currently conducted. All Leased Real Property is leased or subleased pursuant to leases or subleases (collectively, the “Real Property Leases”) that are (assuming each such instrument has been duly authorized, executed and delivered by the other parties thereto) valid, binding and enforceable against the Company or its Company Subsidiaries, as applicable, in accordance with their respective terms, subject to General Enforceability Exceptions. The Company and the Company Subsidiaries, as applicable, and to the Seller’s Knowledge, each of the other parties thereto, has performed in all material respects all obligations required to be performed by it under each such Real Property Lease. There are no leases, subleases, assignments, occupancy agreements or other agreements granting to any Person (other than the Seller and the Company Subsidiaries) the right of use or occupancy of the Leased Real Property and there is no Person (other than the Company and the Company Subsidiaries) in possession of the Leased Real Property.

3.9                               Compliance with Laws.  Except as set forth on Schedule 3.9, since December 31, 2012:

(a)                                 the Company and the Company Subsidiaries have been in material compliance with all material Laws and Orders applicable to their respective businesses; and

(b)                                 neither the Company nor any of its Company Subsidiaries has received written notification from any Governmental Authority (i) asserting that the Company or any Company Subsidiary is not in compliance with any Law or Order, or (ii) notifying the Company or any Company Subsidiary that any employee, group of employees or labor organization has asserted to any Government Authority that the Company or the Company Subsidiaries is not in compliance with any Law or collective bargaining agreement (or any similar agreement).

3.10                        Permits.  Schedule 3.10 contains a complete list of all Permits (other than customary building occupancy permits) issued to the Company or the Company Subsidiaries that are currently used by the Company or the Company Subsidiaries in connection with their respective businesses (the “Company Permits”). Each of the Company and the Company Subsidiaries is in compliance in all material respects with the Company Permits, all of which (to the Seller’s Knowledge) are in full force and effect. The Company Permits constitute all Permits necessary for the operation of the Company and the Company Subsidiaries’ respective businesses as currently conducted in all material respects. To the Seller’s Knowledge, no suspension, revocation, cancellation or amendment of any Company Permit is threatened, all Company Permits have been properly issued and fully paid for and all Company Permits will not be revoked, invalidated, violated or otherwise adversely affected by the transactions contemplated by this Agreement.

3.11                        Employees.

(a)                                 Schedule 3.11(a) contains a list of the names of all Employees of the

Company and the Company Subsidiaries (including any Employees who have accepted offers of employment but whose employment with the Company or the Company Subsidiaries has yet to begin) and the particulars of such employment, including:

(i)                                     the positions held by such Employees; and

(ii)                                  the terms of their employment (including a summary of any emoluments, bonuses, material fringe benefits and descriptions of any provisions applicable in the case of termination, severance and any non-competition clauses).

(b)                                 Except as set forth on Schedule 3.11(b), (i) there are no outstanding loans, advances or guarantees by the Company or any of the Company Subsidiaries to or for the benefit of any Employee (or any member of an Employee’s immediate family), (ii) neither the Company nor any of the Company Subsidiaries has provided any financial assistance to any current, past or prospective Employee, and (iii) there are no amounts due to any Employee (or any member of an Employee’s immediate family) from the Company or any of the Company Subsidiaries, other than for accrued remuneration or reimbursement of reasonable business expenses incurred in the Ordinary Course of Business.

(c)                                  Except as set forth on Schedule 3.11(c), the transactions contemplated by this Agreement will not (i) result in any Employee (or other Person) being entitled to any change of control, severance or similar payment, or (ii) entitle any Employee to treat himself or herself redundant or otherwise dismissed or released from any obligation.

(d)                                 Except as set forth on Schedule 3.11(d), neither the Company nor any of the Company Subsidiaries has any current obligations with respect to any severance, pension or retirement benefits, bonus, profit sharing, stock purchase or stock option plans, or company saving plans.

(e)                                  Schedule 3.11(e) contains a complete and accurate list of all pension, pre-pension and voluntary early retirement, death, disability, sickness and other similar arrangements that the Company or any of the Company Subsidiaries provides, or has committed to provide, to any of the Employees (collectively, “Pension Arrangements”). Except for the Pension Arrangements, neither the Company nor any of the Company Subsidiaries has any actual or proposed pension, pre-pension and voluntary early retirement, death or disability or similar arrangements, or made any commitments regarding any of the foregoing to any current or former Employee or their respective spouses, children, assigns or dependents, and there are no further obligations of the Company or any of the Company Subsidiaries arising from any Pension Arrangements that previously applied to any of the former Employees or their spouses/partners, children, assigns or dependents (“Previous Pension Arrangements”). All premiums concerning the Pension Arrangements and/or Previous Pension Arrangements (or any other similar arrangements) and all contributions with regard to health and medical insurance have been paid on and when due or are adequately reserved for in the Seller Financial Statements.

(f)                                   Neither the Company nor any Company Subsidiary has received any written notice of resignation from any Key Employee, nor has any of the Company or any Company Subsidiary dismissed any Key Employee. Except as provided in Schedule 3.11(f), no liability that remains to be discharged has been incurred by the Company or any of the Company Subsidiaries for:

(i)                                     breach of any Contract of employment with any Key Employee; or

(ii)                                  breach of any statutory employment right.

3.12                        Material Contracts.  Set forth on Schedule 3.12 is a list of each of the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of their respective properties or assets are bound:

(a)                                 Each partnership, joint venture or similar Contract;

(b)                                 Each Contract that (i) limits, or purports to limit, the ability of the Company or any of the Company Subsidiaries to compete with any Person or in any line of business or in any geographical area or during any period of time; (ii) contains any so-called “most favored nation” provisions or any similar provision requiring the Company or any Company Subsidiary to offer a third party terms or concessions (including levels of service or content offerings) at least as favorable as offered to one or more other parties; (iii) provides for “exclusivity,” preferred treatment or any similar requirement or under which the Company or any Company Subsidiary is restricted with respect to distribution, licensing, marketing, co-marketing or development; or (iv) prohibits for any period of time the Company or any Company Subsidiary from the soliciting or hiring of employees;

(c)                                  Each collective bargaining agreement with any labor union or any other Contract with any trade union or other organization representing Employees of the Company or any of the Company Subsidiaries, side letters, or tentative collective bargaining agreements;

(d)                                 Each Contract providing for the employment of any Person (including consultants and independent contractors) by the Company or any of the Company Subsidiaries that is not terminable at will by the Company or such Company Subsidiary, as applicable, and that provides for base compensation of more than $100,000 per annum, or providing any compensation or severance payment or benefit to such Person upon a change of control or upon a separation of employment;

(e)                                  Each Contract involving the acquisition or disposition of any Person, business enterprise or material assets, whether via share or asset purchase or otherwise, other than sales of assets in the Ordinary Course of Business;

(f)                                   Each Contract (or group of related Contracts) providing for capital expenditures or leasehold improvements with an outstanding amount of unpaid obligations and commitments in excess of $100,000;

(g)                                  Each Contract with respect to indebtedness for borrowed money in excess of $100,000, including letters of credit, guaranties, indentures, swaps and similar agreements;

(h)                                 Each Contract entered into by the Company or any of the Company Subsidiaries with any Material Supplier;

(i)                                     Each Contract between the Company and any Company Subsidiary, on one hand, and any Director, manager, officer, equity holder or Affiliate of the Company or any Company Subsidiary, on the other hand;

(j)                                    Each Company Intellectual Property Agreement;

(k)                                 Each Contract pursuant to which the Company or any Company Subsidiary leases or subleases personal property to or from any Person providing for lease payments in excess of $100,000 per annum;

(l)                                     Each Contract with a promoter, ticketing agent/vendor or regarding an event site;

(m)                             Each Contract with any Governmental Authority;

(n)                                 Each Contract containing a power of attorney of the Company or any Company Subsidiary;

(o)                                 Each Contract relating to the cleanup, disposal, abatement or similar action with respect to any Hazardous Material, the remediation of any existing environmental condition, or the performance of any environmental audit or study;

(p)                                 Each Contract that (A) requires the Company or any of the Company Subsidiaries to make payments of more than $100,000 in any fiscal year, or (B) entitles the Company or any of the Company Subsidiaries to receive payments of more than $100,000 in any fiscal year, that in each case is not terminable upon less than sixty (60) days’ prior written notice by the Company or such Company Subsidiary, as applicable;

(q)                                 Each Real Property Lease; and

(r)                                    Each other Contract that is material to the operation of the business of the Company or any of the Company Subsidiaries not otherwise disclosed pursuant to Sections 3.12(a) through (q).

True and complete copies of each Material Contract have previously been made available to the Parent. Each of the Material Contracts is in full force and effect and (assuming each such agreement has been duly authorized, executed and delivered by the other parties thereto) is a legal, valid and binding agreement of the Company or such Company Subsidiary, as applicable, enforceable in accordance with its terms subject only to the General Enforceability Exceptions, and neither the Company or such Company Subsidiary, as applicable, nor, to the Seller’s Knowledge, any other party thereto is in material breach or default thereunder. Since December

31, 2012, no party with which the Company or the Company Subsidiary has entered into a Material Contract has given the Company or any Company Subsidiary written notice that such party intends to terminate or materially modify such Material Contract. Neither the entry into this Agreement, the consummation of the transactions contemplated hereby nor the performance by the Parties of any of their respective obligations hereunder, (x) causes or will cause any Material Contract with the Company or any of its Company Subsidiaries to be varied or terminated or give any supplier, customer or other business partner the right to vary or terminate any Material Contract or (y) affects or will not materially affect any right, claim or obligation of the Company or any of the Company Subsidiaries under any Material Contract.

3.13                        Legal Proceedings.  Except as set forth on Schedule 3.13, there are no Actions initiated by, pending or, to the Seller’s Knowledge, threatened against, the Company or any of the Company Subsidiaries or, to the Seller’s Knowledge, any of the Directors, officers, Employees or Affiliates of the Company or any of the Company Subsidiaries, in each case in their respective capacities as such. Neither the Company nor any of the Company Subsidiaries is subject to any unsatisfied Order that would prevent or otherwise interfere with the ability of the Parties to consummate the transactions contemplated by this Agreement.

3.14                        Intellectual Property.

(a)                                 Schedule 3.14(a) sets forth a list of the following Company Intellectual Property: (i) Patents (and all pending applications for Patents); (ii) registered Trademarks (and applications for Trademarks) and material unregistered Trademarks; (iii) registered Copyrights (and applications for Copyrights), and (iv) Domain Names, including (x) the owner and recorded owner of each item, (y) the jurisdiction in which the item has been registered or applied for, and (z) the applicable registration or application number. All registration, renewal and maintenance fees, currently due in connection with such Company Intellectual Property have been or will be paid by the due date. The Company or one of the Company Subsidiaries currently is properly recorded as the owner of each asset that is Company Intellectual Property and that is registered with any Governmental Authority. All material Company Intellectual Property is subsisting (or in the case of applications, applied for) and, to the Seller’s Knowledge, is valid.

(b)                                 Either the Company or the Company Subsidiaries has good and valid title to the Company Intellectual Property, free and clear of all Liens, other than Permitted Liens. Except as set forth on Schedule 3.14(b), neither the Company nor any Company Subsidiary has granted any Person (other than the Company and the Company Subsidiaries) a license to use any of the Company Intellectual Property, other than licenses that arise as a matter of Law as a result of sales of products and services by the Company and the Company Subsidiaries.

(c)                                  The Company Intellectual Property is not the subject of any Action, and to the Seller’s Knowledge, no Action is threatened against the Company or any of the Company Subsidiaries involving the Company Intellectual Property, including any interference, opposition, reissue, reexamination, or other proceeding in which the scope, validity, or enforceability of any Company Intellectual Property is being contested or challenged, except for office actions by the applicable Governmental Authorities in the normal course of prosecution efforts to register the Company Intellectual Property listed on Schedule 3.14(a).

(d)                                 Neither the Company nor any of the Company Subsidiaries is misusing any Company Intellectual Property or infringing, misappropriating, violating or otherwise adversely affecting the rights of any third party with regard to that third party’s Intellectual Property. Except as set forth on Schedule 3.14(d), (i) no Action for infringement, misappropriation or similar alleged violation is currently, or within the three-year period prior to the date of this Agreement was, pending against the Company or any of the Company Subsidiaries or against any other Person that may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of the Company Subsidiaries with respect to such Action; and (ii) neither the Company nor any of the Company Subsidiaries has received any written notice, or to the Seller’s Knowledge any other notice, threat or claim, within the three-year period prior to the date of this Agreement alleging that the Company Intellectual Property infringes, misappropriates, violates or otherwise conflicts with any Intellectual Property right of any other Person or that the Company or any of the Company Subsidiaries or any other Person who may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company or any of the Company Subsidiaries, is so doing.

(e)                                  Except as set forth on Schedule 3.14(e), to the Seller’s Knowledge, no third party is infringing, misappropriating or otherwise violating any Company Intellectual Property or has, within the three-year period prior to the date of this Agreement, infringed, misappropriated, or otherwise violated any Company Intellectual Property.

(f)                                   The Company and the Company Subsidiaries have each taken all necessary actions to maintain the confidentiality of and otherwise protect and enforce its Trade Secrets, except where the failure to take such steps would not reasonably be expected to have a Material Adverse Effect.

(g)                                  The Company or one of the Company Subsidiaries exclusively owns and possesses, free and clear of Liens (except Permitted Liens), all right, title and interest in and to, or has valid and enforceable licenses or other contractual rights to use, all Intellectual Property used or held for use by it or necessary for the operation of their respective businesses as currently conducted. The Company Intellectual Property and Company Intellectual Property Agreements include all material Intellectual Property used or held for use in connection with the operation of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted.

3.15                        Insurance.  Schedule 3.15 sets forth a complete list of (a) all policies of insurance and bonds maintained or held by the Seller, the Company or the Company Subsidiaries and covering the Company, the Company Subsidiaries and their respective businesses and assets and (b) all policies covering any concerts, festivals or events relating to the business and operations of the Company or any of the Company Subsidiaries (regardless of whether the Company and the Company Subsidiaries are listed as named insureds on such policies) (collectively, the “Insurance Policies”). The Insurance Policies are in full force and effect, and neither the

Company nor any of the Company Subsidiaries has received written notice of cancellation of any such Insurance Policies. There is no claim pending under any Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy. The type and amount of insurance maintained by the Company and the Company Subsidiaries is customary and reasonable in scope for the respective businesses of the Company and the Company Subsidiaries as currently conducted.

3.16                        Labor.

(a)                                 Except as set forth on Schedule 3.16(a), (i) no labor union, work group, or other collective bargaining unit represents or claims to represent any of the Employees, and (ii) no Employee, group of Employees or union has threatened to or is planning to engage in a work stoppage.

(b)                                 Except as set forth on Schedule 3.16(b), none of the Seller, the Company, any of the Company Subsidiaries, or any equity holders of the Sellers has made any promises or commitments to any of the Employees, any works council or any trade unions regarding any future changes to the employment conditions of the Employees, other than changes expected to occur in the Ordinary Course of Business.

(c)                                  Neither the Company nor any of the Company Subsidiaries has, within two (2) years of the date of this Agreement, initiated any collective dismissal or entered into any social plan.

(d)                                 Schedule 3.16(d) sets forth (i) a description of the constitution of any body representing the Employees and (ii) a list and summary of any collective or workforce agreement, dismissal procedures agreement, social plan or trade union membership agreement that currently applies to the Company, the Company Subsidiaries or their respective Employees. There are no collective negotiations in progress with the Employees of the Company or any of the Company Subsidiaries or with any Governmental Authority or private organization (whether a works council, trade union or otherwise) concerning the Employees, other than in the Ordinary Course of Business or in connection with the transactions contemplated by this Agreement, and there are no redundancy programs pending with respect to the Employees.

3.17                        Environmental Matters. Except as set forth on Schedule 3.17:

(a)                                 the Company and the Company Subsidiaries are in material compliance with all Environmental Laws and have not received notice of any pending or, to the Seller’s Knowledge, threatened Environmental Action relating to the Seller, the Company, the Company Subsidiaries, or their respective operations or properties;

(b)                                 there has been no Release by the Seller, the Company or any of the Company Subsidiaries at the currently owned or leased Real Property or, to the Seller’s Knowledge, previously owned or leased Real Property, that requires cleanup or remediation by the Seller, the Company or the Company Subsidiaries pursuant to any Environmental Law and there are no Hazardous Materials in, on, under, emanating from, or migrating from or onto any portion of any property or structure currently owned, leased, or occupied by the Seller, the Company or the Company Subsidiaries;

(c)                                  there are no present or past environmental conditions relating to the Seller, the Company or any of the Company Subsidiaries or relating to any Real Property now or previously owned, used, leased or operated by them or improvements thereon or Real Property previously owned, used, leased or operated by the Seller, the Company or any of the Company Subsidiaries that could lead to any Liability of the Seller, the Company or any of the Company Subsidiaries under any Environmental Law and neither the Seller, the Company nor any of the Company Subsidiaries has (i) received written notice under the citizen suit provisions of any Environmental Law; (ii) received any written notice of violation, demand letter, or complaint or claim under any Environmental Law; or (iii) been subject to or, to the Seller’s Knowledge, threatened with any Action by any Governmental Authority or third-party Action with respect to any Environmental Law;

(d)                                 neither the Seller, the Company nor any of the Company Subsidiaries have generated, manufactured, sold, handled, treated, recycled, stored, transported, disposed of, arranged for the disposal of, released, or placed any Hazardous Material in a manner which could reasonably be expected to give rise to material Liabilities to the Seller, the Company or any of the Company Subsidiaries under any Environmental Laws;

(e)                                  no underground storage tanks are located at any Real Property now owned or leased by the Seller, the Company or any of the Company Subsidiaries, and all above-ground storage tanks located on any Real Property now owned or leased by the Seller, the Company or any of the Company Subsidiaries have been used and maintained in material compliance with all applicable Laws, and no leakage or spillage has occurred with respect to any such above-ground storage tank;

(f)                                   neither the Seller, the Company nor any of the Company Subsidiaries have agreed to assume any actual or potential Liability under any Environmental Laws of any other Person;

(g)                                  no Lien (other than Permitted Liens) has been filed against either the personal or Real Property of the Seller, the Company or any Company Subsidiary under any Environmental Law or any regulation promulgated thereunder or any Order issued with respect thereto; and

(h)                                 all material Permits required under any Environmental Law that are necessary for the Company’s and the Company Subsidiaries’ activities and operations at the Real Property (the “Environmental Permits”) are currently effective and the Company and each Company Subsidiary is each in material compliance with the Environmental Permits.

3.18                        Conduct of Business in Ordinary Course.  Except as set forth on Schedule 3.18, since December 31, 2012:

(a)                                 the Seller Entities have conducted their respective businesses and operations in the Ordinary Course of Business (other than entering into this Agreement and the agreements being entered into in connection herewith, and performing the transactions contemplated hereby and thereby);

(b)                                 there has not been any Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)                                  there has not been any material casualty loss to any Seller Entity’s tangible assets, whether or not covered by insurance, or any material destruction of the books and records of any Seller Entity; and

(d)                                 no Seller Entity has taken any Listed Action.

3.19                        Material Suppliers.  Schedule 3.19 sets forth the top twenty-five (25) suppliers of the Seller, the Company and the Company Subsidiaries (based on the dollar amount of purchases from such suppliers) for each of the years ended December 31, 2011 and December 31, 2012 (“Material Suppliers”) and the total amount that each such Material Supplier invoiced the Seller and the Company Subsidiaries during the applicable periods. Except as set forth on Schedule 3.19, since December 31, 2012 (a) no Material Supplier has terminated its relationship or materially reduced its business with the Seller, the Company or the Company Subsidiaries, nor has the Seller, the Company or any of the Company Subsidiaries received written notice from any Material Supplier that such Material Supplier intends to do so, and (b) none of the Seller, the Company nor any of the Company Subsidiaries is involved in any dispute with any Material Supplier.

3.20                        Affiliate Transactions.  Except as set forth on Schedule 3.20, there are no Contracts between any Seller Entity, on the one hand, and any other Seller Entity or any Affiliate of any Seller Entity, on the other hand and no Affiliate of any Seller Entity (other than any Company Entity) is competing with the business of the Seller or any Company Subsidiary.

3.21                        Bank Accounts.  Schedule 3.21 sets forth a true and complete list of (a) the name and address of each bank or financial institution with which any Seller Entity has an account, credit line or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of each Seller Entity.

3.22                        Accounts Receivable.  Except as set forth on Schedule 3.22(a), all accounts receivable of the Company and the Company Subsidiaries (collectively, the “Accounts Receivable”) represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth in Schedule 3.22(b), there is no contest, claim, or right of set off under any Contract with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 3.22(c) contains a complete and accurate list of all Accounts Receivable as of the Balance Sheet Date and as of March 31, 2013, which list sets forth the aging of such Accounts Receivable.

3.23                        No Brokers.  No broker, finder or similar agent has been employed by or on behalf of any Seller Entity or any equity holder of any Seller Entity, and no Person with which any Seller Entity or any equity holder of any Seller Entity has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.

3.24                        Contracts with Governmental Authorities.

(a)                                 Each Seller Entity has complied in all material respects with the terms and conditions of all Contracts between one or more Seller Entities, on the one hand, and a Governmental Authority, on the other hand.

(b)                                 No Seller Entity nor any officer, Director, manager or employee of any Seller Entity has, within the past five (5) years, been the subject of a disbarment or suspension Action initiated by any Governmental Authority.

3.25                        Undisclosed Liabilities. Except as set forth on Schedule 3.25, no Seller Entity has any Liabilities of the type required to be reflected or reserved against in a balance sheet of the Seller Entities prepared in accordance with GAAP except for (a) Liabilities to the extent fully reflected or reserved against in the Seller Financial Statements or any notes thereto, (b) Liabilities incurred in the Ordinary Course of Business since the Balance Sheet Date, or (c) Liabilities under this Agreement and the agreements being entered into in connection herewith (other than the Reorganization Documents) and the consummation of the transactions contemplated hereby and thereby (including Liabilities for legal, accounting and other professional expenses incurred in connection with transactions contemplated hereby and thereby).

3.26                        Absence of Questionable Payments.  To the Seller’s Knowledge, no Seller Entity, nor any of their respective Directors, officers, agents, Employees or any other Persons acting on their behalves has, within any applicable statute of limitations period with regards thereto, directly or indirectly:

(a)                                 used any funds of any Seller Entity (i) to offer or make any political contribution or gift for any other purpose relating to any political activity that would be unlawful under applicable Law, (ii) to offer or make any payment or to provide anything of value to any official or employee of any Governmental Authority that would be unlawful under applicable Law, or (iii) to establish or maintain any unrecorded fund or account of any nature that would be unlawful under applicable Law or contrary to Dutch Accounting Principles;

(b)                                 failed to maintain the books and records of any Seller Entity to accurately reflect the transactions, assets and Liabilities of the Seller Entities;

(c)                                  made any payoff, influence payment, bribe, rebate, kickback or payment to any Person that would be unlawful under applicable Law;

(d)                                 made any payment to any Person, or provided any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business in a manner in violation of applicable Law, or (ii) any other special concession in any case that is or was in violation of applicable Law; or

(e)                                  agreed, committed, offered or attempted to take any of the actions described in clauses (a) through (d) above.

3.27                        Books and Records.  Except as set forth in Schedule 3.27, the books of account, minute books and other material records of each Seller Entity have been maintained in accordance with applicable Law, sound business practices and are true, correct and complete in all material respects, except where the failure to have been so maintained or to be true, correct or complete would not reasonably be expected to have a Material Adverse Effect.

3.28                        Inventory. The Companies do not own any Inventory that is, individually or collectively, material to the Business.

3.29                        Solvency.

(a)                                 Each Seller Entity is commercially solvent and able to pay such Seller Entity’s debts as and when due in the Ordinary Course of Business. No Seller Entity has been dissolved or is in the process of liquidation. No Action or request is pending or threatened (whether by any Seller Entity or any other Person) to declare any Seller Entity insolvent, to adjudicate bankruptcy, to grant a moratorium or a suspension of payments, or to dissolve or liquidate any Seller Entity, and no facts or circumstances exits which would entitle any Person to commence any such Action in any jurisdiction.

(b)                                 Except as set forth on Schedule 3.29(b), no Seller Entity is a party to any transaction that is capable of being set aside, stayed, reversed, avoided or affected, in whole or in part, pursuant to any bankruptcy, insolvency, or similar proceeding under any Laws, whether as transactions at undervalue, in fraud of or against the interests of creditors, against the corporate interest (ultra vires), or by way of fraudulent conveyance (Pauliana) or similar concepts or legal principles under any Laws and no attachment on any of such Seller Entity’s assets has been levied.

3.30                        Information Security and Data Privacy.

(a)                                 The Seller Entities have taken reasonable steps to safeguard the information technology systems utilized in their operation, including the implementation of procedures to ensure that such information technology systems are free from any disabling codes or instructions, timer, copy protection device, clock, counter or other limiting design or routing and any “back door,” “time bomb,” “trojan horse,” “worm,” “drop dead devices,” “virus,” or other software routines or hardware components that in each case permit unauthorized access or the unauthorized disablement or unauthorized erasure of data or other software by a third party, and to date there have been no successful unauthorized intrusions or breaches of the security of the information technology systems. The Seller Entities have dedicated the technical, administrative, budgetary and human resources reasonably necessary for maintenance of safe information security practices and to ensure compliance with all Laws related to data security. The Seller Entities have appropriate safeguards in place to oversee any vendors helping to safeguard the information technology systems utilized in the operation of the Company and the Company Subsidiaries.

(b)                                 Each Seller Entity has complied with, and is presently in compliance with, all applicable Laws and such Seller Entity’s respective policies applicable to data privacy, data security or personal information. No Seller Entity has experienced any incident in which personal information or other sensitive data was or may have been stolen or improperly accessed, and, to the Seller’s Knowledge, there are no facts suggesting the likelihood of the foregoing, including any breach of security or receipt of any notices or complaints from any Person regarding personal information or other data. No notice, action or assertion has been received by any Seller Entity within the last three (3) years or has been filed, commenced or, to the Seller’s Knowledge, threatened against any Seller Entity alleging any violation of any Laws relating to data security.

3.31                        Investment in SFX Shares.

(a)                                 The Seller acquired the SFX Shares for investment purposes only, for the Seller’s own account, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act.

(b)                                 The Seller has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of the Seller’s investment in the SFX Shares.

(c)                                  The offer of the SFX Shares to the Seller was not made by any public or general means or pursuant to any public or general solicitation.

(d)                                 The Seller is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

(e)                                  The Seller:

(i)                                     is not a U.S. Person, was not formed under the Laws of any United States jurisdiction, and was not formed for the purpose of investing in securities not registered under the Securities Act;

(ii)                                  did not acquire the SFX Shares for the account or on behalf of any U.S. Person;

(iii)                               was outside the United States at the time the offer to purchase the SFX Shares was received and as of the date hereof;

(iv)                              did not acquire the SFX Shares for the purpose of sale or distribution in the United States in a manner that does not comply with the requirements of Regulation S;

(v)                                 acknowledges that the SFX Shares bear a restrictive legend to this effect that the Parent might, in order to approve removal of the restrictive legend from certificates evidencing the SFX Shares, require from the Seller (A) certain written representations to indicate that a sale of the SFX Shares was made in a transaction that complies with the provisions of Regulation S, pursuant to a registration of the SFX Shares under the Securities Act, or pursuant to an exemption from the registration requirements of the Securities Act and (B) a legal opinion that removal of the legend is appropriate;

(vi)                              acknowledges that the SFX Shares are not permitted to be offered or sold within the United States or to, or for the account or benefit of, U.S. Persons except in accordance with Regulation S or pursuant to an exemption from the registration requirements of the Securities Act;

(vii)                           has not made any pre-arrangement to transfer any of the SFX Shares to a U.S. Person or to return any of the SFX Shares to the United States securities markets (which includes short sales and hedging transactions in the United States within the periods restricted under Regulation S) and did not acquire the SFX Shares as part of any plan or scheme to evade the registration requirements of the Securities Act;

(viii)                        has not engaged in any “directed selling efforts” (as defined in Regulation S) in the United States regarding any of the SFX Shares and has not engaged in any act intended to or that reasonably might have the effect of preconditioning the United States market for the resale of any of the SFX Shares;

(ix)                              is not a “distributor” (as defined in Regulation S) and is not an officer, Director, or “affiliate” (as that term is defined in Rule 405 under the Securities Act) of any of the Parent or an “underwriter” or “dealer” (as such terms are defined in the federal securities Laws of the United States); and

(x)                                 does not have a short position in, or other hedged position with respect to, any of the SFX Shares or any other securities in the Parent.

(f)                                   At the time that the Seller acquired the SFX Shares, the Seller was entitled to acquire the SFX Shares under the Laws of all relevant jurisdictions that apply to the Seller and has fully observed such Laws and complied with all necessary formalities.

(g)                                  The Seller currently holds the SFX Shares, free and clear of all Liens.

3.32                        Reorganization.

(a)                                 The Seller caused the Reorganization to be implemented substantially as described in the Reorganization Plan.

(b)                                 Immediately after the consummation of the Reorganization, the Business was owned by the Company Entities (excluding, for this purpose, ID&T Holding and any Entity that, immediately after the consummation of the Reorganization, was a Subsidiary of ID&T Holding).

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE PARENT

The Parent represents and warrants to the Seller as follows (except that with respect to Section 4.4, upon the occurrence of the Closing, the Parent will be deemed to have represented and warranted to the Seller at the Closing as follows):

4.1                               Organization and Standing; Authority.

(a)                                 The Parent is duly organized or formed, validly existing and, to the extent applicable in an applicable jurisdiction, in good standing under the laws of their respective jurisdictions of formation. The Parent has all requisite power and authority to carry on their respective businesses and activities as they are currently being conducted and to own, lease or operate their respective properties and assets as they are currently owned, leased or operated.

(b)                                 The Parent has the requisite power and authority to execute and deliver this Agreement. The Parent has the requisite power and authority to execute and deliver all Ancillary Documents to be executed and delivered by each of them in connection herewith, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to be executed by the Parent or the Buyer, the consummation of the transactions contemplated hereby and thereby, and the performance of the Parent’s and the Buyer’s respective obligations hereunder and thereunder have been (or, with respect to the Buyer, will be) duly and validly authorized by all necessary corporate or other action on the part of the Parent. This Agreement has been duly and validly executed and delivered by the Parent and (assuming that this Agreement has been duly authorized, executed and delivered by the Seller) constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as limited by the General Enforceability Exceptions. Each Ancillary Document that is being executed and delivered on the date hereof by the Parent is duly and validly executed and delivered by the Parent and (assuming that such Ancillary Document has been duly authorized, executed and delivered by the other parties thereto) constitutes the legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms, except as limited by the General Enforceability Exceptions.

4.2                               Capitalization.

(a)                                 The SFX Shares have been duly authorized and validly issued pursuant to applicable Law and the Parent’s Organizational Documents.

(b)                                 All Parent Equity has been duly authorized and validly issued pursuant to applicable Law and the Parent’s Organizational Documents.

4.3                               Parent Subsidiaries.

(a)                                 Schedule 4.3(a) sets forth a true and complete list of (i) each Parent

Subsidiary, (ii) the jurisdiction of organization of each such Parent Subsidiary, (iii) the amount and type of each such Parent Subsidiary’s authorized capital stock or other equity interests in such Parent Subsidiary, and (iv) the amount, type and owner of each such Parent Subsidiary’s issued and outstanding shares of capital stock or other equity interests in such Parent Subsidiary that is owned by a Parent Entity (“Parent Subsidiary Equity”). Except as set forth in Schedule 4.3(a), all of the Parent Subsidiary Equity that is owned by a Parent Entity is owned free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). All Parent Subsidiary Equity has been duly authorized, validly issued and fully paid up pursuant to applicable Law and the Organizational Documents of the applicable Parent Subsidiary.

(b)                                 Except as set forth on Schedule 4.3(b), there are no (i) issued and outstanding equity interests in any Parent Subsidiary, or securities convertible into, or exchangeable or exercisable for, other Parent Subsidiary Equity, or (ii) options, warrants, rights, Contracts, subscriptions, convertible securities, exchangeable securities or other Parent Subsidiary Equity that any Parent Subsidiary is bound to issue, repurchase, transfer, return, redeem or otherwise acquire or retire. Except (x) as set forth on Schedule 4.3(b) or (y) as otherwise contemplated by this Agreement, there are no voting trusts, proxies, registration rights agreements or any other Contracts or understandings with respect to the voting, transfer, sale or disposition of Parent Subsidiary Equity.

(c)                                  No Parent Entity has any direct or indirect ownership interest in (or any right to acquire any direct or indirect ownership in) any Person (other than the Parent Subsidiaries), including any joint venture, partnership or similar organization.

4.4                               Newly Formed Entity. Since the date of its formation, the Buyer has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary hereto.

4.5                               No Conflict; Required Consents.

(a)                                 Neither the execution and delivery of this Agreement by the Parent (nor any Ancillary Document by the Parent), the consummation by the Parent of the transactions contemplated by this Agreement or by any Ancillary Document to be executed by the Parent, compliance by the Parent or the Buyer with any of the provisions hereof or thereof, nor the performance of the Parent’s obligations hereunder or thereunder will (with or without the giving of notice or the passage of time or both) (i) violate, conflict with, or constitute or result in a breach of any provisions of the Organizational Documents of the Parent, (ii) violate, conflict with, constitute or result in the breach of any term, condition or provision of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property or assets of the Parent pursuant to, any Contract to which the Parent is a party or to which the Parent or the Parent’s properties or assets may be subject, or (iii) violate any Permit, Order or Law applicable to the Parent or the Parent’s properties or assets, other than (in the case of clause (ii)) such violations, breaches, conflicts or defaults that, individually or in the aggregate, would not reasonably be materially adverse to the Parent, or to any of the Parent’s operations.

(b)                                 Except for the approval of the Board of the Parent and the Buyer, no Consent is required to be obtained, no notice is required to be given, and no filing is required to be made, by the Parent or the Buyer as a result of the consummation of the transactions contemplated by this Agreement or the performance of their respective obligations hereunder, other than such Consents or filings the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Parent or the Buyer, or any of their respective operations.

4.6                               Financial Statements.

(a)                                 The Parent has delivered, or caused to be delivered, to the Seller: (i) the audited consolidated balance sheet of the Parent as of December 31, 2012 and December 31, 2011, and the related audited consolidated statements of operations and cash flows for the fiscal year ended December 31, 2012 and for the period from July 7, 2011 through December 31, 2011, respectively, together with the notes thereto (the “Parent Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Parent as of March 31, 2013 (the “Parent Balance Sheet Date”), and the related unaudited consolidated statements of operations for the three-month period ended March 31, 2013, together with the notes thereto (the “Parent Interim Financial Statements” and, collectively with the Parent Audited Financial Statements, the “Parent Financial Statements”).

(b)                                 Except as set forth on Schedule 4.6(b), the Parent Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto and except, in the case of the Parent Interim Financial Statements, for the absence of footnotes and subject to normal year-end adjustments, and (ii) fairly present in all material respects the consolidated financial position, results of operations, and cash flows of the Parent and the Parent Subsidiaries as of the dates and for the periods indicated (subject, in the case of the Parent Interim Financial Statements, to the absence of footnotes and to normal year-end adjustments).

(c)                                  Except as set forth on Schedule 4.6(c), the Parent Financial Statements (i) do not provide for any unusual or non-recurring items, (ii) contain provisions for adequate reserves to cover all Taxes (including deferred Taxes) and other Liabilities of the Parent or the Parent Subsidiaries as of the date of the Parent Financial Statements, (iii) have been duly and timely filed where required in accordance with applicable Law, and (iv) reflect that the value attributed to each asset of the Parent or any of the Parent Subsidiaries does not exceed its current market value as of the date of such Parent Financial Statement.

(d)                                 Neither the Parent nor any of the Parent Subsidiaries has issued any guarantee for the benefit of, or is otherwise generally liable for obligations of, any Person (including, for the avoidance of doubt, any Affiliate of the Parent).

(e)                                  Neither the Parent, the Parent Subsidiaries, nor any of their respective directors, officers or employees, is aware of, or has been notified of, any complaint, allegation or claim, whether written or oral, regarding the accounting or auditing practices, procedures or methods applied by the Parent or the Parent Subsidiaries that may materially affect Parent or any of the Parent Subsidiaries.

4.7                               Title to Properties. Except as set forth or described in Schedule 4.7, either the Parent or a Parent Subsidiary has good and valid title to (or the legal right to use) each of the properties and assets (whether real, personal, tangible or intangible) reflected in the Parent Interim Financial Statements as being owned by the Parent or the Parent Subsidiaries (or that are included in the calculation of items included in the Parent Interim Financial Statements), or that the Parent or any Parent Subsidiary acquired after the Parent Balance Sheet Date, in each case free and clear of all Liens except for Permitted Liens, excluding properties and assets sold or disposed of by the Parent or the Parent Subsidiaries since the Parent Balance Sheet Date in the Ordinary Course of Business of the applicable Parent Entity. All of the material properties and assets owned or used by the Parent or any of the Parent Subsidiaries (i) are free of material defects, (ii) are in good operating condition, subject to ordinary wear and tear, and, (iii) subject to normal maintenance, are available for use. The Parent and the Parent Subsidiaries own, have a valid leasehold interest in, or have a valid license to use all of the material properties, assets and rights necessary to conduct their respective businesses and operations as currently conducted.

4.8                               Compliance with Laws. Except as set forth on Schedule 4.8, since December 31, 2012:

(a)                                 the Parent and the Parent Subsidiaries have been in material compliance with all material Laws and Orders applicable to their respective businesses; and

(b)                                 neither the Parent nor any of the Parent Subsidiaries has received written notification from any Governmental Authority (i) asserting that the Parent or any Parent Subsidiary is not in compliance with any Law or Order, or (ii) notifying the Parent or any Parent Subsidiary that any employee, group of employees or labor organization has asserted to any Government Authority that the Parent or the Parent Subsidiaries is not in compliance with any Law or collective bargaining agreement (or any similar agreement).

4.9                               Legal Proceedings. There are no Actions initiated by, pending or, to the Parent’s knowledge, threatened against, the Parent. The Parent is not subject to any unsatisfied Order that would prevent or otherwise interfere with the ability of the Parties to consummate the transactions contemplated by this Agreement.

4.10                        Affiliate Transactions. Except as described or set forth on Schedule 4.10, there are no Contracts between the Parent or the Parent Subsidiaries, on the one hand, and any Affiliate of Parent or the Parent Subsidiaries, on the other hand.

4.11                        No Brokers. No Person with which the Parent has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation in connection with this Agreement or the transactions contemplated by this Agreement.

4.12                        Valid Issuance of Warrant Shares. Any Warrant Shares, if and when issued and delivered in accordance with the terms hereof, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Ancillary Document, applicable state and federal securities laws, or Liens created by or imposed by the Seller. Assuming the accuracy of the representations of the Seller in Article 3, all Warrant Shares, when issued, will be issued in compliance with all applicable federal and state securities laws. Warrant Shares have been duly reserved for issuance, and, upon issuance in accordance with the terms of the Parent’s Organizational Documents, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, any Ancillary Document, applicable federal and state securities laws or Liens created by or imposed by the Seller.

ARTICLE 5
CERTAIN OBLIGATIONS

5.1                               Non-solicitation. For a period commencing on the date hereof and ending on (and including) the second anniversary thereof (such period, the “Non-Solicitation Period”), the Seller shall not (and shall cause the Seller’s Affiliates (other than any such Affiliate that is an NAJV Entity and other than any such Affiliate that is a Company Entity) to not), directly or indirectly: (a) intentionally interfere with the relationship between any of the Buyer Entities, on the one hand, and any Person that is at any time during the Non-Solicitation Period a Key Buyer Entity Contact, on the other hand; (b) solicit, recruit, or hire (or attempt to solicit, recruit, or hire) any Person that is at any time during the Non-Solicitation Period an employee of any Buyer Entity, except for those employees whose employment has been previously terminated by such Buyer Entity and except for general solicitations for employment that are not targeted at any such employees; or (c) take any action that is intended to divert from any Buyer Entity any business opportunity that is within the scope of the Business.

5.2                               Non-competition. During the period commencing on the date hereof and ending on (and including) the second anniversary thereof, the Seller shall not (and shall cause the Seller’s Affiliates (other than any such Affiliate that is an NAJV Entity and other than any such Affiliate that is a Company Entity) to not), directly or indirectly (whether as principal, agent, officer, Director, partner, employee, independent contractor, equityholder, licensor, or otherwise, and whether separately or in concert with one or more other Persons), engage, participate, assist in, manage, or provide any services as a consultant or in any other capacity to, any Person or business that is or that was formed with a purpose of becoming (whether before or after the Closing) or engaging in (whether before or after the Closing) a Competing Business. Upon the occurrence of the Closing, this Section 5.2 will thereby be subject to Section 5.4(b)(iii) of the ID&T Worldwide Shareholders’ Agreement.

5.3                               Confidentiality.

(a)                                 Confidentiality Obligations. Subject to Section 5.3(b), the Seller shall not directly or indirectly (including through one or more Entities) use and shall not directly or indirectly (including through one or more Entities) disclose (whether orally or in writing) to any other Person any Confidential Information. The Seller acknowledges that the unauthorized use or disclosure of Confidential Information could destroy the value thereof and cause irreparable harm to any Parent Entity. The Seller shall use, and shall cause the Seller’s Affiliates to use, at least the same level of care and protection of Confidential Information as the Seller uses to prevent unauthorized use and unauthorized disclosure (whether orally or in writing) of the Seller’s own confidential information (but in no event less than a reasonable standard of care).

(b)                                 Certain Limitations on Confidentiality Obligations.

(i)                                     Disclosure Required by Law, Etc. The Seller is permitted to disclose Confidential Information to the extent required by Law (as determined by the Seller’s outside legal counsel), but only if the Seller promptly notifies the Parent of the specifics of such requirement, if permitted by Law, uses commercially reasonable efforts to limit such disclosure and to obtain confidential treatment or a protective order for such Confidential Information, and, if permitted by Law, allows the Parent to participate in such process undertaken to protect such Confidential Information. Each Party shall reasonably cooperate with the other Parties in connection with such process to protect such Confidential Information. In the absence of a protective order or other appropriate remedy, the Seller is permitted to disclose only that portion of such Confidential Information that is legally required (as determined by the Seller’s outside legal counsel) to be disclosed.

(ii)                                  Other Exceptions. The restrictions on use and disclosure of Confidential Information set forth in Section 5.3(a) will not apply to information that:

(A)                               was generally available to the public at the time of its communication to the Seller; or

(B)                               becomes generally available to the public, through no breach by the Seller or the Seller’s Affiliates or Representatives of any contractual or other obligation of confidentiality applicable to such Person in respect thereof (including this Section 5.3), after the communication of such Confidential Information to the Seller.

(iii)                               Term. The obligations provided for in Section 5.3(a) expire on the date that is the later of (a) the five-year anniversary of the Closing Date and (b) the two-year anniversary of the first date on which none of the Seller nor any of the Seller’s Affiliates holds any direct or indirect equity interests in the Company; except that the obligations provided for in Section 5.3(a) will survive forever with respect to any Confidential Information that is a Trade Secret.

5.4                               Non-Disparagement. Each Party shall not and shall use such Party’s commercially reasonable efforts to cause such Party’s Affiliates to not (whether directly or indirectly, whether separately or in concert with one or more other Persons, and whether in writing or orally) defame or disparage any Company Entity, any employee, officer, Director, or other key personnel of any Company Entity, or any products or services provided by any Company Entity; except that the restrictions set forth in this Section 5.4 will not prevent any Party from exercising (or from causing or permitting such Party’s Affiliates to exercise) any rights of such Party (or such Affiliate) under any Contract (including this Agreement), or to bring a Suit for such Party failing to receive performance of any such rights.

5.5                               Further Assurances. Each Party shall, without further consideration, prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents, and statements, and take such other actions as might be required by Law or reasonably necessary to effectively carry out the purposes hereof. Without limiting the generality of the immediately foregoing sentence, the Seller shall, and shall cause the Seller’s Affiliates to, cooperate with the Company Entities in connection with obtaining, making, filing, or providing (as applicable) any Consents that are disclosed and any Consents that are required to be disclosed in Schedule 3.4(a) or Schedule 3.4(b).

5.6                               Employee Benefits.

(a)                                 Following the Closing, each Employee as of the Closing who remains employed by a Company Entity (i) will be eligible to participate in the Pension Arrangements and other employee benefit plans of such Company Entity, pursuant to the terms of such Pension Arrangements or other employee benefit plans, and (ii) will be eligible to participate in the equity-based incentive compensation plans of the Parent in which employees of the Parent are generally eligible to participate, pursuant to the terms of such plans.

(b)                                 Nothing contained in this Section 5.6, expressed or implied, is intended to confer upon any Employee any right to employment or continued employment with any Company Entity for any period or any right to receive equity-based compensation. In addition, the provisions of this Agreement, in particular this Section 5.6, are solely for the benefit of the parties to this Agreement, and no current or former employee, director, or independent contractor, or any other individual associated therewith, will be regarded for any purpose as a third-party beneficiary of this Agreement, and nothing herein will be construed as an amendment to any employee benefit plan of the Parties or any Company Entity for any purpose. Nothing in this Section 5.6 is to be construed to limit any rights that Parent or the Company Entities might have under any plan or arrangement to amend, modify, terminate, or adjust any particular plan or arrangement.

5.7                               Belgium JV and B2S.  The Parties shall use their respective commercially reasonable efforts to consummate the transactions contemplated by the Belgium JV Binding Term Sheet. The Parties shall use their respective commercially reasonable efforts to cause a Company Subsidiary to purchase the equity of B2S Holding B.V. that is held by Amazing Holdings B.V. through the loan of funds by the Parent to such Company Subsidiary on commercially reasonable terms.

5.8                               Reorganization.

(a)                                 The Seller shall, and shall cause the Seller’s Affiliates to, use commercially reasonable efforts to obtain, make, file, or provide (as applicable) any

Consents that are disclosed and any Consents that are required to be disclosed in Schedule 3.4(a) or Schedule 3.4(b) in connection with the Reorganization.

(b)                                 Neither the failure by the Seller or any of the Seller’s Affiliates to obtain any such Consent nor any other facts or circumstances arising as a result of the Reorganization or the Reorganization Documents will give rise to a breach of this Agreement by Seller or any claim for indemnification hereunder by any Buyer Indemnified Party, and the Company shall bear any and all Losses with respect thereto. The immediately foregoing sentence will not apply with respect to any of the following: (i) claims made pursuant to Section 7.2(a)(iii) or (iv), (ii) claims made under Article 7 in respect of any Breach of any representation made in Section 3.32, and (iii) claims made under Article 7 in respect of any of the Seller’s obligations hereunder with respect to the Reorganization (other than the Seller’s obligations under Section 5.8(a)).

(c)                                  With respect to any Contract with respect to which any such Consent is not obtained, after the Closing and until such requisite Consent is obtained and the Contact is transferred, licensed, or assigned to a Company Entity, the Parties shall cooperate with each other, upon written request, in endeavoring to obtain for the Company Entities an arrangement to provide the Company Entities, and Seller shall use commercially reasonable efforts to provide to the Company Entities, substantially comparable benefits thereof and shall enforce, at the reasonable request of and for the account of the Company Entities, any rights of the Seller or such Affiliates arising thereunder against any Person.

5.9                               Amended and Restated Articles. The Parties shall cooperate to file the Amended and Restated Articles with the Trade Register of the Dutch Chamber of Commerce on the Closing Date.

5.10                        Certain Post-Closing Reorganization Actions.

(a)                                 The Parties shall cooperate to file the Amended and Restated Articles with the Trade Register of the Dutch Chamber of Commerce on the Closing Date.

(b)                                 To the extent not accomplished prior to the Closing, the Parties shall cooperate:

(i)                                     to cause the articles of association of ID&T Design, in the form attached as Exhibit Q, to be filed with the Trade Register of the Dutch Chamber of Commerce;

(ii)                                  to cause the articles of association of ID&T Management BV, in the form attached as Exhibit R, to be filed with the Trade Register of the Dutch Chamber of Commerce;

(iii)                               to cause the articles of association of ID&Q Licenties BV, in the form attached as Exhibit S, to be filed with the Trade Register of the Dutch Chamber of Commerce;

(iv)                              to cause the articles of association of Q-Dance Licenties BV, in the form attached as Exhibit T, to be filed with the Trade Register of the Dutch Chamber of Commerce, and

(v)                                 to cause the Company Entities to be managed as of the Closing Date as contemplated by the Reorganization Plan.

5.11                        References to “Company Entity”. For purposes of this Article 5, each reference to a Company Entity excludes ID&T Holding and any Entity that, after the Closing, is a Subsidiary of ID&T Holding.

5.12                        Negotiation of NAJV Agreement and License Agreement. Upon the Seller’s reasonable request prior to the Closing Cash Payment Due Date, (a) the Parties shall cause their respective Affiliates party to the NAJV Second Amended and Restated LLC Agreement to negotiate in good faith to prepare and execute an amended and restated limited liability company operating agreement of the NAJV that amends and restates the NAJV Second Amended and Restated LLC Agreement to reflect the terms of the NAJV JV Agreement (other than the NAJV JV Agreement Superseded Terms), to be implemented if the Seller provides the notice contemplated by Section 2.2(d), and (b) the Parties shall cause their respective Affiliates party to the License Agreement to negotiate in good faith to prepare and execute a new license agreement to reflect the terms of the NAJV JV Agreement (other than the NAJV JV Agreement Superseded Terms), to be implemented if the Seller provides the notice contemplated by Section 2.2(d).

ARTICLE 6
TAX MATTERS

6.1                               Tax Indemnification. From and after the Closing Date, the Seller shall indemnify and hold harmless the Company Entities (on an after-tax basis) against and in respect to 100% of any and all Losses that result from, arise out of, or relate to, directly or indirectly (a) Taxes (or the non-payment thereof), other than Income Taxes, of the Seller Entities or with respect to the assets of the Business, in each case for all taxable periods ending on or before the Closing Date, (b) Income Taxes (or the non-payment thereof) of the Seller Entities or with respect to the assets of the Business, in each case for all taxable periods ending on or before the Effective Date, (c) Straddle Period Taxes, (d) any and all Taxes of any Person imposed on a Seller Entity as a transferee or successor, or pursuant to the application of article 34 or 35 of the Dutch Collection Act 1990 (Invorderingswet 1990), pursuant to a contractual obligation, requirements of Law, or otherwise, and relating to the period prior to the Closing (e) any Taxes attributable to the sale, distribution, transfer or other disposition prior to the Closing of real or personal property held by the Seller Entities, and (f) 100% of the transfer, documentary, sales, use, stamp, registration, and other such Taxes, and any conveyance fees or recording charges incurred in connection with the Transactions (other than Dutch Real Estate Transfer Tax) (“Transfer Taxes” and, collectively with the Taxes described in the foregoing clauses (a) through (d), the “Pre-Closing Taxes”).  The foregoing indemnification shall not be subject to the limitations set forth in Article 7.  Notwithstanding anything in this Agreement to the contrary, “Pre-Closing Taxes” shall not include any Taxes incurred: (i) solely as a result of the Seller’s formation of the Company as a direct and wholly owned Subsidiary of the Seller; (ii) solely as a result of the contribution to the Seller by the shareholders of the Seller of all of the outstanding equity interests in ID&T

Merchandise B.V., a company organized under the laws of the Netherlands; or (iii) solely as a result of the Company’s acquisition of all of ID&T Holding’s assets (including equity interests indirectly owned by ID&T Holding) and liabilities (other than ID&T Holding’s 100% interest in ID&T International) pursuant to those steps of the Reorganization that are necessary to implement such acquisition, and the Seller shall have no indemnification obligation pursuant to this Agreement in respect of such Taxes. The Seller shall use (and shall cause ID&T Holding to use) commercially reasonable efforts to minimize any Tax liability to any of the Company Entities for Taxes attributable to the termination of the Dutch fiscal unity headed by ID&T Holding. The Seller will not be obligated to indemnify the Company Entities under Section 6.1 or 6.2 to the extent that any Tax for which the Seller would otherwise be required to indemnify the Company Entities has been included in a working capital adjustment to the Total Consideration or is otherwise already reflected as an adjustment to the Total Consideration.

6.2                               Certain Taxes and Fees. The Seller shall be responsible for and shall pay or cause to be paid when due any and all Transfer Taxes.  The Seller will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable requirements of Law, each other Party shall (and shall cause their Affiliates to) join in the execution of any such Tax Returns and other documentation.

6.3                               Cooperation on Tax Matters.

(a)                                 The Parties shall (and shall cause the Company Entities to) cooperate fully, as and to the extent reasonably requested by the Parent, the Company Entities, or the Seller, in connection with any Tax matters relating to the Company Entities (including by the provision of reasonably relevant records or information).

(b)                                 The Parties shall, upon request, use their respective commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as might be necessary to mitigate, reduce, or eliminate any Tax that could be imposed (including with respect to the Transactions).

6.4                               Tax Returns.

(a)                                 The Buyer shall control the Company’s preparation and filing of all Tax Returns of the Company Entities that are filed after the Closing Date. The Buyer shall permit the Seller to review and comment on each such Tax Return described in the immediately preceding sentence prior to filing.

(b)                                 Except to the extent required by Law or Governmental Authority, the Seller shall not amend (or cause or allow to be amended) any Seller Return in a manner that could materially impact a Buyer Party, any Buyer Return, or any Tax Return of the Company Entities without the prior written consent of the Buyer Parties, which consent the Buyer Parties shall not unreasonably withhold or delay.

6.5                               Tax Proceedings.

(a)                                 The Parties shall promptly notify each other in writing of the commencement of any audit, examination or other Action with respect to Taxes or Tax

Returns of any of the Company Entities or of any Tax that might become an obligation of any Company Entity or that might become subject to indemnification hereunder (“Tax Proceedings”).

(b)                                 The Buyer has the exclusive right to control any Tax Proceeding with respect to any of the Company Entities or with respect to any Tax that might become an obligation of any of the Company Entities; except that (i) the Buyer shall keep the Seller apprised of the status of any such Tax Proceeding and shall, to the extent permitted by Law and the applicable Governmental Authority and (ii) if such Tax Proceeding relates to any Tax that might become subject to indemnification hereunder, then the Seller shall have the exclusive right to control any such Tax Proceeding and shall afford the Buyer the opportunity to participate in any meetings with Governmental Authorities with respect thereto.

6.6                               References to “Company Entity”. For purposes of this Article 6, each reference to a Company Entity excludes ID&T Holding and any Entity that, immediately after the consummation of the Reorganization, was a Subsidiary of ID&T Holding.

ARTICLE 7
INDEMNIFICATION

7.1                               Survival.

(a)                                 Survival of Representations and Warranties. Subject to Section 7.1(c), each representation and warranty set forth in Articles 3 and 4, in any Disclosure Schedule, or in any certificate delivered pursuant hereto survives the Closing, but only until (and including) the date that is 18 months following the Closing Date; except that each Core Representation survives forever.

(b)                                 Survival of Obligations. Each obligation hereunder survives forever (unless such obligation specifies a term, in which case, subject to Section 7.1(c), such obligation survives with respect to any claim made with respect thereto for such specified term).

(c)                                  Claim Procedure. In order make a valid claim under this Article 7, an Indemnified Party must deliver a Claim Notice in accordance with this Article 7 no later than 5:00 p.m., New York time, of the last day of the survival period (if any) with respect to such representation, warranty, or obligation, respectively, and, if such a Claim Notice is given, then the survival period of each such representation, warranty, or obligation, respectively, that is the subject of such Claim Notice will thereby be extended and will continue until the claim with respect thereto becomes an Agreed Claim. An indemnification claim can be made under Section 7.2(a)(iii) at any time in accordance with the terms of this Article 7.

7.2                               Indemnification.

(a)                                 Subject to and in accordance with the provisions of this Article 7, the Seller shall indemnify, defend, and hold harmless each Buyer Party, each Buyer Party’s

Affiliates, and the respective equity holders, Representatives, successors, and assigns of each of the foregoing (each Buyer Party and each of the foregoing, a “Buyer Indemnified Party”), from and against any Losses suffered, incurred, or paid, directly or indirectly, by any Buyer Indemnified Party, that are caused by, result from, relate to, or arise out of:

(i)                                     any Breach of any representation or warranty contained in Article 3 or in any certificate delivered by the Seller pursuant hereto;

(ii)                                  any Breach by the Seller of any of the Seller’s obligations hereunder;

(iii)                               the implementation of any aspect of the Reorganization other than in accordance with the Reorganization Plan; or

(iv)                              any Specified Seller Indemnification Item.

(b)                                 Subject to and in accordance with the provisions of this Article 7, the Buyer Parties shall jointly and severally indemnify, defend, and hold harmless the Seller, the Seller’s Affiliates (excluding the Company and each Company Subsidiary), and the respective equity holders, Representatives, successors, and assigns of each of the foregoing (each of the Seller and each of the foregoing, a “Seller Indemnified Party”), from and against any Losses suffered, incurred, or paid, directly or indirectly, by any Seller Indemnified Party, that are caused by, result from, relate to or arise out of:

(i)                                     any Breach of any representation or warranty of contained in Article 4; or

(ii)                                  any Breach by any of the Buyer Parties of any of such Buyer Party’s obligations hereunder.

7.3                               Certain Limitations on Liability and Other Provisions.

(a)                                 Deductible.

(i)                                     The Seller is not obligated to indemnify, defend, or hold harmless any Buyer Indemnified Party pursuant to Section 7.2(a)(i) unless and until the aggregate of all Losses for which the Seller would (but for this sentence) be liable hereunder exceeds (on a cumulative basis) $200,000 (such amount, the “Deductible”), whereupon, subject to the other limitations of this Article 7, the Seller shall indemnify, defend, and hold harmless the Buyer Indemnified Parties for all Losses (without taking into account and in excess of the Deductible) sustained or incurred by the Buyer Indemnified Parties; except that the limitations in this Section 7.3(a)(i) do not apply to (x) any indemnification claims brought pursuant to Section 7.2(a)(i) to the extent relating to a Breach of any Core Representation or (y) any claims arising from or relating to fraud.

(ii)                                  The Buyer Parties are not obligated to indemnify, defend, or hold harmless any Seller Indemnified Party pursuant to Section 7.2(b)(i) unless and until the aggregate of all Losses for which the Buyer Parties would (but for this sentence) be liable hereunder exceeds (on a cumulative basis) the Deductible, whereupon, subject to the other limitations of this Article 7, the Buyer Parties shall jointly and severally indemnify, defend, and hold harmless the Seller Indemnified Parties for all Losses (without taking into account and in excess of the Deductible) sustained or incurred by the Seller Indemnified Parties; except that the limitations in this Section 7.3(a)(ii) do not apply to (x) any indemnification claims brought pursuant to Section 7.2(b)(i) to the extent relating to a Breach of any Core Representation or (y) any claims arising from or relating to fraud.

(b)                                 Cap.

(i)                                     In no event will the Buyer Indemnified Parties be entitled to indemnification hereunder for Losses in respect of indemnification claims under Section 7.2(a)(i) in excess of $25,625,000, in the aggregate; except that in no event will the Buyer Indemnified Parties be entitled to indemnification hereunder for Losses in respect of any indemnification claims under Section 7.2(a)(i) that claim an inaccuracy in any representation or warranty set forth in Article 3, other than Section 3.6 or 3.14, in excess of $15,375,000, in the aggregate. The limitations in the immediately prior sentence do not apply to (x) any indemnification claims brought pursuant to Section 7.2(b)(i) to the extent relating to a Breach of any Core Representation or (y) any claims arising from or relating to fraud.

(ii)                                  In no event will the Seller Indemnified Parties be entitled to indemnification hereunder for Losses in respect of indemnification claims under Section 7.2(b)(i) in excess of $15,375,000, in the aggregate. The limitation in the immediately prior sentence does not apply to (x) any indemnification claims brought pursuant to Section 7.2(b)(i) to the extent relating to a Breach of any Core Representation or (y) any claims arising from or relating to fraud.

(c)                                  In determining whether (x) there has been any Breach of any representation or warranty hereunder of any Party, (y) a Party has Breached any obligation hereunder, and (z) any Losses have been sustained or incurred, and in calculating the amount of such Losses, that are caused by, result from, relate to, arise out of, or are in the nature of any such Breach, the terms “material,” “Material Adverse Effect,” “Knowledge,” and words of similar import are to be disregarded and given no effect (for purposes of each of the foregoing clauses (x), (y) and (z)).

(d)                                 The rights and remedies provided under Section 7.2 are in no way to be limited by the fact that the act, omission, occurrence, or other state of facts upon which any claim under Section 7.2 is based might also be the subject matter of any other representation, warranty, or obligation as to which there is no misrepresentation, inaccuracy, or Breach.

(e)                                  No claim for indemnification hereunder made by a Buyer Indemnified Party or a Seller Indemnified Party in respect of a Loss pursuant to one or more paragraphs under Sections 7.2(a) or 7.2(b), respectively, will limit the ability of such (or another) Buyer Indemnified Party or Seller Indemnified Party to bring a claim hereunder in respect of such Loss pursuant to the same or one or more other paragraphs under Sections 7.2(a) or 7.2(b), respectively. For the avoidance of doubt, an Indemnified Party will be permitted to recover with respect to any particular Loss suffered by such Indemnified Party only one time as it is the Parties’ intent that once any particular Loss has been recovered by a particular Indemnified Party under one provision, such Loss no longer exists with respect to such Indemnified Party and, therefore, recovery by such particular Indemnified Party for such same Loss under another provision would constitute an unintended and prohibited “double” recovery.

(f)                                   Notwithstanding anything herein to the contrary, no Indemnitor will be liable under this Agreement for any Loss based upon or arising out of any inaccuracy in or breach of any of the representations or warranties in this Agreement if (i) in the case of a Buyer Indemnified Party, the Parent had Knowledge of such inaccuracy or breach prior to the date hereof or (ii) in the case of a Seller Indemnified Party, the Seller had Knowledge of such inaccuracy or breach prior to the date hereof.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such obligation, will not affect the right to indemnification or any other remedy based on such representation, warranty, or obligation.

7.4                               Direct Claims.

(a)                                 Except as otherwise provided herein, in order for an Indemnified Party to make a proper claim for indemnification hereunder, such Indemnified Party must, within the relevant limitation period provided for in Section 7.1(c) (if any), give to the Indemnitor a notice (any such notification, a “Direct Claim Notice”) describing in reasonable detail any claim for indemnification hereunder and the facts giving rise to such claim. The Indemnified Party shall include in such Claim Notice the amount or the method of computation of the amount of such claim (to the extent then known), and a reference to the provision or provisions hereof pursuant to which such claim is made, including, if applicable, the representation, warranty, or obligation with respect to which such claim is being made or other basis for such claim; except that the failure to specify such information in such Claim Notice will in no way limit the amount of Losses to which an Indemnified Party is entitled to indemnification hereunder in respect of such claim.

(b)                                 If, after receiving a Claim Notice, the Indemnitor objects to the indemnification of an Indemnified Party in respect of any claim specified therein (any such claim to which an Indemnitor objects, an “Objected Claim”), then, in order to validly object to any such Objected Claim, the Indemnitor must, within 15 days after receiving such Claim Notice, deliver to the Indemnified Party a written notice to such effect (specifying the Objected Claim and the basis for the Indemnitor’s objection to the Objected Claim), and the Indemnitor and the Indemnified Party shall, during the 30-day period beginning on the date of receipt by the Indemnified Party of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each such Objected Claim. If the Indemnified Party and the Indemnitor succeed in reaching agreement on their respective rights with respect to any of such Objected Claims, then the Indemnified Party and the Indemnitor shall promptly prepare and sign a memorandum setting forth such agreement (such memorandum, an “Agreed Claim Memorandum”). If the Indemnified Party and the Indemnitor are unable to agree as to any particular Objected Claim, then the Indemnified Party will thereby be permitted to submit such dispute to a court of competent jurisdiction (subject to Section 8.7). The party that receives a final judgment in such dispute will be indemnified and held harmless for all reasonable court costs, and attorneys’ and consultants’ fees or expenses, incurred by the other party.

(c)                                  Notwithstanding the foregoing provisions of this Section 7.4, this Section 7.4 does not apply with respect to a claim made by a Person that is not a Buyer Indemnified Party or a Seller Indemnified Party (any such Person, a “Third-Party Claimant”) against an Indemnified Party, which claims are governed by Section 7.5, and does not apply with respect to any claims to which Article 6 applies.

7.5                               Third-Party Claims.

(a)                                 If a Third-Party Claimant makes a claim against an Indemnified Party (a “Third-Party Claim”), then, except as otherwise provided herein, in order for an Indemnified Party to make a proper claim against an Indemnitor for indemnification with respect thereto in accordance with this Article 7, such Indemnified Party must promptly (after becoming aware thereof) notify such Indemnitor in writing (any such notification, a “Third-Party Notice”) of such Third-Party Claim, setting forth in reasonable detail such Third-Party Claim and the facts giving rise to such Third-Party Claim, and the basis for which such Indemnified Party seeks indemnification hereunder if such Third-Party Claim is successful (including references to the applicable representation, warranty, or obligation); except that any delay in providing a Third-Party Notice and any failure to specify such information will not affect such Indemnified Party’s rights with respect to indemnification hereunder unless, and then only to the extent that, such Indemnitor is materially prejudiced thereby.

(b)                                 An Indemnitor that receives a Third-Party Notice in accordance with Section 7.5(a) will have the right to defend the Indemnified Party that sent such Third-Party Notice against the Third-Party Claim with counsel of such Indemnitor’s choice, reasonably satisfactory to such Indemnified Party if (x) the Indemnitor notifies (such notice, a “Control Notice”) such Indemnified Party in writing within 30 days after such Indemnitor’s receipt of a Third-Party Notice that such Indemnitor will undertake the defense or settlement of such Third-Party Claim and, (y) the Indemnitor acknowledges in writing the Indemnitor’s indemnification obligation hereunder with respect to such Third-Party Claim and only for so long as (i) the Indemnitor provides such Indemnified Party with evidence reasonably acceptable to such Indemnified Party that the Indemnitor has the financial resources to defend against such Third-Party Claim (including any Losses caused by or in connection with such defense) and to fulfill its indemnification obligations hereunder with respect thereto and (ii) the Indemnitor conducts the defense or settlement of the Third-Party Claim actively and diligently at the Indemnitor’s own cost and expense; except that, unless the Indemnified Party otherwise consents in writing, the Indemnitor will not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (1) such Third-Party Claim is reasonably likely to give rise to Losses that are more than twice the amount indemnifiable by such Indemnitor pursuant to this Article 7; (2) the claim for indemnification relates to or arises in connection with any criminal proceeding, regulatory, civil enforcement, or similar claim, or any proceeding by a self-regulated organization against the Indemnified Party or any of the Indemnified Party’s Affiliates; (3) the claim for indemnification seeks an injunction or equitable relief against the Indemnified Party; (4) the Indemnified Party has been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnitor, and in the reasonable opinion of the Indemnified Party, counsel for the Indemnitor could not adequately represent the Indemnified Party’s interests because they conflict with those of the Indemnified Party; (5) the Indemnified Party reasonably believes that an adverse determination with respect to the Third-Party Claim giving rise to such claim for indemnification would materially and adversely affect any material matter beyond the scope of the indemnification obligation of the Indemnitor; or (6) the Indemnitor failed or is failing to vigorously prosecute or defend such claim for indemnification; except that in any such case, the Indemnitor will be permitted to retain its own counsel (with the fees and expenses of such counsel to be paid by the Indemnitor) and participate in the defense of such Third-Party Claim.

(c)                                  So long as the conditions in Section 7.5(b) are satisfied and remain satisfied, then (i) such Indemnitor is permitted, at such Indemnitor’s sole expense, to conduct the defense or settlement of such Third-Party Claim in accordance with Section 7.5(b), (ii) such Indemnified Party shall cooperate fully, at such Indemnitor’s request and sole expense, with such Indemnitor in connection therewith, and (iii) such Indemnified Party is permitted to participate in such defense or settlement through counsel chosen by such Indemnified Party and paid at such Indemnified Party’s own expense. If, with respect to a Third-Party Claim, (x) the Indemnitor does not provide a Control Notice in accordance with Section 7.5(b), (y) the Indemnitor notifies the Indemnified Party that the Indemnitor has elected not to undertake the settlement or defense thereof, or (z) the conditions in Section 7.5(b) are not satisfied or become unsatisfied, then (in each case) the Indemnified Party will have the right to undertake the settlement or defense of such Third-Party Claim, but will not be deemed to have thereby waived any right to indemnity from such Indemnitor therefor. The Person handling such defense or settlement shall pursue such defense or settlement with the customary care that a reasonably prudent Person would exercise under the circumstances.

(d)                                 If the Indemnitor conducts the defense or settlement of a Third-Party Claim, then such Indemnitor shall not pay or enter into any settlement of such Third-Party Claim or consent to the entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnified Party (which consent the Indemnified Party shall not unreasonably withhold, condition, or delay). Notwithstanding the immediately foregoing sentence, the Indemnitor shall not consent to the entry of any judgment with respect to any Third-Party Claim or enter into any settlement that in either case either imposes an injunction or other equitable relief upon the Indemnified Party or does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto.  If the Indemnified Party conducts the defense or settlement of a Third-Party Claim, then such Indemnified Party shall not pay or enter into any settlement of such Third-Party Claim or consent to the entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnitor (which consent the Indemnitor shall not unreasonably withhold, condition, or delay).

7.6                               Payment.

(a)                                 Claims for Losses specified in any Claim Notice to which an Indemnitor does not object in accordance with Section 7.4(b), claims for Losses covered by an Agreed Claim Memorandum, claims for Losses the validity and amount of which have been the subject of a final judicial determination as described in Section 7.4(b), and claims for Losses the validity and amount of which have been Finally Determined are, collectively, “Agreed Claims.”

(b)                                 Subject to Section 7.6(c), no later than on the date that is 10 days after the date on which there has been a determination of the amount of any Agreed Claims, the Indemnitor shall pay to the Indemnified Party an amount equal to such Agreed Claims by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnitor not less than two Business Days prior to such payment.

(c)                                  If the Indemnitor is the Seller with respect to an Agreed Claim, then the following number of SFX Shares will deemed to be hereby cancelled (rounded down to the nearest SFX Share), to the extent that such SFX Shares are outstanding at such time: (i) the amount of Losses that are subject to indemnification with respect to such Agreed Claim, as Finally Determined, divided by (ii) $10 (as adjusted for any stock splits, dividends or similar items). If the Seller holds less than all SFX Shares that are to be cancelled pursuant to this Section 7.6(c), then, to the extent of such deficit, the Seller shall designate which of such SFX Shares, as held by Persons other than the Seller (other than (x) the Parent or any of the Parent’s Affiliates, (y) a Person to which such SFX Shares have been transferred in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) a Person that is a Seller Third Party), are to be cancelled. The Parties shall take such action as is necessary to evidence the cancellation of SFX Shares (if any) pursuant to this Section 7.6(c). Without limiting the generality of the immediately foregoing sentence, the Seller shall return to the Parent any share certificates evidencing SFX Shares that have been cancelled pursuant to this Section 7.6(c), and, if any SFX Shares represented by such returned share certificates have not been so cancelled, then the Parent shall provide the Seller a new certificate with respect to the SFX Shares that have not been so cancelled. The cancellation of SFX Shares pursuant to the immediately foregoing sentence will operate to reduce the amount of Losses for which the Seller is obligated hereunder to indemnify the applicable Buyer

Indemnified Party pursuant to the applicable Agreed Claim and the Seller will be obligated to satisfy such indemnification obligation in accordance with Section 7.6(b) with respect to the remainder of Losses (if any) that have not been so satisfied pursuant to this Section 7.6(c). For the avoidance of doubt, nothing herein will limit the right of the Seller to sell or otherwise transfer the SFX Shares in accordance with the terms of the SFX Stockholder Agreement and any lock-up agreement entered into by the Seller in connection with a SFX Qualified IPO (as defined in the SFX Stockholder Agreement), it being understood that any SFX Shares that have been transferred (other than (x) to the Parent or any of the Parent’s Affiliates, (y)  in accordance with Articles 3 through 7 (inclusive) of the SFX Stockholder Agreement, or (z) to a Seller Third Party) will remain subject to cancellation pursuant to this Section 7.6(c) and that, as a condition to being so transferred, the transferee with respect to such SFX Shares must acknowledge (for the benefit of the Parent) that such SFX Shares remain subject to cancellation pursuant to this Section 7.6(c), and must agree (for the benefit of the Parent) to take such actions as are necessary to implement the cancellation of such SFX Shares pursuant to this Section 7.6(c).  For avoidance of doubt, any SFX Shares sold, assigned, or transferred to a Seller Third Party in accordance with the SFX Stockholder Agreement will not be subject to cancellation pursuant to this Section 7.6(c).

7.7                               Indemnified Parties. Each of the Seller and each Buyer Party is entitled to bring an indemnification claim hereunder on behalf of any Seller Indemnified Party or any Buyer Indemnified Party, respectively, incurring or sustaining a Loss that is subject to indemnification hereunder.

7.8                               Exclusive Remedy. Subject to the next sentence, and except (x) as provided in Article 6 and Sections 2.2(e)(ii)(E), 2.2(e)(iii)(B), 8.5 and 8.14 and (y) for claims brought because of a breach of Section 2.5 or 2.6, the Parties acknowledge that the indemnification provided for in this Article 7 is the sole and exclusive monetary remedy with respect to any claims (other than claims arising from fraud, criminal activity, willful misconduct, or intentional misrepresentation) for any Breach of any representation, warranty, or obligation herein or otherwise arising out of the subject matter hereof. Nothing contained in this Section 7.8 will operate to limit an Indemnitor’s or an Indemnified Party’s right (although it will not have any obligation) to pursue recovery under such Indemnitor’s or Indemnified Party’s own insurance policies. Notwithstanding anything to the contrary herein, no indemnification right or other remedy available to any Party (or other Liability that any Party is required to bear), whether hereunder (including Article 6) or otherwise, will limit the extent to which such Indemnified Party is otherwise entitled to indemnification under this Article 7.

7.9                               Third-Party Beneficiary Status. Each Indemnified Party that is not a Party is hereby made a third-party beneficiary of the rights under this Article 7 (subject to the procedures, conditions, and obligations of this Article 7) as if such Indemnified Party were an original signatory hereto for such purposes.

ARTICLE 8
MISCELLANEOUS

8.1                               Notices.

(a)                                 To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval, or other communication (any of the foregoing, a “Notice”) that is given pursuant hereto:

(i)                                     must be in writing and will be deemed given only as follows: (1) on the date established by the sender as having been delivered personally; (2) on the date delivered to the recipient Party by a private, internationally recognized, overnight courier as established by the sender by evidence obtained from the courier; (3) if sent by facsimile to the recipient Party, then upon confirmation of transmission thereof and (A) if such transmission is received during normal business hours of the recipient, then on the date of such transmission as indicated in such confirmation, and (B) if such transmission is not received during normal business hours of the recipient, then on the next Business Day after the date of such transmission as indicated in such confirmation; (4) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid or (5) if delivered by email of a Notice in portable document format (.pdf), or other email attachment format, as an attachment to an email addressed to a recipient Party, then at the time at which the confirmation of receipt is generated by the recipient Party opening the email message (and creating a record of receipt of the transmission) or receipt of such email message is otherwise acknowledged by the recipient Party; and

(ii)                                  if sent to any Buyer Party, then to the following address, facsimile, or email, as applicable:

SFX Entertainment, Inc.

430 Park Avenue

New York, NY 10022

Attn: Howard Tytel, Esq.

Facsimile: (646) 561-6700

Email: htytel@reedsmith.com

with a required copy (the delivery of which will not constitute notice to such Buyer Party) to:

Reed Smith LLP

599 Lexington Avenue

New York, NY 10022

Attn: Aron Izower, Esq.

Facsimile: (212) 521-5450

Email: aizower@reedsmith.com

If to the Seller, then to the following address, facsimile, or email as applicable:

One of Us Holding B.V.

De Entree 300

1101 EE AMSTERDAM

Attention:  Chris van Overbeeke

Facsimile: +31 (0)20 - 851 06 99

Email: chriso@id-t.com

with a required copy (the delivery of which will not constitute notice to the Seller) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020-1104

Attention: Jonathan Klein

Facsimile: 212.884.8502

Email: jonathan.klein@dlapiper.com

(b)                                 Notwithstanding the foregoing contact information set forth in Section 8.1(a), a Party is permitted to validly deliver a Notice pursuant hereto to such other address, facsimile, or email or to the attention of such Person or Persons as the recipient Party has specified by prior Notice (in accordance with Section 8.1) to the sending Party (or, in the case of counsel, to such other readily, ascertainable business address as such counsel might hereafter maintain). If more than one method for sending Notice as set forth in Section 8.1(a) is used, then the earliest notice date established as set forth in Section 8.1(a) will control for purposes of determining when such Notice is deemed to have been given.

8.2                               Expenses. Except as otherwise expressly provided herein and except to the extent accounted for in Section 2.4, each Party will be responsible for bearing the Transaction Expenses that such Party incurs (and the Seller will be responsible for bearing the Company’s expenses); except that (a) the Parent shall pay the cost of preparing the US Audit and any GAAP reconciliation of the Seller’s historical financial statements (to that the Parent requested such reconciliation), (b) the Seller shall pay the cost of preparing the Seller’s audited financial statements in accordance with Dutch GAAP, and (c) the Company will bear all reasonable expenses that are incurred by the Seller Entities after the Parties agree upon the structure of the Reorganization and that are associated with implementing the Reorganization (and with respect to any other expenses relating to the Reorganization, the Seller and the Buyer Parties shall bear their respective expenses).

8.3                               Amendments; Waivers.

(a)                                 This Agreement can be amended if, and only if, such amendment is in writing and is signed by each Party.

(b)                                 No waiver by any Party of such Party’s rights, powers, or privileges hereunder will be binding against any other Party. No such waiver by a Party will be enforceable against such Party unless such waiver was given in a written instrument signed by such Party. The waiver by any Party of any of such Party’s rights, powers, or privileges hereunder arising because of any claimed breach, default, or misrepresentation under or with respect to a provision hereof, whether intentional or not, will not thereby extend (and will not be deemed to thereby extend) to any prior separate or subsequent breach, default, or misrepresentation, respectively, by such Party or by another Party and will not affect in any way any rights, powers, or privileges arising by virtue of any such prior separate or subsequent occurrence. No failure or delay by any Party in exercising any of such Party’s rights, powers, or privileges hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege hereunder or otherwise.

(c)                                  Emails, including emails that bear an electronic “signature block” identifying the sender, do not constitute signed writings for purposes of this Section 8.3.

8.4                               Assignment. Each Party shall not, and shall not purport to, assign any of such Party’s rights hereunder, delegate any of such Party’s obligations hereunder, or delegate such Party’s performance in satisfaction of any conditions to any obligations of any other Party hereunder (and shall not enter into any Contract that requires any such assignment or delegation) without the prior written consent of each other Party, and any such purported assignment or delegation without obtaining such written consent will be void; except that, prior to the Closing, the Parent is permitted to assign any of the Parent’s rights hereunder, delegate any of the Parent’s obligations hereunder, or delegate the Parent’s performance in satisfaction of any conditions to any obligations of the Seller to the Buyer without obtaining the prior written consent of the Seller (except that any such delegation of any obligation will not operate to relieve the Parent of such obligation).

8.5                               Arbitration.

(a)                                 If any dispute arises between or among any of the Parties (the “Disputing Parties”) under this Agreement, then the Disputing Parties shall attempt to resolve such dispute through direct negotiation with each other. If such dispute (“Dispute”) is not resolved within 20 days after a demand for direct negotiation, then any Disputing Party is permitted to then submit such Dispute to JAMS for resolution pursuant to binding arbitration (“Binding Arbitration”) in accordance with the then existing rules of JAMS, as supplemented by the further requirements of this Section 8.5. Such arbitration is to be conducted by three arbitrators (each, an “Arbitrator”), one designated by each Disputing Party and the third designated by the first two appointed Arbitrators, in each case who agree to comply with the terms and procedures of this Section 8.5. If, within 10 days after such Dispute is submitted to Binding Arbitration, a Disputing Party has not designated an Arbitrator, then the other Disputing Party is permitted to so designate such Arbitrator.

(b)                                 Within 20 days after submitting a Dispute to Binding Arbitration, each Disputing Party shall provide the other Disputing Party and the Arbitrators with a statement explaining the specific facts such first Disputing Party contends support such first Disputing Party’s claims or basis in such Dispute, including acts or omissions by the other Disputing Party that such first Disputing Party believes constitute a Breach of this Agreement, all of the terms and provisions of this Agreement that such first Disputing Party believes have been Breached, the names and addresses of each Person that such first Disputing Party believes has knowledge supporting such Disputing Party’s claim, and a concise statement of damages, including the means by which the claimed damages were calculated and the facts upon which the calculations were based. Each Disputing Party shall provide the other Disputing Party and the Arbitrators with such statement and a copy of all documents in such first Disputing Party’s possession or control that such first Disputing Party contends support such first Disputing Party’s claim. The requirements of this Section 8.5 are intended to supplement, and therefore are in addition to, the Rules and procedural requirements of JAMS. In particular, the exchanges of documents and information required by such paragraphs are to be in addition to any discovery that is permitted under the rules of JAMS or that the Arbitrators might otherwise authorize in the arbitration.

(c)                                  The Arbitrators are to be required to render a reasoned written opinion in support of their final decision, setting forth findings of fact, legal analysis, and, subject to the limitations set forth herein, the award. The decision rendered by the Arbitrators will be final and binding upon the Parties. Judgment upon the decision and any award made by the Arbitrators is permitted to be entered in any court of competent jurisdiction. The non-prevailing Disputing Party in any Binding Arbitration (as determined by the Arbitrators) shall pay the reasonable fees and expenses (including reasonable attorneys’ fees and costs) of the prevailing Disputing Party. The Disputing Parties will otherwise be responsible for their own expenses in connection with such Binding Arbitration.

(d)                                 To the extent permitted by applicable Law, the Parties shall keep the arbitration proceeding confidential and the arbitration panel must issue appropriate protective orders to safeguard such confidentiality. The Parties agree to keep confidential any documents exchanged between them pursuant to the arbitration and the content of any testimony or written documents submitted pursuant to the arbitration. Each Party shall not make (or instruct the arbitration panel to make) any public announcement with respect to the proceedings or decision of the arbitration panel without prior written consent of each other Party. The Parties and the arbitration panel shall keep the existence of any Dispute submitted to arbitration and the award in confidence, except as required in connection with the enforcement of such award or as otherwise required by applicable Law.

(e)                                  Any arbitration proceedings described in this Section 8.5 are to be conducted in the English language and are to take place in the Borough of Manhattan, the City of New York.

(f)                                   The Parties acknowledge that the procedures set forth in this Section 8.5 are the exclusive means by which any Dispute can be resolved. Notwithstanding the immediately foregoing sentence, neither the existence of a Dispute, the pending settlement of a Dispute, nor the resolution procedures set forth in this Section 8.5 will operate to limit or relieve any Party from such Party’s ongoing duties and obligations hereunder or limit or extinguish any right that any Party might otherwise have hereunder

(including Article 7 and the procedures thereunder, Section 2.5 and the procedures thereunder, Section 2.6 and the procedures thereunder, and Section 8.14), in law or in equity. Neither the existence of a Dispute nor the pendency of resolution of a Dispute will operate to terminate this Agreement.

8.6                               Governing Law. This Agreement is governed by, and is to be interpreted and enforced in accordance with, the internal Laws of the State of New York applicable to contracts entered into and performed entirely within the State of New York (pursuant to Section 5-1401 of the New York General Obligations Law), without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York. The Parties acknowledge that (a) this Agreement was negotiated by or on behalf of the Parties, in whole or in part, in the State of New York, (b) the Parties are delivering this Agreement in the State of New York, and (c) the State of New York has a substantial relationship to Parties and to the Transactions.

8.7                               Consent to Jurisdiction and Venue. Subject to Section 8.5, each Party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of, and venue in, any state or federal court located within the City of New York in the State of New York (any such court, a “Permitted Court”) for the purposes of any Suit arising out of this Agreement or any of the Transactions, and in each case the appropriate appellate courts therefrom, and each Party shall not commence any such Suit in a court other than any Permitted Court. Service of any process, summons, notice, or document by personal delivery or by U.S. registered mail to a Party’s address set forth in Section 8.1 (or such other address if changed in accordance with Section 8.1) will be effective service of process for any such Suit. Each Party (a) hereby irrevocably and unconditionally waives any objection to the laying of venue of any Suit arising out of this Agreement or any Transaction in any Permitted Court, and (b) hereby irrevocably and unconditionally waives any objection that such Party might now or in the future have, and shall not plead or claim, that any such Suit brought in any Permitted Court has been brought in an inconvenient forum. A judgment in any Suit is permitted to be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. A Party’s submission to jurisdiction and venue set forth in this Section 8.7 does not constitute a general submission by such Party to service of process in the City of New York or the State of New York for any purpose other than as provided in this Section 8.7 and does not confer, and will not be deemed to confer, rights on any Person other than the Parties.

8.8                               Counterparts. Each Party is permitted to execute this Agreement in multiple counterparts, each of which will be deemed an original and all of which taken together will constitute one and the same instrument. Each Party is permitted to deliver this Agreement to the other Parties by means of delivery of one or more counterpart signature pages via facsimile or as an attachment in portable document format (.pdf) or other email attachment format to an email addressed to the recipient Party. Any photographic copy, photocopy, or similar reproduction of this Agreement, any electronic file of this Agreement in portable document format (.pdf) (or other email attachment format), or any copy of this Agreement delivered by facsimile, in each case with all signatures reproduced on one or more sets of signature pages, will be considered as if it were manually executed.

8.9                               No Third-Party Beneficiaries. Except as provided in Section 7.9, provision hereof is intended to confer, no provision hereof will confer, and no provision hereof will be deemed to confer benefits, rights, or remedies upon any Person other than upon the Parties, their respective successors, and their respective permitted assigns.

8.10                        Entire Agreement. This Agreement, the Ancillary Documents, the Existing NAJV LLC Agreement Surviving Terms, and the NAJV JV Agreement Surviving Terms (a) are a final, complete, and exclusive statement of the agreement and understanding of the Parties with respect of the subject matter hereof and the Transactions, (b) collectively constitute the entire agreement of the Parties with respect to the subject matter hereof and the Transactions contemplated hereby, and (c) except with respect to the Existing NAJV LLC Agreement Surviving Terms and the NAJV JV Agreement Surviving Terms, supersede, merge, and integrate herein any prior and contemporaneous negotiations, discussions, representations, understandings, and agreements between any of the Parties (including the Option Agreement (including the Side Letter) and the Pre-existing Confidentiality Agreements), whether oral or written, with respect to the subject matter hereof and the Transactions; except that, upon the occurrence of the Closing, the Existing NAJV LLC Agreement Surviving Terms and the NAJV JV Agreement Surviving Terms will be deemed thereby superseded and will thereafter no longer apply.

8.11                        Captions. Titles, captions, and headings included herein are for convenience of reference only and are not to affect the meaning, construction, or interpretation hereof or of any provision hereof.

8.12                        Severability. If any portion or provision hereof is to any extent determined to be illegal, invalid, or unenforceable by a court of competent jurisdiction, then the remainder hereof, and the application of such portion or provision in circumstances other than those as to which it is so determined to be illegal, invalid, or unenforceable, as applicable, will not be affected thereby. Without limiting the generality of the immediately foregoing sentence, if any portion or provision hereof is determined by any court of competent jurisdiction to be unenforceable by reason of excessive scope as to geographic, temporal, or functional coverage, then such provision will be deemed to extend only over the maximum geographic, temporal, and functional scope as to which such court determines it is permitted to be enforceable.

8.13                        Interpretation; Construction.

(a)                                 Except as otherwise expressly provided herein: (i) in instances in which a word or phrase is defined herein, each of the other grammatical forms of such word or phrase, respectively, has a correlative meaning; (ii) the terms “hereof,” “herein,” “hereunder,” “hereby,” “hereto,” “herewith,” and words of import similar to any of the foregoing are to be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iii) a reference herein to an “Article,” “Section,” “paragraph,” “Exhibit,” “Schedule,” preamble, or recital is a reference to an article, section, paragraph, exhibit, schedule, preamble, or recital, respectively, of or to this Agreement; (iv) the words “include,” “includes,” and “including” as used herein are deemed to be followed by the words “without limitation” and the canon of construction ejusdem generis is not to be applied with respect to the construction thereof; (v) the term “Dollars” and the symbol “$” mean United States dollars; and (vi) all accounting terms used herein and not defined herein have the respective meanings given to them under GAAP.

(b)                                 Unless otherwise expressly provided herein: (i) any reference to a Contract (including this Agreement) and all other contractual instruments is a reference to such Contract or instrument (including all exhibits, schedules, annexes, indices, appendices, and other attachments thereto) as the same might be amended or otherwise modified in accordance with the terms thereof; except that the rule of construction set forth in this clause (i) does not apply to Contracts that are listed or that are required to be listed in any Disclosure Schedule; and (ii) any reference to a Law is a reference to all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Law.

(c)                                  If a Person has an obligation hereunder to not permit or to not cause an Entity from taking a specified action, then: (i) to the extent that such Person is capable of exercising control of such Entity with respect to such specified action or with respect to the actions of such Entity generally, such Person is deemed to have a concurrent obligation to cause such Entity to cease taking such specified action (if applicable) and to refrain from taking such specified action; and (ii) to the extent that such Person is not capable of exercising control of such Entity with respect to such specified action, such Person is deemed to have an obligation not to vote or consent to an action that is inconsistent with such obligation (as if such Person were capable of exercising control of such Entity with respect to such specified action). If a Person has an obligation hereunder to cause an Entity to take a specified action, then, to the extent that such Person is not capable of exercising control of such Entity with respect to such specified action, such Person is deemed to have an obligation not to vote or consent to an action that is inconsistent with such obligation (as if such Person were capable of exercising control of such Entity with respect to such specified action).

(d)                                 The term “control,” as used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting Securities, by Contract, or otherwise.

(e)                                  Except as otherwise provided herein, if a Party is expressly or impliedly entitled to exercise discretion hereunder or any rights hereunder, then such Party is permitted to exercise such discretion and rights in such Party’s sole discretion, without considering the interests of any other Person.

(f)                                   The Parties have participated jointly in the negotiation and drafting hereof, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship hereof is not to affect the construction and interpretation hereof.

(g)                                  Each Party acknowledges that the recitals are included for informational purposes and do not constitute part of the agreement between the Parties (other than with respect to setting forth certain definitions). Without limiting the generality of the immediately foregoing sentence, the inclusion of the recitals do not constitute representations or acknowledgments by any Party that any of the circumstances described in the recitals exists, existed, or will exist or that any of the events in the recitals has occurred or will occur. The foregoing sentences set forth in this Section 8.13(g) will not limit or modify any representation or acknowledgment that any Party is making hereunder.

(h)                                 With respect to each Contract to which any Company Entity is a party (or by which any assets of any Company Entity are bound) for which payments are not or are not required to be paid in Dollars, such payments or required payments are to be calculated in a manner consistent with GAAP. For purposes of determining the applicability of the Dollar thresholds set forth in Section 7.3, the amount of Losses incurred other than in Dollars are to be calculated in a manner consistent with the manner in which such Losses would be recorded on the consolidated balance sheet of the Indemnified Party with respect to such Loss if prepared in accordance with GAAP, consistent with past practices.

8.14                        Equitable Relief. Each Party acknowledges that the rights of each other Party hereunder and with respect hereto are special, unique, and of extraordinary character and that, if a Party breaches or threatens to breach any of such Party’s obligations hereunder, then each other Party (a) might experience irreparable harm as a result thereof and might be without an adequate remedy at law with respect thereto and (b) is permitted (except to the extent the satisfaction of such obligation has been waived by such non-breaching Party in accordance with the terms hereof), in addition to any remedies for damages or other relief, to institute and prosecute an action in any court of competent jurisdiction (subject to Sections 8.5 and 8.7) for equitable relief (including specific performance, a temporary restraining order, and an injunction), without the requirement to post a bond.

8.15                        Business Days. If any date by which an action is to be taken, or by which a notice is to be provided, hereunder falls on a date that is not a Business Day, then such date will be deemed to refer to the first Business Day after such date.

8.16                        Access to Counsel. Each Party acknowledges that such Party has had an adequate opportunity to consult with and to engage such Party’s own legal counsel in connection with the drafting, negotiation, execution, and delivery of the Transaction Documents, discussions regarding the Transaction Documents and the Transactions, and otherwise with respect to the Transactions.

8.17                        Relationship. Nothing herein creates or implies (and will not create or imply): (a) a partnership, joint venture, or other commercial relationship between the Parties; (b) the authority for any Party to act as the agent or representative of any other Party; (c) an agreement or commitment by any Party to sell, license, purchase, acquire, develop, or use the products or services of any other Party; or (d) an encouragement to any Party to expend funds or other resources in the development of products or services.

8.18                        Waiver of Jury Trial. To the extent permitted by Law, each Party irrevocably and unconditionally waives any right that such Party might have to a trial by jury in any Suit arising out of or relating to this Agreement or the Transactions. Each Party acknowledges that: (a) such

Party has considered the implications of the waiver in this Section 8.18; (b) such Party will continue to rely upon the waiver in this Section 8.18 in such Party’s future dealings arising out of or relating to this Agreement and the Transactions; and (c) this provision is a material inducement for such Party to enter into this Agreement and to consummate the Transactions.

8.19                        Disclosure Schedules. The disclosure of any fact or item in a particular section of the Disclosure Schedules will be deemed to be disclosed in another section of the Disclosure Schedule only if the relevance of such disclosure in such other section of the Disclosure Schedule is reasonably apparent on its face. The inclusion of an item in a Disclosure Schedules will not be deemed an admission by the disclosing party that such item is material or represents a material fact, event, or circumstance, would or is likely to result in a Material Adverse Effect, exceeds specified monetary thresholds or creates a measure for, or further defines the meaning of, materiality or Material Adverse Effect and their correlative terms for purposes of this Agreement. No disclosure in any section of a Disclosure Schedules relating to a possible breach or violation of any contract or Law is to be construed as an indication that a breach or violation exists or has actually occurred.

8.20                        No Other Representations or Warranties.

(a)                                 Except for the representations and warranties contained in Article 3 and in the Seller Disclosure Schedule, the Seller is not making any representations or warranties in connection with this Agreement or the Transactions and expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value, or quality of the Business or any assets comprising the Business, and the Seller specifically disclaims any representation or warranty of merchantability, usage, suitability of fitness for any particular purpose with respect to the assets of any Company Entity, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent.

(b)                                 Except for the representations and warranties contained in Article 4 and in the Parent Disclosure Schedule, the Parent is not making any representations or warranties in connection with this Agreement or the Transactions and the Parent expressly disclaims any representations or warranties of any kind or nature, express or implied, as to the condition, value, or quality of the business of the Parent or any assets comprising such business, and the Parent specifically disclaims any representation or warranty of merchantability, usage, suitability of fitness for any particular purpose with respect to the assets of the Parent, or any part thereof, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent.

[Signature page follows]

The Parties are signing this Agreement as of the date first set forth above.

SFX ENTERTAINMENT, INC.

By:	/s/ Sheldon Finkel
Name: Sheldon Finkel
Title: Vice Chairman

ONE OF US HOLDING B.V.

By:	/s/ D.C.P. Stutterheim
Name: D.C.P. Stutterheim
Title: Director

By:	/s/ W.W. Tavecchio
Name: W.W. Tavecchio
Title:

Signature Page to Stock Purchase Agreement